Exhibit 10.1

AMENDMENT NO. 12 TO CREDIT AGREEMENT AND WAIVER

This AMENDMENT NO. 12 TO CREDIT AGREEMENT AND WAIVER (this “Amendment”), dated as of April 9, 2021, is entered into by and among EBIX, INC., a Delaware corporation (the “Borrower”), certain subsidiaries of the Borrower party hereto as guarantors (the “Guarantors” and collectively with the Borrower, the “Credit Parties”) under the Credit Agreement (defined below), each Lender under the Credit Agreement that is a party hereto and REGIONS BANK, as administrative agent (in such capacity, the “Administrative Agent”) and collateral agent (in such capacity, the “Collateral Agent”).

RECITALS

WHEREAS, the Borrower, the Guarantors, the Administrative Agent, the Collateral Agent and certain banks and other financial institutions party thereto as lenders (the “Lenders”) are parties to that certain Credit Agreement, dated as of August 5, 2014 (as amended hereby, as amended by that certain Amendment No. 1 to Credit Agreement and Waiver dated as of February 3, 2015, as further amended by that certain Amendment No. 2 to Credit Agreement dated as of June 17, 2016, as further amended by that certain Amendment No. 3 to Credit Agreement and Waiver dated as of October 19, 2017, as further amended by that certain Amendment No. 4 to Credit Agreement and Waiver dated as of November 3, 2017, as further amended by that certain Amendment No. 5 to Credit Agreement (Incremental Increase) dated as of November 3, 2017, as further amended by that certain Amendment No. 6 to Credit Agreement dated as of February 21, 2018, as further amended by that certain Amendment No. 7 to Credit Agreement dated as of April 9, 2018, as further amended by that certain Amendment No. 8 to Credit Agreement (Including Incremental Increase) dated as of November 27, 2018, as further amended by that certain Amendment No. 9 to Credit Agreement dated as of September 27, 2019, as further amended by that certain Amendment No. 10 to Credit Agreement dated as of May 7, 2020, as further amended by that certain Amendment No. 11 to Credit Agreement and Waiver dated as of March 31, 2021, and as further amended, restated, extended, supplemented or otherwise modified from time to time, the “Credit Agreement”, and the Credit Agreement as in effect immediately prior to giving effect to this Amendment being referred to as the “Existing Credit Agreement”), pursuant to which the Lenders have extended a revolving credit facility and term loan facility to the Borrower; and

WHEREAS, the Borrower has requested that (a) the Existing Credit Agreement be amended as set forth below and (b) the Potential Events of Default (defined below) be waived as set forth below, in each case in a manner permitted by, and consistent with, Section 11.4 of the Existing Credit Agreement;

NOW, THEREFORE, for valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.    Defined Terms. Unless otherwise defined herein, capitalized terms used herein shall have the meanings, if any, assigned to such terms in the Existing Credit Agreement. The following terms used herein shall have the following meanings:

“Amendment No. 12 Advisor” means Alvarez & Marsal, as financial advisor retained by McGuireWoods LLP, on behalf of the Lenders, in connection with this Amendment and the other matters specified in the Amendment No. 12 Advisor Engagement Letter.

“Amendment No. 12 Advisor Engagement Letter” means that certain engagement letter, dated on or about the date hereof, engaging the Amendment No. 12 Advisor by McGuireWoods LLP, on behalf of the Lenders, in connection with this Amendment for the scope of financial advisory services described therein (it being understood and agreed that (i) the scope of such engagement shall be as mutually agreed between the parties to such engagement letter and the Borrower and (ii) the other terms of such engagement letter shall be reasonably acceptable to the Borrower).

“Amendment No. 12 Advisor Report” means the final report with respect to the Fiscal Year ended December 31, 2020 and certain matters that occurred in (or were first identified in the financial reporting of the Borrower with respect to) such Fiscal Year, from the Amendment No. 12 Advisor to the Lenders arising from the engagement of the Amendment No. 12 Advisor pursuant to the Amendment No. 12 Advisor Engagement Letter.

“Material Circumstance” means any event, circumstance or condition with respect to the Borrower and its Subsidiaries that occurred in (or was first identified in the financial reporting of the Borrower with respect to) the Fiscal Year ended December 31, 2020, and that would or would reasonably be expected to (a) have a material adverse effect on the business, financial condition (taking into account the amount of contingent liabilities of the Borrower and its Subsidiaries that, in light of all of the facts and circumstances existing at such time, would reasonably be expected to become actual or matured liabilities due prior to the Term Loan A Maturity Date), operations, or prospects of the Borrower and its Subsidiaries, taken as a whole, (b) adversely affect the ability of the Credit Parties, taken as a whole, to perform their payment obligations under the Credit Documents in any material respect as and when such obligations become due and payable, (c) impair the ability of the Credit Parties to perform their periodic financial reporting obligations under the Credit Documents in any material respect as and when such obligations are required to be performed, or (d) otherwise have a material and adverse effect on the material interests of the Lenders (in their capacities as such) under the Credit Documents or with respect to the Obligations; provided, however, that in no event shall any of the following be deemed to constitute, or be taken into account in determining whether there has been or would reasonably be expected to be, a Material Circumstance: the impacts the SARS-CoV-2 or COVID-19 pandemic on the condition (financial or otherwise), business, performance, operations, property or prospects of the Credit Parties and their Subsidiaries that occurred on or before the Amendment No. 12 Effective Date and either (i) were publicly disclosed by any Credit Party or any of their respective Subsidiaries in writing or otherwise disclosed to the Administrative Agent and the Lenders in writing or in any formal presentation, in each case, on or before the Amendment No. 12 Effective Date or (ii) not materially different, when taken as a whole, than such impacts that were disclosed pursuant to clause (i) above with respect to the Fiscal Quarter ended September 30, 2020; provided, further, that the exceptions set forth in the foregoing proviso shall not apply with respect to any effect or impact on internal control over financial reporting.

“Specified Time” means the earlier of (a) 5:00 p.m. (Eastern Daylight Savings Time) on the date that is ten (10) Business Days after the date on which the Amendment No. 12 Advisor Report is delivered to the Administrative Agent and the Lenders and (b) the date on which there has been either an affirmative vote of the Required Lenders that the Amendment No. 12 Advisor Report does not disclose a Material Circumstance or a waiver by the Required Lenders of any Material Circumstance disclosed in the Amendment No. 12 Advisor Report.

2.    Amendments. Subject to the terms and conditions hereof and with effect from and after the Amendment No. 12 Effective Date (as defined below), the Existing Credit Agreement (other than the Appendices, Schedules and Exhibits thereto) is hereby amended in its entirety to read in the form attached hereto as Annex I.

3.    Waiver. Subject to the terms and conditions hereof and with effect from and after the Amendment No. 12 Effective Date, the Administrative Agent and the Lenders party hereto hereby waive any Event of Default arising from (a) the failure to comply with Section 7.1(b) of the Credit Agreement (and any related requirement under Section 7.1(c) of the Credit Agreement) with respect to the Fiscal Year of the Borrower ended December 31, 2020, and (b) any event of the type described in clause (ii) of Section 9.1(b)

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of the Credit Agreement occurring with respect to any other Indebtedness solely as a result of a failure to deliver audited annual financial statements and/or any related compliance certificate or similar reporting with respect to the Fiscal Year of the Borrower ended December 31, 2020 (to the extent such Indebtedness has not become or been declared due and payable prior to its stated maturity as a result thereof) (clauses (a) and (b) collectively, the “Potential Events of Default”), provided that such waiver of the Potential Events of Default shall cease, and each Potential Event of Default shall (unless such Potential Event of Default would not in fact, absent the waiver provided herein, at any time have become an Event of Default under the Existing Credit Agreement or the Credit Agreement) automatically, immediately and without further action by the Administrative Agent or any Lender, be and become an Event of Default under the Credit Agreement if either of the following events shall occur:

(i)    the Borrower shall have failed to comply with Section 7.1(b) of the Credit Agreement (and any related requirement under Section 7.1(c) of the Credit Agreement) with respect to the Fiscal Year of the Borrower ended December 31, 2020 by 5:00 p.m. (Eastern Daylight Savings Time) on May 15, 2021; or

(ii)    (x) the Required Lenders shall have determined in good faith that the Amendment No. 12 Advisor Report discloses a Material Circumstance and notified the Administrative Agent and the Borrower of such determination in writing prior to the Specified Time (which notice shall set forth in reasonable detail the basis for such determination), and (y) within ten (10) Business Days of the Borrower’s receipt of such notice, the Credit Parties shall have failed, with respect to each such identified Material Circumstance, to either (1) remedy, in a manner reasonably satisfactory to the Required Lenders, such Material Circumstance (if such Material Circumstance is capable of being remedied) or (2) provide additional information or explanation reasonably satisfactory to the Required Lenders in their sole discretion as to the matters specified in such notice such that the Required Lenders waive such Material Circumstance or determine in good faith that such Material Circumstance does not exist.

The waiver and other modifications set forth in this Amendment replace those waivers set forth in Section 3 of Amendment No. 11, and such waivers and modifications set forth herein are limited to the extent specifically set forth in Sections 2 and 3 hereof and shall in no way serve to waive compliance with any other terms, covenants or provisions of the Credit Agreement or any other Credit Document, or any obligations of the Borrower or any other Credit Party, other than as expressly set forth herein.

4.    Other Agreements.

(a)    Without limitation of the provisions of Section 11.2 of the Credit Agreement, the Borrower agrees to promptly pay all reasonable and documented out-of-pocket fees, costs and expenses incurred by the Administrative Agent in connection with the appointment of the Amendment No. 12 Advisor in order to provide the services specified in the Amendment No. 12 Advisor Engagement Letter (subject to the limitations contained therein with respect to, among other things, the scope of such engagement and services).

(b)    Without limitation of any provisions of the Credit Agreement or any other Credit Document, the Credit Parties agree to, and to cause their Subsidiaries to, (i) reasonably cooperate with, and direct their counsel and other advisors to reasonably cooperate with, the Amendment No. 12 Advisor in its performance of the services specified in the Amendment No. 12 Advisor Engagement Letter and (ii) use commercially reasonable efforts to, and direct their counsel and other advisors to use their commercially reasonable efforts to, provide such information as may be reasonably requested from time to time for the performance of such services by the Amendment No. 12 Advisor. Notwithstanding anything to the contrary herein or in any other Credit Document, none of Credit Parties or their Subsidiaries will be required to disclose or permit the inspection or discussion of, any document, information or other matter (x) that constitutes non-financial trade secrets or non-financial proprietary information; (y) in respect of which

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disclosure to the Administrative Agent or any Lender (or their respective advisors, representatives or contractors) would result in a waiver or loss (as determined in good faith by the relevant Credit Party or its counsel) of any attorney-client or similar privilege or any attorney work product protection; provided that, in the case of this clause (y), to the extent such information would have otherwise been required to be provided pursuant to this Section 4(b), the Credit Parties shall use commercially reasonable efforts to allow for such disclosure (or as much of it as possible) in a manner that would not result in a waiver or loss (as determined in good faith by the relevant Credit Party or its counsel) of such privilege or protection; or (z) in respect of which disclosure to the Administrative Agent or any Lender (or their respective advisors, representatives or contractors) is prohibited by or would violate any applicable law, rule or regulation or any obligation of confidentiality from a third party binding on any of the Credit Parties or their Subsidiaries so long as such confidentiality obligation was not entered into in contemplation of the avoidance of disclosure pursuant hereto; provided that, in the case of this clause (z), to the extent such information would have otherwise been specifically required to be provided pursuant to this Section 4(b), the Credit Parties shall use commercially reasonable efforts to provide notice to the Administrative Agent promptly upon any of the Credit Parties obtaining knowledge that such information is being withheld pursuant to this clause (z) (but solely if providing such notice would not violate such obligation of confidentiality or any applicable law, rule or regulation).

(c)    No later than October 15, 2021, the Borrower shall have engaged (or its counsel shall have engaged on behalf of the Borrower) a financial advisor to advise the Credit Parties on the refinancing or replacement of the credit facilities outstanding under the Credit Agreement. After such engagement is entered into, (i) the Borrower agrees to retain such advisor (or have such advisor retained on its behalf) and (ii) the Credit Parties agree to, and to cause their Subsidiaries to, reasonably cooperate with, and direct their counsel and other advisors to reasonably cooperate with, such financial advisor in its performance of such services. Failure to comply with this Section 4(c) shall result in an immediate Event of Default under the Credit Agreement.

5.    Representations and Warranties. The Borrower and each of the other Credit Parties, by its execution of this Amendment, hereby represents and warrants to the Administrative Agent and the Lenders as follows:

(a)    the execution, delivery and performance by each Credit Party of this Amendment have been duly authorized by all necessary corporate or other organizational action and do not and will not (i) violate in any material respect the terms of any of the Credit Parties’ Organizational Documents; (ii) except as could not reasonably be expected to have a Material Adverse Effect, conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any other Contractual Obligations of any Credit Party, (iii) result in or require the creation of any Lien upon any of the properties or assets of any Credit Party (other than Liens created under any of the Credit Documents in favor of the Collateral Agent for the benefit of the holders of the Obligations), or (iv) require any approval of stockholders, members or partners or any approval or consent of any Person under any material Contractual Obligation of any Credit Party;

(b)    this Amendment has been duly executed and delivered by each Credit Party, and constitutes a legal, valid and binding obligation of each Credit Party, enforceable against such Credit Party in accordance with its terms, except as may be limited by Debtor Relief Laws or by equitable principles relating to enforceability;

(c)    immediately after giving effect to this Amendment, the representations and warranties of each Credit Party contained in Section 6 of the Credit Agreement and in each other Credit Document are true and correct in all material respects on and as of the Amendment No. 12 Effective Date, except to the extent that such representations and warranties specifically relate to an earlier date, in which

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case they shall be true and correct in all material respects as of such earlier date, and except that for purposes of this clause (c), the representations and warranties contained in Sections 6.7(a) and (b) of the Credit Agreement shall be deemed to refer to the most recent statements furnished pursuant to Sections 7.1(b) and (a) of the Credit Agreement, respectively.

6.    Effectiveness; Conditions Precedent. The effectiveness of this Amendment and the related amendments to the Credit Agreement herein provided are each subject to the satisfaction of the following conditions precedent (the date of such satisfaction, the “Amendment No. 12 Effective Date”):

(a)    the Administrative Agent shall have received, in form and substance reasonably acceptable to the Administrative Agent, counterparts of this Amendment, duly executed by each Credit Party, the Administrative Agent and the Required Lenders;

(b)    each of the representations and warranties set forth in Section 5 above is true and correct in all material respects (or, with respect to any such representation or warranty modified by a materiality or Material Adverse Effect standard, in all respects (taking into account such materiality or Material Adverse Effect standard));

(c)    immediately after giving effect to this Amendment, as of the Amendment No. 12 Effective Date, no Default or Event of Default shall have occurred and be continuing;

(d)    the Administrative Agent, on behalf of each Lender approving this Amendment by submission of a signature page hereto (without conditions or escrow) at or prior to 1:00 p.m. New York time on April 9, 2021 (each, a “Consenting Lender”), shall have received a fee equal to 0.20% of the aggregate principal amount of the outstanding Term Loans and the Revolving Commitments (whether or not utilized) of all Consenting Lenders (calculated immediately after giving effect to the prepayment of Term Loans described in clause (f) below), such fee to be for the ratable account of, and paid by the Administrative Agent ratably to, each Consenting Lender;

(e)    the Administrative Agent shall have confirmation that all other fees payable by any Credit Party under this Amendment, under the Credit Agreement and under any engagement, commitment or fee letter with respect to this Amendment, and all reasonable and documented out-of-pocket fees and expenses required to be paid by any Credit Party on or before the Amendment No. 12 Effective Date in accordance with and subject to the limitations in Section 11.2 of the Credit Agreement, have been paid, including the reasonable and documented out-of-pocket fees and expenses of counsel for the Administrative Agent, in each case, to the extent invoiced prior to the date hereof (without prejudice to final settling of accounts for such fees and expenses); and

(f)    the Borrower shall have made, or substantially concurrently with the Amendment No. 12 Effective Date shall make, a voluntary prepayment of Term Loan A in an aggregate principal amount of not less than $20,000,000, which prepayment shall be applied ratably to the outstanding Term Loan A of the Lenders and shall be applied to the final principal repayment installment of the Term Loan A due on the Term Loan A Maturity Date pursuant to Section 2.6(c) of the Credit Agreement.

Notwithstanding anything to the contrary herein or in the Existing Credit Agreement, any prior notice required pursuant to Section 2.11(a) of the Existing Credit Agreement with respect to the prepayment described in clause (f) above is hereby waived.

7.    Reaffirmation. Each Credit Party, (a) acknowledges and consents to all of the terms and conditions of this Amendment, (b) affirms all of its obligations under the Credit Documents as amended and otherwise modified hereby, (c) agrees that this Amendment, and all documents executed in connection herewith, do not operate to reduce or discharge any Credit Party’s obligations under the Credit Documents, and (d) confirms that the Collateral Documents and the Liens granted thereunder remain in full force and effect notwithstanding the entry into this Amendment.

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8.    Waiver and Release of Claims. For good and valuable consideration, the sufficiency of which is hereby acknowledged, each Credit Party hereby voluntarily and knowingly releases and forever discharges the Administrative Agent (and any sub-agent thereof), the Collateral Agent (and any sub-agent thereof), each Lead Arranger, each Lender (whether or not a party hereto), the Swingline Lender and the Issuing Bank, and the respective Affiliates, directors, employees, advisors, auditors, agents and other representatives of any of the foregoing Persons (each, a “Lender Party Released Person”), from all possible claims, demands, actions, causes of action, damages, costs, expenses and liabilities whatsoever, known or unknown, anticipated or unanticipated, suspected or unsuspected, fixed, contingent or conditional, at law or in equity, originating at any time on or before the Amendment No. 12 Effective Date, that in any way relate to or arise from this Amendment, the Credit Agreement, any other Credit Document, any extension of credit or any transactions contemplated hereunder or thereunder, which such Credit Party may have against any Lender Party Released Person and irrespective of whether or not any such claims arise out of contract, tort, violation of law or regulations, or otherwise, including the exercise of any rights and remedies under this Amendment, the Credit Agreement or any other Credit Document, or the negotiation, execution or implementation of this Amendment, the Credit Agreement or any other Credit Document.

9.    Miscellaneous.

(a)    Except as herein expressly amended or otherwise modified, all terms, covenants and provisions of the Credit Agreement and each other Credit Document are and shall remain in full force and effect. All references in any Credit Document to the “Credit Agreement” or “this Agreement” (or similar terms intended to reference the Credit Agreement) shall henceforth refer to the Credit Agreement as amended and otherwise modified by this Amendment. This Amendment shall be deemed incorporated into, and a part of, the Credit Agreement.

(b)    This Amendment shall be binding upon and inure to the benefit of the parties hereto, each other Lender and each other Credit Party, and their respective successors and assigns.

(c)    THIS AMENDMENT IS SUBJECT TO THE PROVISIONS OF SECTIONS 11.13 AND 11.14 OF THE CREDIT AGREEMENT RELATING TO GOVERNING LAW, VENUE AND WAIVER OF RIGHT TO TRIAL BY JURY, THE PROVISIONS OF WHICH ARE BY THIS REFERENCE INCORPORATED HEREIN IN FULL.

(d)    This Amendment may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Amendment and the other Credit Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. This Amendment shall become effective upon satisfaction of the conditions set forth in Section 6 hereof. Delivery of an executed counterpart of a signature page of this Amendment by telecopy or other electronic imaging means shall be effective as delivery of a manually executed counterpart of this Amendment. This Amendment may not be amended except in accordance with the provisions of Section 11.4 of the Credit Agreement.

(e)    If any provision of this Amendment or the other Credit Documents is held to be illegal, invalid or unenforceable, (i) the legality, validity and enforceability of the remaining provisions of this Amendment and the other Credit Documents shall not be affected or impaired thereby and (ii) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

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(f)    The Borrower agrees to pay, in accordance with and subject to the limitations in Section 11.2 of the Credit Agreement, all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent and its Affiliates in connection with the preparation, execution, delivery, administration of this Amendment and the other instruments and documents to be delivered hereunder.

(g)    This Amendment shall constitute a “Credit Document” under and as defined in the Credit Agreement.

[Signature Pages Follow.]

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date first above written.

BORROWER:	EBIX, INC., as the Borrower

	By:	/s/ Steven M. Hamil
	Name:	Steven M. Hamil
	Title:	Chief Financial Officer

GUARANTORS:	EBIX CONSULTING, INC., as a Guarantor

	By:	/s/ Steven M. Hamil
	Name:	Steven M. Hamil
	Title:	Chief Financial Officer

VERTEX, INCORPORATED, as a Guarantor

	By:	/s/ Steven M. Hamil
	Name:	Steven M. Hamil
	Title:	Chief Financial Officer

P.B. SYSTEMS, INC., as a Guarantor

	By:	/s/ Steven M. Hamil
	Name:	Steven M. Hamil
	Title:	Chief Financial Officer

EBIX, Inc.

Signature Pages

Amendment No. 12 to Credit Agreement and Waiver

ADMINISTRATIVE AGENT
AND COLLATERAL AGENT:	REGIONS BANK, as Administrative Agent and Collateral Agent

	By:	/s/ Tyler Tirpak
	Name:	Tyler Tirpak
	Title:	Associate

EBIX, Inc.

Signature Pages

Amendment No. 12 to Credit Agreement and Waiver

LENDERS:	REGIONS BANK,
as a Lender, the Issuing Bank and the Swingline Lender

	By:	/s/ Tyler Tirpak
	Name:	Tyler Tirpak
	Title:	Associate

EBIX, Inc.

Signature Pages

Amendment No. 12 to Credit Agreement and Waiver

PNC BANK, NATIONAL ASSOCIATION,
as a Lender

By:	/s/ Stephen Griffin Vollmer, Jr.
Name:	Stephen Griffin Vollmer, Jr.
Title:	Senior Vice President

EBIX, Inc.

Signature Pages

Amendment No. 12 to Credit Agreement and Waiver

BMO HARRIS BANK N.A.,
as a Lender

By:	/s/ Victor Davida
Name:	Victor Davida
Title:	Vice President

EBIX, Inc.

Signature Pages

Amendment No. 12 to Credit Agreement and Waiver

FIFTH THIRD BANK, NATIONAL ASSOCIATION, as a Lender

By:	/s/ Cynthia Clark
Name:	Cynthia Clark
Title:	Vice President

EBIX, Inc.

Signature Pages

Amendment No. 12 to Credit Agreement and Waiver

KEYBANK NATIONAL ASSOCIATION,
as a Lender

By:	/s/ Dale Conder
Name:	Dale Conder
Title:	SVP

EBIX, Inc.

Signature Pages

Amendment No. 12 to Credit Agreement and Waiver

BANK OF THE WEST,
as a Lender

By:	/s/ Ron Freed
Name:	Ron Freed
Title:	Vice President

EBIX, Inc.

Signature Pages

Amendment No. 12 to Credit Agreement and Waiver

SILICON VALLEY BANK,
as a Lender

By:	/s/ John Ryan
Name:	John Ryan
Title:	Vice President

EBIX, Inc.

Signature Pages

Amendment No. 12 to Credit Agreement and Waiver

CADENCE BANK, N.A.,
as a Lender

By:	/s/ Ashton Todd
Name:	Ashton Todd
Title:	Vice President

EBIX, Inc.

Signature Pages

Amendment No. 12 to Credit Agreement and Waiver

TRUSTMARK NATIONAL BANK,
as a Lender

By:	/s/ Robert F. Diehl, Jr.
Name:	Robert F. Diehl, Jr.
Title:	Executive Vice President

EBIX, Inc.

Signature Pages

Amendment No. 12 to Credit Agreement and Waiver

Annex I to

Amendment No. 12 to Credit Agreement and Waiver

See attached.

CREDIT AGREEMENT

dated as of August 5, 2014

(as amended through and including, and as attached as Annex I to, that certain Amendment No. 12 to

Credit Agreement and Waiver dated as of April 9, 2021)

among

EBIX, INC.,

as Borrower,

CERTAIN SUBSIDIARIES OF THE BORROWER

PARTY HERETO FROM TIME TO TIME,

as Guarantors

THE LENDERS PARTY HERETO FROM TIME TO TIME,

REGIONS BANK,

as Administrative Agent and Collateral Agent,

PNC BANK, NATIONAL ASSOCIATION

and

BMO CAPITAL MARKETS CORP.,

as Syndication Agents,

and

BBVA COMPASS

and

FIFTH THIRD BANK, NATIONAL ASSOCIATION,

as Documentation Agent

REGIONS CAPITAL MARKETS,

a division of Regions Bank,

PNC CAPITAL MARKETS, LLC

and

BMO CAPITAL MARKETS CORP.,

as Joint Lead Arrangers and Joint Bookrunners

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Appendices
Appendix A	Lenders, Commitments and Commitment Percentages
Appendix B	Notice Information

Schedules
Schedule 6.2	Equity Interests and Ownership
Schedule 6.10(b)	Real Estate Assets
Schedule 6.15	Intellectual Property
Schedule 6.20	Insurance Coverage
Schedule 8.1	Existing Indebtedness
Schedule 8.2	Existing Liens
Schedule 8.4	Existing Burdensome Agreements
Schedule 8.5	Existing Investments

Exhibits
Exhibit 1.1	Form of Secured Party Designation Notice
Exhibit 2.1	Form of Funding Notice
Exhibit 2.3	Form of Issuance Notice
Exhibit 2.5-1	Form of Revolving Loan Note
Exhibit 2.5-2	Form of Swingline Note
Exhibit 2.5-3	Form of Term Loan A Note
Exhibit 2.8	Form of Conversion/Continuation Notice
Exhibit 3.3	Forms of U.S. Tax Compliance Certificates (Forms 1 – 4)
Exhibit 7.1(c)	Form of Compliance Certificate
Exhibit 7.11	Form of Guarantor Joinder Agreement
Exhibit 11.5	Form of Assignment Agreement

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CREDIT AGREEMENT

This CREDIT AGREEMENT, dated as of August 5, 2014 (as amended, restated, supplemented, increased, extended, supplemented or otherwise modified from time to time, this “Agreement”), is entered into by and among EBIX, INC., a Delaware corporation (the “Borrower”), certain Subsidiaries of the Borrower from time to time party hereto, as Guarantors, the Lenders from time to time party hereto, REGIONS BANK, as administrative agent (in such capacity, “Administrative Agent”) and collateral agent (in such capacity, “Collateral Agent”).

RECITALS:

WHEREAS, the Borrower has requested that the Lenders provide revolving credit and term loan facilities for the purposes set forth herein; and

WHEREAS, the Lenders have agreed to make the requested facilities available on the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of these premises and the mutual covenants and agreements contained herein, the receipt and sufficiency of which are hereby acknowledged, the parties hereto covenant and agree as follows:

Section 1     DEFINITIONS AND INTERPRETATION

Section 1.1     Definitions. The following terms used herein, including in the introductory paragraph, recitals, exhibits and schedules hereto, shall have the following meanings:

“Acquisition” by any Person, means the acquisition by such Person, in a single transaction or in a series of related transactions, of (a) Control, whether by the acquisition of more than 50% of the voting Equity Interests of another Person (including the purchase of an option, warrant or convertible or similar type Security to acquire such a Controlling interest at the time it becomes exercisable by the holder thereof) or otherwise, and whether by purchase of such Equity Interest or upon exercise of an option or warrant for, or conversion of securities into, such Equity Interest, or otherwise, or (b) assets of another Person which constitute all or any substantial portion of the assets of such Person, a division of such Person or a line or lines of business conducted by such Person, in each case whether or not involving a merger or consolidation with such other Person and whether for cash, property, services, assumption of Indebtedness, Securities or otherwise, in each case so long as such Person will be or become (including by merger or other combination with an existing Subsidiary), or such assets will be owned by, a Subsidiary of the acquiring Person.

“Adjusted LIBOR Rate” means, for any Interest Rate Determination Date with respect to an Interest Period for an Adjusted LIBOR Rate Loan, the rate per annum obtained by dividing (a) (i) the rate per annum (rounded upward to the next whole multiple of one sixteenth of one percent) equal to the LIBOR as published on the applicable Reuters screen page (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time) for deposits (for delivery on the first day of such period) with a term equivalent to such period in Dollars, determined as of approximately 11:00 a.m. (London, England time) on such Interest Rate Determination Date, or (ii) in the event the rate referenced in the preceding clause (i) does not appear on such page or service or if such page or service shall cease to be available, the rate per annum (rounded upward to the next whole multiple of one sixteenth of one percent) equal to the rate determined by the Administrative Agent to be the offered rate on such other page or other service which displays an average settlement rate for deposits (for delivery on the first day of such period) with a term equivalent to such period in Dollars, determined as of approximately 11:00 a.m. (London, England time) on such Interest Rate Determination Date, by (b) an amount equal to (i) one, minus (ii) the Applicable Reserve Requirement. Notwithstanding anything contained herein to the contrary, the Adjusted LIBOR Rate shall not be less than 0.50%.

“Adjusted LIBOR Rate Loan” means a Loan bearing interest based on the Adjusted LIBOR Rate.

“Administrative Agent” has the meaning assigned thereto in the introductory paragraph hereto, together with its successors and permitted assigns.

“Administrative Questionnaire” means an administrative questionnaire provided by the Lenders in a form supplied by the Administrative Agent.

“Adverse Proceeding” means any action, suit, proceeding (whether administrative, judicial or otherwise), governmental investigation or arbitration (whether or not purportedly on behalf of any Credit Party or any of their respective Subsidiaries) at law or in equity, or before or by any Governmental Authority, whether pending, or to the knowledge of the Credit Parties, threatened in writing against any Credit Party or any of their respective Subsidiaries or any material property of any Credit Party or any of their respective Subsidiaries.

“Affected Lender” has the meaning assigned thereto in Section 3.1(b).

“Affected Loans” has the meaning assigned thereto in Section 3.1(b).

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agent” means each of the Administrative Agent and the Collateral Agent.

“Aggregate Commitments” means the Commitments of all the Lenders.

“Aggregate Revolving Commitments” means the Revolving Commitments of all the Lenders. The aggregate principal amount of the Aggregate Revolving Commitments in effect on the Amendment No. 12 Effective Date is $450,000,000.

“Agreement” has the meaning assigned thereto in the introductory paragraph hereto.

“Anti-Corruption Laws” means the Foreign Corrupt Practices Act, 15 U.S.C. §§ 78dd-1, et seq, the UK Bribery Act of 2010 and all other laws, rules, and regulations of any jurisdiction applicable to any Credit Party or any of its Affiliates from time to time concerning or relating to bribery or corruption.

“Amendment No. 10 Effective Date” means May 7, 2020.

“Amendment No. 11” means that certain Amendment No. 11 to Credit Agreement and Waiver dated as of, and which became effective on, the Amendment No. 11 Effective Date.

“Amendment No. 11 Effective Date” means March 31, 2021.

“Amendment No. 12” means that certain Amendment No. 12 to Credit Agreement and Waiver dated as of, and which became effective on, the Amendment No. 12 Effective Date.

“Amendment No. 12 Effective Date” means April 9, 2021.

“Applicable Laws” means all applicable laws, including all applicable provisions of constitutions, statutes, rules, ordinances, regulations and orders of all Governmental Authorities and all orders, rulings, writs and decrees of all courts, tribunals and arbitrators.

“Applicable Margin” means (a) from and after the Amendment No. 10 Effective Date to the Amendment No. 12 Effective Date, the relevant percentage per annum determined from time to time for such period (or relevant portion thereof) in accordance with the applicable provisions of the definition of “Applicable Margin” as in effect immediately prior to the Amendment No. 12 Effective Date, (b) from the Amendment No. 12 Effective Date through and including March 31, 2022, (i) 5.00% per annum for Adjusted LIBOR Rate Loans and Letter of Credit Fees, (ii) 4.00% per annum for Base Rate Loans and (iii) 0.50% for Commitment Fees, and (c) from April 1, 2022 and continuing thereafter, (i) 6.00% per annum for Adjusted LIBOR Rate Loans and Letter of Credit Fees, (ii) 5.00% per annum for Base Rate Loans and (iii) 0.50% for Commitment Fees. The Applicable Margin with respect to any additional Term Loan established pursuant to Section 2.1(d)(iii) shall be as provided in the joinder document(s) and/or commitment agreement(s) executed by the Borrower and the applicable Lenders in connection therewith.

“Applicable Reserve Requirement” means, at any time, for any LIBOR Loan, the maximum rate, expressed as a decimal, at which reserves (including any basic marginal, special, supplemental, emergency or other reserves) are required to be maintained with respect thereto against “Eurocurrency liabilities” (as such term is defined in Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time) under regulations issued from time to time by the Board of Governors of the Federal Reserve System or other applicable banking regulator. Without limiting the effect of the foregoing, the Applicable Reserve Requirement shall reflect any other reserves required to be maintained by such member banks with respect to (a) any category of liabilities which includes deposits by reference to which the applicable Adjusted LIBOR Rate or LIBOR Index Rate or any other interest rate of a Loan is to be determined, or (b) any category of extensions of credit or other assets which include Adjusted LIBOR Rate Loans or Base Rate Loans determined by reference to the LIBOR Index Rate. Adjusted LIBOR Rate Loans and Base Rate Loans determined by reference to the LIBOR Index Rate shall be deemed to constitute Eurocurrency liabilities and as such shall be deemed subject to reserve requirements without benefit of credit for pro ration, exception or offsets that may be available from time to time to the applicable Lender. The rate of interest on Adjusted LIBOR Rate Loans and Base Rate Loans determined by reference to the LIBOR Index Rate shall be adjusted automatically on and as of the effective date of any change in the Applicable Reserve Requirement.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Asset Sale” means a sale, lease, sale and leaseback transaction, assignment, conveyance, exclusive license (as licensor), transfer or other disposition to, or any exchange of property with, any Person, in one transaction or a series of transactions, of all or any part of any Credit Party or any of its Subsidiaries’ businesses, assets or properties of any kind, whether real, personal, or mixed and whether tangible or intangible, whether now owned or hereafter acquired, created, leased or licensed, including the Equity Interests of any Subsidiary of the Borrower, other than (a) dispositions of surplus, damaged, obsolete or worn out property or property no longer used or useful in the business of the Borrower and its Subsidiaries, whether now owned or hereafter acquired, in the ordinary course of business, including abandonment of Intellectual Property Rights in the ordinary course of business; (b) dispositions of inventory, Owned Intellectual Property and Licensed Intellectual Property in the ordinary course of business; (c) dispositions of accounts or payment intangibles (each as defined in the UCC) resulting from the compromise or settlement thereof in the ordinary course of business for less than the full amount thereof; (d) dispositions of Cash Equivalents in the ordinary course of business; (e) licenses, sublicenses, leases or subleases granted to any third parties in arm’s-length commercial transactions in the ordinary course of business that do not interfere in any material respect with the business of the Borrower or any of its Subsidiaries; (f) dispositions among Credit Parties and Subsidiaries provided that if the transferor of such businesses, assets or properties is a Credit Party, the transferee thereof must be a Credit Party; (g) Investments permitted hereunder; (h) the EbixCash Offering and (i) the disposition of the Headquarters Real Estate Asset pursuant to a sale and leaseback transaction permitted by Section 8.9(i).

“Assignment Agreement” means an assignment agreement entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 11.5(b)) and accepted by the Administrative Agent, in substantially the form of Exhibit 11.5 or any other form (including electronic documentation generated by MarkitClear or other electronic platform) approved by the Administrative Agent.

“Attributable Principal Amount” means (a) in the case of Capital Leases, the amount of Capital Lease obligations determined in accordance with GAAP and (b) in the case of Synthetic Leases, an amount determined by capitalization of the remaining lease payments thereunder as if it were a Capital Lease determined in accordance with GAAP.

“Authorized Officer” means, as applied to any Person, any individual holding the position of chairman of the board (if an officer), chief executive officer, president or one of its vice presidents (or the equivalent thereof), chief financial officer or treasurer and, solely for purposes of making the certifications required under Section 5.1(b)(ii), any secretary or assistant secretary.

“Auto Borrow Agreement” has the meaning assigned thereto in Section 2.2(b)(vi).

“Available U.S. Cash” means, as of any time of determination, the aggregate amount of all unrestricted cash of the Borrower and its Subsidiaries held in the United States (excluding, for the avoidance of doubt, Cash Collateral), other than the following amounts (without duplication): (a) any cash set aside to pay in the ordinary course of business amounts then due and owing by the Borrower or any Subsidiary to unaffiliated third parties or for which the Borrower or any Subsidiary has issued checks (or similar instruments) or has initiated wires or ACH transfers in order to pay such amounts; (b) any cash of the Borrower or any Subsidiary constituting purchase price deposits or other contractual or legal requirements to deposit money held by or for the benefit of an unaffiliated third party pursuant to arrangements not prohibited by this Agreement; (c) deposits of cash from unaffiliated third parties that are subject to return pursuant to binding agreements with such third parties; (d) cash received from unaffiliated third parties on a pass-through basis or pursuant to payment or remittance services provided by the Borrower or any of its Subsidiaries, in any such case, that are to be used to make payments to other unaffiliated third parties; and (e) cash in deposit or securities accounts or other bank accounts that are designated solely as accounts for, and are exclusively used for, payroll, Taxes, escrow, employee benefits or other fiduciary purposes. The amount of Available U.S. Cash (and any amount required to be included or excluded in the calculation thereof) as of any date shall be such amount as reasonably determined by the Borrower in good faith in accordance with the immediately preceding sentence.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy,” as now and hereafter in effect, or any successor statute.

“Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Rate in effect on such day plus 0.50% and (c) the LIBOR Index Rate in effect on such day (not to be less than 0.50%) plus 1.00%. Any change in the Base Rate due to a change in the Prime Rate, the Federal Funds Rate or the LIBOR Index Rate shall be effective on the effective day of such change in the Prime Rate, the Federal Funds Rate or the LIBOR Index Rate, respectively. Notwithstanding anything to the contrary herein, the Base Rate shall not be less than 1.50%.

“Base Rate Loan” means a Loan bearing interest at a rate determined by reference to the Base Rate.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Internal Revenue Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Internal Revenue Code) the assets of any such “employee benefit plan” or “plan”.

“Borrower” has the meaning assigned thereto in the introductory paragraph hereto.

“Borrowing” means (a) a borrowing consisting of simultaneous Loans of the same Type of Loan and, in the case of Adjusted LIBOR Rate Loans, having the same Interest Period, or (b) a borrowing of Swingline Loans, as appropriate.

“Business Day” means (a) any day excluding Saturday, Sunday and any day which is a legal holiday under the laws of the State of New York or the State of Georgia or is a day on which banking institutions located in such state are authorized or required by law or other governmental action to close, and (b) with respect to all notices, determinations, fundings and payments in connection with the Adjusted LIBOR Rate and Adjusted LIBOR Rate Loans (and in the case of determinations, the Index Rate and Base Rate Loans based on the LIBOR Index Rate), the term “Business Day” means any day which is a Business Day described in clause (a) and which is also a day for trading by and between banks in Dollar deposits in the London interbank market.

“Capital Lease” means, as applied to any Person, any lease of any property (whether real, personal or mixed) by that Person as lessee that, in conformity with GAAP, is or should be accounted for as a capital lease on the balance sheet of that Person.

“Cash Collateralize” means, to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the Issuing Bank or the Lenders, as collateral for the Letter of Credit Obligations or obligations of Lenders to fund participations in respect thereof, cash or deposit account balances or, if the Administrative Agent and the Issuing Bank may agree in their sole discretion, other credit support, in each case pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent and the Issuing Bank. “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

“Cash Equivalents” means, as at any date of determination, any of the following:

(a)    marketable securities (i) issued or directly and unconditionally guaranteed as to interest and principal by the United States government, or (ii) issued by any agency of the United States the obligations of which are backed by the full faith and credit of the United States, in each case maturing within one year after the date of acquisition thereof;

(b)    marketable direct obligations issued by any state of the United States or any political subdivision of any such state or any public instrumentality thereof, in each case maturing within one year after the date of acquisition thereof and having, at the time of the acquisition thereof, a rating of at least A-1 from S&P or at least P-1 from Moody’s;

(c)    commercial paper maturing within one year from the date of acquisition thereof and having, at the time of the acquisition thereof, a rating of at least A-1 from S&P or at least P-1 from Moody’s;

(d)    certificates of deposit, bankers’ acceptances and time deposits maturing within 270 days from the date of acquisition thereof and issued or accepted by any Lender or by any commercial bank organized under the laws of the United States or any state thereof or the District of Columbia that (i) is at least “adequately capitalized” (as defined in the regulations of its primary federal banking regulator), and (ii) has Tier 1 capital (as defined in such regulations) of not less than $100,000,000;

(e)    fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria described in clause (d) above; and

(f)    shares of any money market mutual fund that (i) has substantially all of its assets invested continuously in the types of investments referred to in clauses (a) and (b) above, (ii) has net assets of not less than $500,000,000, and (iii) has the highest rating obtainable from either S&P or Moody’s.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith, (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III and (iii) all requests, rules, guidelines or directives issued by a Governmental Authority in connection with a Lender’s submission or re-submission of a capital plan under 12 C.F.R. § 225.8 or a Governmental Authority’s assessment thereof shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Change of Control” means an event or series of events by which:

(a)    any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire (such right, an “option right”), whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of 35% or more of the Equity Interests of the Borrower entitled to vote for members of the board of directors or equivalent governing body of the Borrower on a fully diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right);

(b)    during any period of twenty-four consecutive months, a majority of the members of the board of directors or other equivalent governing body of the Borrower cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body; or

(c)    other than pursuant to any transaction not prohibited under this Agreement, the Borrower shall cease to own, directly or indirectly, all of the Equity Interests of its Subsidiaries on a fully diluted basis except, with respect to any Foreign Subsidiary, to the extent necessary to qualify directors where required by applicable law or to satisfy other requirements of applicable law with respect to the ownership of Equity Interests of such Foreign Subsidiary.

“Closing Date” means August 5, 2014.

“Collateral” means the collateral identified in, and at any time covered by, the Collateral Documents.

“Collateral Agent” has the meaning assigned thereto in the introductory paragraph hereto, together with its successors and permitted assigns.

“Collateral Documents” means the Security Agreement, the Pledge Agreement, the Mortgages, the Security Joinder Agreements, Pledge Joinder Agreements, the Pledge Agreement Supplements and all other instruments, documents and agreements delivered by any Credit Party pursuant to this Agreement or any of the other Credit Documents in order to grant to the Collateral Agent, for the benefit of the Secured Parties, a Lien on any real, personal or mixed property of such Credit Party as security for the Obligations.

“Commitments” means the Revolving Commitments and the Term Loan Commitments.

“Commitment Fee” has the meaning assigned thereto in Section 2.10(a).

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.).

“Compliance Certificate” means a Compliance Certificate substantially in the form of Exhibit 7.1(c).

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated Capital Expenditures” means, without duplication, for any period for the Borrower and its Subsidiaries on a consolidated basis, any expenditure during such period for any purchase or other acquisition of any asset which would be classified as a fixed or capital asset on a consolidated balance sheet of the Borrower and its Subsidiaries prepared in accordance with GAAP, excluding capital expenditures (a) made with the net proceeds of casualty insurance policies or proceeds received as a result of the taking of any assets of the Borrower or its Subsidiaries by any Person pursuant to the power of eminent domain, condemnation or otherwise (or pursuant to a sale of any such assets to a purchaser with such power under threat of such taking), (b) made with the proceeds of any Disposition permitted hereunder to the extent, and only to the extent, the capital expenditures made with such proceeds are made within 180 days following such Disposition, (c) which constitute a Permitted Acquisition hereunder or an Investment permitted pursuant to Section 8.5, (d) for assets or property to the extent, and only to the extent, that the consideration therefor consists of used, surplus or worn out property or assets or assets no longer used or useful in the business of the Borrower and its Subsidiaries and (e) as to which the Borrower or any of its Subsidiaries have been reimbursed by a Person other than the Borrower or a Subsidiary, which such exclusion shall be limited to the extent of such reimbursement.

“Consolidated EBITDA” means, for any period, an amount determined for the Borrower and its Subsidiaries on a consolidated basis equal to Consolidated Net Income for such period plus the following (without duplication) to the extent deducted in calculating such Consolidated Net Income:

(a)     Consolidated Interest Charges for such period,

(b)     the provision for federal, state, local and foreign income taxes payable by the Borrower and its Subsidiaries for such period (net of tax refunds actually received),

(c)     all amounts attributable to depreciation and amortization expense for such period,

(d)     other non-cash charges or expenses for such period (excluding any such non-cash item to the extent it represents an accrual or reserve for potential cash items in any future period or amortization of a prepaid cash item that was paid in a prior period) including non-cash compensation expense in respect of stock option and other equity compensation plans,

(e)     the amount of run-rate costs savings, operating expense reductions, other operating improvements and synergies relating to any Investment, Acquisition, Disposition or incurrence or repayment of Indebtedness (each a “Relevant Transaction”) determined in good faith by the Borrower to be reasonably anticipated to be realized and for which a plan for realization shall have been established within 12 months following any such Relevant Transaction, net of the amount of actual benefits realized during such period from such actions, provided that amounts added back pursuant to this clause (e), when aggregated with amounts added back pursuant to clause (h) below, shall not exceed 10% of Consolidated EBITDA for such period (calculated prior to giving effect to any addbacks pursuant to any of clauses (e), (f), (h) or (j) of this definition),

(f)     reasonable and documented out-of-pocket fees and expenses incurred in connection with (i) the negotiation, documentation and syndication of this Agreement, any amendments, restatements, supplements or other modifications thereto and the transactions contemplated hereby or thereby and (ii) the consummation of any Permitted Acquisition, in each case to the extent not capitalized, provided that amounts added back pursuant to this clause (f) shall not exceed 5% of Consolidated EBITDA for such period (calculated prior to giving effect to any addbacks pursuant to any of clauses (e), (f), (h) or (j) of this definition),

(g)     to the extent covered by insurance and actually reimbursed or otherwise paid, the amount of proceeds of liability or casualty events and the amount of proceeds of business interruption events; provided that (i) such insurance proceeds shall be deemed to have been received in the fiscal quarter in which the loss giving rise to the right of the Borrower or the applicable Subsidiary to receive such insurance proceeds actually occurred (the “Loss Quarter”), notwithstanding that such insurance proceeds were not actually received in such Loss Quarter, but were received in a subsequent fiscal quarter, (ii) any such insurance proceeds included in the calculation of Consolidated EBITDA pursuant to this clause (g) shall not be included when calculating Consolidated Net Income for any period of four fiscal quarters and (iii) no such insurance proceeds shall be used to calculate Consolidated EBITDA or any financial covenant for any period of four fiscal quarters that does not include such Loss Quarter,

(h)     the amount of cash expenses, charges or reserves incurred in implementing costs savings, operating expense reductions, other operating improvements and synergies in connection with Relevant Transactions during such period, provided that amounts added back pursuant to this clause (h), when aggregated with amounts added back pursuant to clause (e) above, shall not exceed 10% of Consolidated EBITDA for such period (calculated prior to giving effect to any addbacks pursuant to any of clauses (e), (f), (h) or (j) of this definition),

(i)     the amount paid in cash by the Borrower and its Subsidiaries during such period pursuant to that certain Order and Final Judgment entered by the Delaware Court of Chancery on April 5, 2019 approving that certain Stipulation and Agreement of Settlement dated January 23, 2019, among the Borrower, the other defendants and the plaintiffs in the litigation captioned In re Ebix, Inc. Stockholder Litigation, Consol. C.A. No. 8526-VCS, provided that aggregate amount added back pursuant to this clause (i) during the term of this Agreement shall not exceed $19,651,896, and

(j)     the amount of run-rate costs savings, operating expense reductions, other operating improvements and synergies relating to any restructurings, furloughs, or other employment reductions (“Cost-Savings Measures”) relating to actions taken or implemented during or prior to such period of measurement and determined in good faith by the Borrower to be reasonably anticipated to be realized within 12 months following the initial implementation of any such Cost-Savings Measure, net of the amount of any cash expended during such period in connection with such actions, provided that amounts added back pursuant to this clause (j) shall not exceed 10% of Consolidated EBITDA for such period (calculated prior to giving effect to any addbacks pursuant to any of clauses (e), (f), (h) or (j) of this definition).

“Consolidated Fixed Charge Coverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated EBITDA for the period of the four Fiscal Quarters most recently ended minus Consolidated Capital Expenditures made during such period minus Taxes paid in cash during such period to (b) Consolidated Fixed Charges for the period of the four Fiscal Quarters most recently ended, all calculated for the Borrower and its Subsidiaries on a consolidated basis, subject to Section 1.3.

“Consolidated Fixed Charges” means, for any period, without duplication, an amount equal to the sum of (a) the cash portion of Consolidated Interest Charges for such period plus (b) originally scheduled principal payments of Indebtedness (including payments on account of Capital Leases) for such period plus (c) the amount of Permitted Restricted Payments in excess of $10,000,000 made in cash during such period, all calculated for the Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP (to the extent applicable to such calculation).

“Consolidated Funded Indebtedness” means, at any date, the aggregate principal amount of all Indebtedness of the Borrower and its Subsidiaries (other than Indebtedness of the type described in clauses (e), (g) or (h) of such definition) at such date, determined on a consolidated basis in accordance with GAAP.

“Consolidated Interest Charges” means, with reference to any period, total interest expense (including that attributable to Capital Leases) of the Borrower and its Subsidiaries for such period with respect to all outstanding Indebtedness of the Borrower and its Subsidiaries (including all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing and net costs under Swap Agreements in respect of interest rates to the extent such net costs are allocable to such period in accordance with GAAP), calculated on a consolidated basis for the Borrower and its Subsidiaries for such period in accordance with GAAP.

“Consolidated Net Funded Indebtedness” means, at any date, (a) Consolidated Funded Indebtedness at such date minus (b) 100% of the unencumbered and unrestricted cash in excess of $5,000,000 of the Borrower and its Subsidiaries held in the United States or Canada minus (c) 80% of all other unencumbered and unrestricted cash of the Borrower and its Subsidiaries, provided that the aggregate amount of cash deducted pursuant to this clause (c) on any date of measurement shall not exceed $100,000,000.

“Consolidated Net Income” means, for any period, for the Borrower and its Subsidiaries on a consolidated basis, the net income (or loss) of the Borrower and its Subsidiaries for that period, as determined in accordance with GAAP, but excluding therefrom (to the extent otherwise included therein) (a) any extraordinary gains or losses or (b) any gains or losses attributable to a write-up or write-down of assets (including those resulting from any assets revalued upon the application of purchase accounting (including tangible and intangible assets, goodwill, deferred financing costs and inventory)).

“Consolidated Net Leverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated Net Funded Indebtedness as of such date to (b) Consolidated EBITDA for the period of the four Fiscal Quarters most recently ended, all calculated for the Borrower and its Subsidiaries on a consolidated basis, subject to Section 1.3.

“Consolidated Working Capital Adjustment” means, for any period on a consolidated basis, the amount (which may be a negative number) by which Consolidated Working Capital as of the beginning of such period exceeds (or is less than) Consolidated Working Capital as of the end of such period.

“Consolidated Working Capital” means, at any date, the excess (or deficit) of current assets of the Borrower and its Subsidiaries other than cash or Cash Equivalents on such date over current liabilities of the Borrower and its Subsidiaries on such date (other than (x) the current portion of any long-term indebtedness and (y) Revolving Loans, Swingline Loans and Letters of Credit), all determined on a consolidated basis in accordance with GAAP.

“Contractual Obligation” means, as applied to any Person, any provision of any Security issued by that Person or of any indenture, mortgage, deed of trust, contract, undertaking, agreement or other instrument to which that Person is a party or by which it or any of its properties is bound or to which it or any of its properties is subject.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise (which such power shall be presumed to exist with respect to any Person in the event that the auditors of the Borrower agree that such Person shall constitute a subsidiary and be consolidated with the Borrower in its financial statements under GAAP). “Controlling” and “Controlled” have meanings correlative thereto.

“Conversion/Continuation Date” means the effective date of a continuation or conversion, as the case may be, as set forth in the applicable Conversion/Continuation Notice.

“Conversion/Continuation Notice” means a Conversion/Continuation Notice substantially in the form of Exhibit 2.8.

“Convertible Notes Hedges” means any convertible bond hedge transactions, call options or capped call options relating to the Borrower’s common stock (regardless of whether settled in the Borrower’s common stock, cash (in an amount based on share value at approximately the time of settlement, calculated in accordance with the applicable documents) or a combination thereof) purchased by the Borrower concurrently with any issuance of convertible notes permitted by Section 8.1(r) for the purpose of hedging the Borrower’s obligations thereunder (and not for speculative purposes).

“Credit Date” means the date of a Credit Extension.

“Credit Document” means any of this Agreement, each Note, each Issuer Document, the Collateral Documents, any Guarantor Joinder Agreement, the Fee Letter, any Auto Borrow Agreement, any document executed and delivered by the Borrower and/or any other Credit Party pursuant to which any Aggregate Revolving Commitments are increased pursuant to Section 2.1(d)(ii) or an additional Term Loan is established pursuant to Section 2.1(d)(iii), any documents or certificates executed by any Credit Party in favor of the Issuing Bank relating to Letters of Credit, and, to the extent evidencing or securing the Obligations, all other documents, instruments or agreements executed and delivered by any Credit Party for the benefit of any Agent, the Issuing Bank or any Lender in connection herewith or therewith (but specifically excluding any Secured Swap Agreements and Secured Treasury Management Agreements).

“Credit Extension” means the making of a Loan or the issuing of a Letter of Credit.

“Credit Parties” means, collectively, the Borrower and each Guarantor.

“Debt Transaction” means, with respect to the Borrower or any of its Subsidiaries, any sale, issuance, placement, assumption or guaranty of Consolidated Funded Indebtedness, whether or not evidenced by a promissory note or other written evidence of Indebtedness, except for Indebtedness permitted to be incurred pursuant to Section 8.1.

“Debtor Relief Laws” means the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect.

“Default” means a condition or event that constitutes an Event of Default or that, after notice or lapse of time or both, would constitute an Event of Default.

“Default Rate” means an interest rate equal to (a) with respect to Obligations other than Adjusted LIBOR Rate Loans (including Base Rate Loans referencing the LIBOR Index Rate) and the Letter of Credit Fee, the Base Rate plus the Applicable Margin, if any, applicable to such Loans plus 2.00% per annum, (b) with respect to Adjusted LIBOR Rate Loans, the Adjusted LIBOR Rate plus the Applicable Margin, if any, applicable to Adjusted LIBOR Rate Loans plus 2.00% per annum and (c) with respect to the Letter of Credit Fee, the Applicable Margin plus 2.00% per annum.

“Defaulting Lender” means, subject to Section 2.16(b), any Lender that (a) has failed to (i) fund all or any portion of its Loans within two Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied or (ii) pay to the Administrative Agent, the Issuing Bank, the Swingline Lender or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit or Swingline Loans) within two Business Days of the date when due, (b) has notified the Borrower, the Administrative Agent or the Issuing Bank or the Swingline Lender in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity, or (iii) become the subject of a Bail-in Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.16(b)) upon delivery of written notice of such determination to the Borrower, the Issuing Bank, the Swingline Lender and each Lender.

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction) of any property by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith. For the avoidance of doubt, any issuance or sale of Equity Interests of any Subsidiary of the Borrower shall constitute a Disposition.

“Disqualified Equity Interests” means any Equity Interest that, by its terms (or by the terms of any security or other Equity Interests into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition (a) matures (excluding any maturity as a result of an optional redemption by the issuer thereof) or is mandatorily redeemable (other than solely for Qualified Equity Interests), pursuant to a sinking fund obligation or otherwise (except as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full of the Loans and all other Obligations that are accrued and payable and the termination of the Revolving Commitments), (b) is redeemable at the option of the holder thereof (other than solely for Qualified Equity Interests), in whole or in part, (c) provides for scheduled payments of dividends in cash, or (d) is or becomes convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Equity Interests, in any such case described in the preceding clauses (a) through (d), prior to the date that is four years after the latest (determined on the date of issuance of such Equity Interest) of (i) the Revolving Commitment Termination Date, (ii) the Term Loan A Maturity Date or (iii) the maturity date of any additional term loan established pursuant to Section 2.1(d).

“Dollars” and the sign “$” mean the lawful money of the United States.

“Domestic Subsidiary” means any Subsidiary organized under the laws of the United States, any state thereof or the District of Columbia.

“Earn Out Obligations” means, with respect to an Acquisition, all obligations of the Borrower or any Subsidiary to make earn out or other contingency payments (including purchase price adjustments,

non-competition and consulting agreements, or other indemnity obligations) pursuant to the documentation relating to such Acquisition. The amount of any Earn Out Obligations at the time of determination shall be the aggregate amount, if any, of such Earn Out Obligations that are required at such time under GAAP to be recognized as liabilities on the consolidated balance sheet of the Borrower.

“EbixCash” means a Subsidiary of the Borrower that, at the time of the issuance or offering of Equity interests in such Subsidiary, owns (together with its Subsidiaries (if any)) those certain assets of the Borrower and its Subsidiaries primarily involved with its “phygital” online strategy in countries outside the United States.

“EbixCash Offering” means an offering to Persons other than the Borrower or any Subsidiary of the Borrower of the Equity Interests of EbixCash for cash.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Eighth Amendment Effective Date” means November 27, 2018.

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 11.5(b), subject to any consents and representations, if any as may be required therein.

“Environmental Claim” means any known investigation, written notice, notice of violation, written claim, action, suit, proceeding, written demand, abatement order or other written order or directive (conditional or otherwise), by any Person arising (a) pursuant to or in connection with any actual or alleged violation of any Environmental Law, (b) in connection with any Hazardous Material or any actual or alleged Hazardous Materials Activity or (c) in connection with any actual or alleged damage, injury, threat or harm to human health, safety, natural resources or the environment.

“Environmental Indemnity Agreement” means the Environmental Indemnity Agreement dated as of the Closing Date made by the Credit Parties in favor of the Administrative Agent and Collateral Agent, for the benefit of the Secured Parties.

“Environmental Laws” means any and all current or future federal or state (or any subdivision of either of them), statutes, ordinances, orders, rules, regulations, judgments, Governmental Authorizations, or any other written requirements of Governmental Authorities relating to (a) any Hazardous Materials Activity, (b) the generation, use, storage, transportation or disposal of Hazardous Materials or (c) protection of human health and the environment from pollution, in any manner applicable to any Credit Party or any of its Subsidiaries or their respective Facilities.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower, any other Credit Party or any of their respective Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the Release or threatened Release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which Borrower or any Subsidiary assumed liability with respect to any of the foregoing.

“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended to the date hereof and from time to time hereafter, any successor statute, and the regulations thereunder.

“ERISA Affiliate” means, as applied to any Person, (a) any corporation which is a member of a controlled group of corporations within the meaning of Section 414(b) of the Internal Revenue Code of which that Person is a member, (b) any trade or business (whether or not incorporated) which is a member of a group of trades or businesses under common control within the meaning of Section 414(c) of the Internal Revenue Code of which that Person is a member and (c) any member of an affiliated service group within the meaning of Section 414(m) or (o) of the Internal Revenue Code of which that Person, any corporation described in clause (a) above or any trade or business described in clause (b) above is a member.

“ERISA Event” means (a) a “reportable event” within the meaning of Section 4043 of ERISA and the regulations issued thereunder with respect to any Pension Plan (excluding those for which notice to the PBGC has been waived by regulation), (b) the failure to meet the minimum funding standard of Section 412 of the Internal Revenue Code with respect to any Pension Plan (whether or not waived in accordance with Section 412(c) of the Internal Revenue Code), the failure to make by its due date any minimum required contribution or any required installment under Section 430(j) of the Internal Revenue Code with respect to any Pension Plan or the failure to make by its due date any required contribution to a Multiemployer Plan, (c) the provision by the administrator of any Pension Plan pursuant to Section 4041(a)(2) of ERISA of a notice of intent to terminate such Pension Plan in a distress termination described in Section 4041(c) of ERISA, (d) the withdrawal from any Pension Plan with two or more contributing sponsors or the termination of any such Pension Plan, (e) the institution by the PBGC of proceedings to terminate any Pension Plan, or the occurrence of any event or condition reasonably likely to constitute grounds under ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan, (f) the imposition of liability pursuant to Section 4062(e) or 4069 of ERISA or by reason of the application of Section 4212(c) of ERISA, (g) the withdrawal of any Credit Party, any of its Subsidiaries or any of their respective ERISA Affiliates in a complete or partial withdrawal (within the meaning of Sections 4203 and 4205 of ERISA) from any Multiemployer Plan, or the receipt by any Credit Party, any of their respective Subsidiaries or any of their respective ERISA Affiliates of notice from any Multiemployer Plan that it is in reorganization or insolvency pursuant to Section 4241 or 4245 of ERISA, or that it is in “critical” or “endangered” status within the meaning of Section 305 of ERISA, or that it intends to terminate or has terminated under Section 4041A or 4042 of ERISA, (h) the imposition of fines, penalties, taxes or related charges under Chapter 43 of the Internal Revenue Code or under Section 409, Section 502(c), (i) or (l), or Section 4071 of ERISA in respect of any Pension Plan, (i) the assertion of a claim (other than routine claims for benefits and funding obligations in the ordinary course) against any Pension Plan other than a Multiemployer Plan or the assets thereof, or against any Person in connection with any Pension Plan such Person sponsors or maintains, (j) receipt from the Internal Revenue Service of a final written determination of the failure of any Pension Plan intended to be qualified under Section 401(a) of the Internal Revenue Code to qualify under Section 401(a) of the Internal Revenue Code, or the failure of any trust forming part of any such Pension Plan to qualify for exemption from taxation under Section 501(a) of the Internal Revenue Code or (k) the imposition of a lien pursuant to Section 430(k) of the Internal Revenue Code or pursuant to Section 303(k) or 4068 of ERISA.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Event of Default” has the meaning assigned thereto in Section 9.1.

“Excess Cash Flow” means, for the Borrower and its Subsidiaries on a consolidated basis, in accordance with GAAP for any fiscal year, the excess (if any) of:

(a)     the sum, without duplication, of (i) Consolidated EBITDA for such fiscal year, and (ii) the Consolidated Working Capital Adjustment (which may be negative) for such fiscal year,

minus

(b)     the sum, without duplication, of

(i)     Consolidated Interest Charges paid in cash or accrued for such period (excluding the portion of rent expense of the Borrower and its Subsidiaries with respect to such period under Synthetic Leases or Capital Leases or in connection with the deferred purchase price of assets that is treated as interest in accordance with GAAP),

(ii)     the aggregate amount of scheduled or (other than in respect of Loans) voluntary principal payments or repayments of Indebtedness made by the Borrower or any of its Subsidiaries during such fiscal year, but only to the extent that such payments or repayments by their terms cannot be reborrowed or redrawn and are neither made with the proceeds of long-term Indebtedness nor otherwise occur in connection with a refinancing of all or any portion of such Indebtedness,

(iii)     all taxes actually paid in cash by the Borrower and its Subsidiaries,

(iv)     Consolidated Capital Expenditures, Permitted Restricted Payments and Permitted Acquisitions actually made in cash by the Borrower and its Subsidiaries in such fiscal year, in each case to the extent made with internally generated funds or extensions of credit under revolving credit facilities, provided that the aggregate amount of Permitted Restricted Payments deducted pursuant to this clause (iv) for any Fiscal Year shall not exceed an amount equal to the lesser of (x) $0.30 per unit of outstanding Equity Interests of the Borrower and (y) $13,000,000,

(v)     other items added to Consolidated Net Income in determining Consolidated EBITDA pursuant to any of clauses (f), (h) or (i) of the definition thereof, to the extent paid in cash during such fiscal year,

(vi)     all other non-cash items increasing Consolidated EBITDA for such fiscal year,

(vii)     Earn Out Obligations arising from Investments (including Permitted Acquisitions) permitted hereunder that are actually paid in cash during such period with internally generated funds or extensions of credit under revolving credit facilities, and

(viii)     cash expenditures in respect of Swap Agreements during such fiscal year.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and any successor statute.

“Excluded Disqualified Equity Interests” means (a) the Yatra Disqualified Equity Interests in an aggregate issued amount not to exceed $260,000,000 at any time outstanding and (b) Permitted Disqualified Equity Interests in an aggregate amount not to exceed $75,000,000 at any time outstanding.

“Excluded Perfection Action” means (a) the obtaining of control agreements or other control or similar arrangements with respect to deposit accounts, securities accounts or other assets requiring perfection by control (but not, for the avoidance of doubt, control by possession, including of certificated Equity Interests) other than Qualifying Control Agreements (as defined in the Security Agreement) with respect to Material Accounts to the extent requested by the Administrative Agent, (b) any requirement to obtain leasehold mortgages with respect to any leasehold interest (including with respect to improvements owned by any Credit Party on any leased premises), (c) any requirement to obtain landlord waivers, estoppels or collateral access letters other than, upon the request of the Administrative Agent, with respect to any Material Leased Property, (d) the perfection of motor vehicles, rolling stock and other assets subject to certificates of title (to the extent not perfected by the filing of a Form UCC-1 financing statement), (e) the perfection of commercial tort claims other than Material Commercial Tort Claims (to the extent not perfected by the filing of a Form UCC-1 financing statement), (f) the perfection of any intellectual property held in non-U.S. jurisdictions (to the extent not perfected by the filing of a Form UCC-1 financing statement or the filing of notices or security agreements with the United States Patent and Trademark Office or Copyright Office) and (g) the perfection of letter of credit rights other than Material Letter of Credit Rights (to the extent not perfected by the filing of a Form UCC-1 financing statement).

“Excluded Property” means, with respect to the Borrower and each other Credit Party, including any Person that becomes a Credit Party after the Closing Date as contemplated by Section 7.11, (a) any equipment that is subject to a Capital Lease or operating lease or a Lien securing purchase money obligations of any Credit Party that are, in each case, permitted to be incurred under this Agreement or the other Credit Documents, to the extent that the contract or other agreement in which such Lien is granted (or in the documentation providing for such lease) prohibits or requires the consent of any Person other than any Credit Party as a condition to the creation of any other Lien on such equipment, but only, in each case, to the extent, and for so long as, such consent has not been obtained and the Indebtedness secured by the applicable Lien or the lease has not been repaid in full or the applicable prohibition (or consent requirement) has not otherwise been removed or terminated, (b) any property to the extent that the grant of a Lien therein would violate Applicable Laws, require a consent not obtained of any Governmental Authority, or constitute a breach of or default under, or result in the termination of or require a consent not obtained under, any contract, lease, license or other agreement evidencing or giving rise to such property, or result in the invalidation thereof or provide any party thereto with a right of termination (other than to the extent that any such term would be rendered ineffective pursuant to Section 9-406, 9-407, 9-408 or 9-409 of the applicable UCC or any other Applicable Law or principles of equity), (c) any certificates, licenses and other authorizations issued by any Governmental Authority to the extent that Applicable Laws prohibit the granting of a security interest therein, (d) any “intent-to-use” trademark application prior to the filing of a “Statement of Use” or “Amendment to Allege Use” with respect thereto, to the extent, if any, that, and solely during the period, if any, in which, the grant of a security interest therein would impair the validity or enforceability of such “intent-to-use” trademark application under Applicable Law, (e) letter of credit rights to the extent not perfected by the filing of a customary UCC financing statement or otherwise representing proceeds of other Collateral, other than Material Letter of Credit Rights, (f) any Equity Interests in any Person which is not wholly-owned, directly or indirectly, by the Borrower and one or more of its Subsidiaries if, and to the extent that, the granting of a security interest therein would, under the express terms of the organizational documents of such Person, be prohibited or restricted, but only so long as (i) the applicable Credit Party has not been able to obtain the consent of the other holders of the Equity Interests in such Person and (ii) such prohibition or restriction is not enforceable or is otherwise ineffective under Applicable Law (including the UCC), (g) proceeds and products of any and all of the foregoing excluded property described in clauses (a) through (f) above only to the extent such proceeds and products would constitute property or assets of the type described in clauses (a) through (f) above, and (h) those assets as to which the Administrative Agent and the Borrower reasonably determine that the cost (including the cost of adverse tax consequences) of obtaining, perfecting or maintaining such a Lien exceeds the fair market value thereof or is excessive in relation to the practical benefit to the holders of the Obligations of the security to be afforded thereby; provided that the Lien granted to the Collateral Agent under the Security Agreement, the Pledge Agreement or any other Credit Document shall attach immediately to any asset of any Credit Party at such time as such asset ceases to meet any of the criteria for “Excluded Property” described in any of the foregoing clauses (a) through (h) above.

“Excluded Subsidiary” means any Domestic Subsidiary that (a) has no material assets other than Equity Interests or Indebtedness of a Foreign Subsidiary, (b) is owned directly or indirectly by a Foreign Subsidiary, (c) is prohibited by any Applicable Law from providing a Guaranty, or which would require governmental (including regulatory) consent, approval, license or authorization to provide a Guaranty, in each case, unless such consent, approval, license or authorization has been received (but without obligation to seek the same), (d) is not Wholly-Owned and is prohibited from providing a Guaranty by any contractual obligation in existence (i) on the Sixth Amendment Effective Date or (ii) at the time of the acquisition of such Subsidiary after the Sixth Amendment Effective Date (to the extent such prohibition was not entered into in contemplation of such acquisition), or (e) with respect to which, in the reasonable judgment of the Borrower and the Administrative Agent, the cost or other consequences (including any adverse tax consequences) of providing a Guaranty and granting Collateral shall be excessive in view of the benefits to be obtained by the Lenders therefrom.

“Excluded Swap Obligation” means, with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the Guaranty of such Guarantor of, or the grant under a Credit Document by such Guarantor of a security interest to secure, such Swap Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act (or the application or official interpretation thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act (determined after giving effect to Section 4.8 and any and all Guarantees of such Guarantor’s Swap Obligations by other Credit Parties) at the time the Guaranty of such Guarantor, or grant by such Guarantor of a security interest, becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a Master Agreement governing more than one Swap Agreement, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to Swap Agreements for which such Guarantee or security interest is or becomes excluded in accordance with the first sentence of this definition.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 2.17 or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 3.3, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 3.3(f) and (d) any U.S. federal withholding Taxes imposed under FATCA.

“Existing Credit Agreement” means that certain Credit Agreement, dated as of April 26, 2012, by and among the Borrower, the lenders party thereto, and Citibank, N.A., as administrative agent, as amended, restated, supplemented or otherwise modified through the Closing Date.

“Facility” means any real property including all buildings, fixtures or other improvements located on such real property now, hereafter or heretofore owned, leased, operated or used by the Borrower or any of its Subsidiaries or any of their respective predecessors.

“FATCA” means Sections 1471 through 1474 of the Internal Revenue Code as of the date of this Agreement (or any amended or successor version to the extent substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Internal Revenue Code and any applicable intergovernmental agreements with respect thereto.

“Federal Funds Rate” means for any day, the rate per annum (expressed, as a decimal, rounded upwards, if necessary, to the next higher 1/100 of 1%) equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided, (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate charged to Regions Bank or any other Lender selected by the Administrative Agent on such day on such transactions as determined by the Administrative Agent.

“Fee Letter” means that certain letter agreement dated as of January 3, 2018, among the Borrower, Regions Bank and Regions Capital Markets, a division of Regions Bank (which replaced that certain letter agreement dated as of April 13, 2016 among the Borrower, Regions Bank and Regions Capital Markets, a division of Regions Bank as of the Sixth Amendment Effective Date).

“Financial Officer Certification” means, with respect to the financial statements for which such certification is required, the certification of either the chief financial officer or the corporate vice president – finance and human resources of the Borrower that such financial statements fairly present, in all material respects, the financial condition of the Borrower and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated, subject to, in the case of interim statements, changes resulting from audit and normal year-end adjustments and the absence of footnotes.

“First Tier Foreign Subsidiary” means any Foreign Subsidiary owned directly by any Credit Party.

“Fiscal Quarter” means a fiscal quarter of any Fiscal Year, including the last fiscal quarter of each Fiscal Year as appropriate.

“Fiscal Year” means the fiscal year of the Borrower and its Subsidiaries ending on December 31 of each calendar year.

“Flood Hazard Property” means any Real Estate Asset subject to a Mortgage and located in an area designated by the Federal Emergency Management Agency as having special flood or mud slide hazards.

“Foreign Lender” means any Lender that is not a U.S. Person.

“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.

“Fronting Exposure” means, at any time there is a Defaulting Lender, (a) with respect to the Issuing Bank, such Defaulting Lender’s Revolving Commitment Percentage of the outstanding Letter of Credit Obligations with respect to Letters of Credit issued by the Issuing Bank other than Letter of Credit Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof, and (b) with respect to the Swingline Lender, such Defaulting Lender’s Revolving Commitment Percentage of outstanding Swingline Loans made by such Swingline Lender other than Swingline Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

“Funding Notice” means a notice substantially in the form of Exhibit 2.1.

“GAAP” means, subject to the limitations on the application thereof set forth in Section 1.2, accounting principles generally accepted in the United States in effect as of the date of determination thereof.

“Global Unrestricted Cash” means unencumbered and unrestricted cash of the Borrower and its Subsidiaries held in any jurisdiction.

“Governmental Acts” means any act or omission, whether rightful or wrongful, of any present or future de jure or de facto government or Governmental Authority.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank and any group or body charged with setting financial accounting or regulatory capital rules or standards).

“Governmental Authorization” means any permit, license, authorization, plan, directive, consent order or consent decree of or from any Governmental Authority.

“Guarantee” means, as to any Person, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.

“Guarantor Joinder Agreement” means a guarantor joinder agreement substantially in the form of Exhibit 7.11 delivered by a Domestic Subsidiary of the Borrower pursuant to Section 7.11.

“Guarantors” means (a) each Person identified as a “Guarantor” on the signature pages hereto, (b) each other Person that joins as a Guarantor pursuant to Section 7.11, (c) with respect to (i) Secured Swap Obligations, (ii) Secured Treasury Management Obligations, and (iii) Swap Obligations of a Specified Credit Party (determined before giving effect to Sections 4.1 and 4.8) under the Guaranty hereunder, the Borrower, and (d) each of their respective successors and permitted assigns.

“Guaranty” means the Guarantee made by the Guarantors in favor of the Collateral Agent, for the benefit of the Secured Parties, pursuant to Section 4.

“Hazardous Materials” means any hazardous substances defined by the Comprehensive Environmental Response Compensation and Liability Act, 42 USCA 9601, et. seq., as amended, including any hazardous waste as defined under 40 C.F.R. Parts 260-270, gasoline or petroleum (including crude oil or any fraction thereof), asbestos or polychlorinated biphenyls.

“Hazardous Materials Activity” means any past, current, proposed or threatened activity, event or occurrence involving any Hazardous Materials, including the use, manufacture, possession, storage, holding, presence, existence, location, Release, threatened Release, discharge, placement, generation, transportation, processing, construction, treatment, abatement, removal, remediation, disposal, disposition or handling of any Hazardous Materials, and any corrective action or response action with respect to any of the foregoing.

“Headquarters Real Estate Asset” means that certain Real Estate Asset owned by the Borrower and serving as its headquarters and located at 1 Ebix Way, Johns Creek, Georgia 30097.

“Highest Lawful Rate” means the maximum lawful interest rate, if any, that at any time or from time to time may be contracted for, charged, or received under Applicable Laws relating to any Lender which are currently in effect or, to the extent allowed under such Applicable Laws, which may hereafter be in effect and which allow a higher maximum nonusurious interest rate than Applicable Laws now allow.

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP (except as provided in clause (b) below):

(a)    all obligations for borrowed money, whether current or long-term (including the Obligations hereunder), all obligations evidenced by bonds, debentures, notes, loan agreements or other similar instruments but specifically excluding trade payables incurred in the ordinary course of business;

(b)    all obligations in respect of the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business and, in each case, not past due for more than ninety days after the date on which such trade account payable was created), including any Earn Out Obligations or other similar deferred or contingent obligations incurred in connection with any Acquisition recognized as a liability on the balance sheet of the Borrower and its Subsidiaries in accordance with GAAP;

(c)    all obligations under letters of credit (including standby and commercial), bankers’ acceptances and similar instruments (including bank guaranties);

(d)    the Attributable Principal Amount of Capital Leases and Synthetic Leases;

(e)    Disqualified Equity Interests (other than the Excluded Disqualified Equity Interests, which shall not constitute Indebtedness for any purpose under this Agreement);

(f)    all Guarantees in respect of Indebtedness of another Person;

(g)    net obligations under any Swap Agreement or any Convertible Notes Hedges;

(h)    all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed; and

(i)    all Indebtedness of the types referred to in clauses (a) through (h) above of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company or comparable construct under the laws of a jurisdiction other than the United States) in which the Borrower or a Subsidiary is a general partner or joint venturer, unless such Indebtedness is expressly made non-recourse to the Borrower or such Subsidiary.

For purposes hereof, the amount of Indebtedness shall be determined (i) based on the outstanding principal amount in the case of borrowed money indebtedness under clause (a) and purchase money indebtedness and the deferred purchase obligations under clause (b), (ii) based on the maximum amount available to be drawn in the case of letter of credit obligations and the other obligations under clause (c), (iii) based on the amount of Indebtedness that is the subject of the Guarantees in the case of Guarantees under clause (f), (iv) based on Swap Termination Value in the case of net obligations under any Swap Agreement under clause (g) and (v) in the case of any Indebtedness of the type described in clause (h) that is nonrecourse to the credit of that Person, to be the lesser of (x) the fair market value of such property and (y) the amount of the Indebtedness secured thereby.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Credit Party under any Credit Document and (b) to the extent not otherwise described in clause (a), Other Taxes.

“Indemnitee” has the meaning assigned thereto in Section 11.2(b).

“Independent Public Accountant” means independent certified public accountants or an independent public accounting firm (a) of recognized national standing in the United States, (b) of global recognized standing with headquarters located in the United States or (c) reasonably acceptable to the Required Lenders.

“Index Rate” means, for any Index Rate Determination Date with respect to any Base Rate Loans determined by reference to the Index Rate, the rate per annum (rounded upward to the next whole multiple of 1/16 of 1%) equal to the LIBOR as published on the applicable Reuters screen page (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time) for deposits with a term equivalent to one month in Dollars, determined as of approximately 11:00 a.m. (London, England time) two Business Days prior to such Index Rate Determination Date, or (b) in the event the rate referenced in the preceding clause (a) does not appear on such page or service or if such page or service shall cease to be available, the rate per annum (rounded upward to the next whole multiple of 1/16 of 1%) equal to the rate determined by the Administrative Agent to be the offered rate on such other page or other service which displays an average settlement rate for deposits with a term equivalent to one month in Dollars, determined as of approximately 11:00 a.m. (London, England time) two Business Days prior to such Index Rate Determination Date. Notwithstanding anything contained herein to the contrary, the Index Rate shall not be less than 0.50%.

“Index Rate Determination Date” means the Closing Date and the first Business Day of each calendar month thereafter; provided that, solely for purposes of the definition of Base Rate, Index Rate Determination Date means the date of determination of the Base Rate.

“Intellectual Property Rights” means all actual or prospective rights arising in connection with any intellectual property or other proprietary rights, including all rights arising in connection with copyrights, patents, service marks, trade dress, trade secrets, trademarks, trade names or mask works.

“Interest Payment Date” means with respect to (a) any Base Rate Loan and any Swingline Loan, the last Business Day of each calendar quarter, commencing on the first such date to occur after the Closing Date and the final maturity date of such Loan; and (b) any LIBOR Loan, the last day of each Interest Period applicable to such Loan; provided, in the case of each Interest Period of longer than three months “Interest Payment Date” shall also include each date that is three months, or an integral multiple thereof, after the commencement of such Interest Period.

“Interest Period” means, in connection with an Adjusted LIBOR Rate Loan, an interest period of one, three or six months, as selected by the Borrower in the applicable Funding Notice or Conversion/Continuation Notice, (a) initially, commencing on the Credit Date or Conversion/Continuation Date thereof, as the case may be; and (b) thereafter, commencing on the day on which the immediately preceding Interest Period expires; provided, (i) if an Interest Period would otherwise expire on a day that is not a Business Day, such Interest Period shall expire on the next succeeding Business Day unless no further Business Day occurs in such month, in which case such Interest Period shall expire on the immediately preceding Business Day; (ii) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall, subject to clause (iii) of this definition, end on the last Business Day of a calendar month; (iii) no Interest Period with respect to any Term Loan shall extend beyond any principal amortization payment date, except to the extent that the portion of such Loan comprised of Adjusted LIBOR Rate Loans that is expiring prior to the applicable principal amortization payment date plus the portion comprised of Base Rate Loans equals or exceeds the principal amortization payment then due; and (iv) no Interest Period with respect to any portion of the Revolving Loans shall extend beyond the Revolving Commitment Termination Date.

“Interest Rate Determination Date” means, with respect to any Interest Period, the date that is two Business Days prior to the first day of such Interest Period.

“Internal Revenue Code” means the Internal Revenue Code of 1986.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Equity Interests of another Person, (b)

a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person and any arrangement pursuant to which the investor Guarantees Indebtedness of such other Person, or (c) an Acquisition. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested (without adjustment for subsequent increases or decreases in the value of such Investment) less any amount realized in respect of such Investment upon the sale, collection or return of capital (not to exceed the original amount invested). For the avoidance of doubt, Investments shall not include payments by a Credit Party to any Subsidiary on account of goods and services provided to such Credit Party by such Subsidiary, in each case to the extent such payment is permitted by Section 8.11.

“Involuntary Disposition” means the receipt by the Borrower or any of its Subsidiaries of any cash insurance proceeds or condemnation awards payable by reason of theft, loss, physical destruction or damage, taking or similar event with respect to any of its Property.

“IRS” means the United States Internal Revenue Service.

“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice, Inc. (or such later version thereof as may be in effect at the time of issuance of such Letter of Credit).

“Issuance Notice” means an Issuance Notice substantially in the form of Exhibit 2.3.

“Issuer Documents” means with respect to any Letter of Credit, the Letter of Credit Application, and any other document, agreement and instrument entered into by the Issuing Bank and the Borrower (or any Subsidiary) or in favor of the Issuing Bank and relating to such Letter of Credit.

“Issuing Bank” means Regions Bank, in its capacity as issuer of Letters of Credit hereunder, together with its permitted successors and permitted assigns in such capacity.

“LCA Election” means the Borrower’s election to treat a specified Acquisition permitted hereby as a Limited Condition Acquisition.

“Lead Arrangers” means, collectively, Regions Capital Markets, PNC Capital Markets, LLC and BMO Capital Markets Corp., in their respective capacities as joint lead arrangers and joint bookrunners.

“Lender” means each financial institution with a Term Loan Commitment or a Revolving Commitment, together with its successors and permitted assigns. The initial Lenders are identified on the signature pages hereto and are set forth on Appendix A.

“Letter of Credit” means any standby letter of credit issued hereunder.

“Letter of Credit Application” means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by the Issuing Bank.

“Letter of Credit Borrowing” means any Credit Extension resulting from a drawing under any Letter of Credit that has not been reimbursed or refinanced as a Borrowing of Revolving Loans.

“Letter of Credit Fee” has the meaning assigned thereto in Section 2.10(b)(i).

“Letter of Credit Obligations” means, at any time, the sum of (a) the maximum undrawn amount available to be drawn under Letters of Credit then outstanding, assuming compliance with all requirements for drawings referenced therein, plus (b) the aggregate amount of all drawings under Letters of Credit that have not been reimbursed by the Borrower, including Letter of Credit Borrowings. For all purposes of this Agreement, (i) amounts available to be drawn under Letters of Credit will be calculated as provided in Section 1.4(h), and (ii) if a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“Letter of Credit Sublimit” means, as of any date of determination, the lesser of (a) $30,000,000 and (b) the Aggregate Revolving Commitments then in effect.

“LIBOR” means the London Interbank Offered Rate.

“LIBOR Index Rate” means, for any Index Rate Determination Date, the rate per annum obtained by dividing (a) the Index Rate by (b) an amount equal to (i) one, minus (ii) the Applicable Reserve Requirement.

“LIBOR Loan” means a Loan bearing interest at a rate determined by reference to the Adjusted LIBOR Rate or LIBOR Index Rate (including a Base Rate Loan referencing the LIBOR Index Rate), as applicable.

“LIBOR Replacement Rate” means as defined in Section 3.1(h).

“LIBOR Scheduled Unavailability Date” means as defined in Section 3.1(h).

“Licensed Intellectual Property” means any Intellectual Property Rights which the Borrower or any of its Subsidiaries licenses from another Person.

“Lien” means (a) any lien, mortgage, pledge, assignment, security interest, charge or encumbrance of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement, and any lease or license in the nature thereof) and any option, trust or other preferential arrangement having the practical effect of any of the foregoing, and (b) in the case of Securities, any purchase option, call or similar right of a third party with respect to such Securities.

“Limited Condition Acquisition” means any Permitted Acquisition or other Acquisition by the Borrower or one or more of its Subsidiaries permitted by this Agreement (other than an intercompany Acquisition) whose consummation is not conditioned on the availability of, or on obtaining, third party financing and with respect to which (i) the outside date for the consummation thereof occurs no more than 180 days after the relevant acquisition agreement is entered into and (ii) the Borrower has delivered an LCA Election to the Administrative Agent.

“Loan” means any Revolving Loan, Swingline Loan or Term Loan, and the Base Rate Loans and Adjusted LIBOR Rate Loans comprising such Loans.

“Margin Stock” has the meaning assigned thereto in Regulation U of the Board of Governors of the Federal Reserve System as in effect from time to time.

“Master Agreement” has the meaning assigned thereto in the definition of “Swap Agreement”.

“Material Account” means any deposit account or securities account other than (a) any deposit account exclusively used for payroll, Taxes, escrow, employee benefits or other fiduciary purposes, (b) any deposit account that is a zero dollar balance account that is, by its terms, swept at least once every two Business Days, and (c) any deposit account or securities account except to the extent the aggregate amount contained in all deposit accounts and securities accounts (other than deposit accounts described in (a) and (b) above) is more than $3,000,000 at any one time during the prior 12-month period (in which case the Borrower shall identify as Material Accounts those deposit accounts and securities accounts as are necessary so that the $3,000,000 threshold is not then exceeded).

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect on, the business, assets, liabilities (including contingent liabilities), operations or financial condition of the Borrower and its Subsidiaries taken as a whole; (b) a material adverse effect on the rights and remedies of any Agent or any Lender under any Credit Document, or on the ability of any Credit Party to perform its material obligations under any Credit Document to which it is a party; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against any Credit Party of any Credit Document to which it is a party.

“Material Commercial Tort Claim” means any commercial tort claim with respect to which a Credit Party is the plaintiff or a beneficiary and that makes a claim for damages, or other claim for judgment, in an amount greater than or equal to $2,000,000.

“Material IP Subsidiary” means any Subsidiary that (a) owns or licenses Intellectual Property Rights that, individually or in the aggregate, either (i) have a fair market value in excess of $1,000,000, (ii) are leased, licensed or otherwise provided to the Borrower or any of its other Subsidiaries for annual license, royalty or other payments in excess of $1,000,000 or (iii) are material to the operations and/or businesses of the Borrower and its Subsidiaries, taken as a whole or (b) is designated by the Borrower as a “Material IP Subsidiary” in writing as a result of its determination that such designation is reasonably necessary to the operations and/or businesses of the Borrower and its Subsidiaries, taken as a whole.

“Material Leased Property” means any single parcel, or adjacent or related parcels, of real property leased (or similarly held, but excluding any Real Estate Asset) by any Credit Party where assets that constitute, or are intended under this Agreement and the other Credit Documents to constitute, Collateral with an aggregate fair market value (as reasonably determined by the Borrower) amount in excess of $5,000,000 are at any time located.

“Material Letter of Credit Right” means any “letter of credit right” under the UCC in a face amount greater than or equal to $2,000,000 individually (or collectively in the case of multiple letter of credit rights securing the same asset or claim).

“Material Real Estate Asset” means any Real Estate Asset that has a fair market value (as reasonably determined by the Borrower) in excess of $7,500,000.

“Moody’s” means Moody’s Investor Services, Inc., together with its successors.

“Mortgaged Property Support Documents” means, with respect to any Real Estate Asset constituting, or intended to constitute, Collateral, such third party consents, intercreditor agreements, mortgagee title insurance policies (in amounts and with endorsements reasonably acceptable to the Administrative Agent), surveys, appraisals, environmental reports, flood hazard certifications and, evidence of flood insurance (if such insurance is required by Applicable Law), and such other mortgage-related documents as the Administrative Agent or the Collateral Agent may reasonably request in connection with the Mortgage of such Real Estate Asset and its constituting Collateral.

“Mortgages” means the mortgages, deeds of trust or deeds to secure debt that purport to grant to the Collateral Agent, for the benefit of the Secured Parties, a security interest in any Real Estate Asset (including with respect to any improvements and fixtures) of the Borrower or any other Credit Party in real property.

“Multiemployer Plan” means any “multiemployer plan” as defined in Section 3(37) of ERISA which is sponsored, maintained or contributed to by, or required to be contributed to by, any Credit Party or any of its ERISA Affiliates or with respect to which any Credit Party or any of its ERISA Affiliates previously sponsored, maintained or contributed to or was required to contributed to, and still has liability, whether contingent or otherwise.

“Net Cash Proceeds” means the aggregate proceeds paid in cash or Cash Equivalents received by the Borrower or any of its Subsidiaries in connection with any Asset Sale, Involuntary Disposition, Debt Transaction, issuance of convertible notes pursuant to Section 8.1(r) or the EbixCash Offering, net of (a) direct costs and expenses incurred or estimated costs and expenses for which reserves are maintained, in connection therewith (including legal, accounting and investment banking fees and expenses, sales commissions and underwriting discounts); (b) estimated taxes paid or payable (including sales, use or other transactional taxes and any net marginal increase in income taxes) as a result thereof; (c) the amount required to retire any Indebtedness secured by a Permitted Lien on the related property; and (d) amounts held in escrow to be applied as part of the purchase price for such assets. For purposes hereof, “Net Cash Proceeds” includes any cash or Cash Equivalents received upon the disposition of any non-cash consideration (x) received by the Borrower or any of its Subsidiaries in any Asset Sale, Involuntary Disposition, Debt Transaction, issuance of convertible notes pursuant to Section 8.1(r) or the EbixCash Offering or (y) released from escrow to the Borrower or any of its Subsidiaries.

“Non-Consenting Lender” has the meaning assigned thereto in Section 2.17.

“Non-Defaulting Lender” means, at any time, any Lender that is not a Defaulting Lender at such time.

“Non-Guarantor Subsidiary” means, at any time any Subsidiary that is not a Guarantor at such time.

“Note” means a Revolving Loan Note, a Swingline Note or a Term Loan Note, as applicable.

“Notice” means a Funding Notice, an Issuance Notice or a Conversion/Continuation Notice.

“Obligations” means all obligations, indebtedness and other liabilities of every nature of each Credit Party from time to time owed to any Agent (including any former Agent in its capacity as such), the Issuing Bank (including any former Issuing Bank in its capacity as such), the Lenders (including former Lenders in their capacity as such) or any of them, the Qualifying Swap Banks and the Qualifying Treasury Management Banks, in each case, under any Credit Document, Secured Swap Agreement or Secured Treasury Management Agreement, together with all renewals, extensions, modifications or refinancings of any of the foregoing, whether for principal, interest (including interest which, but for the filing of a petition in bankruptcy with respect to such Credit Party, would have accrued on any Obligation, whether or not a claim is allowed against such Credit Party for such interest in the related bankruptcy proceeding), reimbursement of amounts drawn under Letters of Credit, payments for early termination of Swap Agreements, fees, expenses, indemnification or otherwise; provided that the “Obligations” of a Guarantor shall exclude any Excluded Swap Obligations with respect to such Guarantor.

“OFAC” means the U.S. Department of the Treasury’s Office of Foreign Assets Control.

“Off-The-Shelf Software” has the meaning assigned thereto in Section 6.15(c).

“Organizational Documents” means (a) with respect to any corporation, its certificate or articles of incorporation or organization, as amended, and its by-laws, as amended, (b) with respect to any limited partnership, its certificate of limited partnership, as amended, and its partnership agreement, as amended, (c) with respect to any general partnership, its partnership agreement, as amended, and (d) with respect to any limited liability company, its articles of organization, certificate of formation or comparable documents, as amended, and its operating agreement, as amended. In the event any term or condition of this Agreement or any other Credit Document requires any Organizational Document to be certified by a secretary of state or similar governmental official, the reference to any such “Organizational Document” shall only be to a document of a type customarily certified by such governmental official.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Credit Document, or sold or assigned an interest in any Loan or Credit Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Credit Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.17).

“Outstanding Amount” means (a) with respect to Revolving Loans and Swingline Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any Borrowings and prepayments or repayments of Revolving Loans and Swingline Loans, as the case may be, occurring on such date; (b) with respect to any Letter of Credit Obligations on any date, the aggregate outstanding amount of such Letter of Credit Obligations on such date after giving effect to any Credit Extension of a Letter of Credit occurring on such date and any other changes in the amount of the Letter of Credit Obligations as of such date, including as a result of any reimbursements by the Borrower of any drawing under any Letter of Credit; and (c) with respect to any Term Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any prepayments or repayments of such Term Loan on such date.

“Owned Intellectual Property” means any Intellectual Property Rights for which the Borrower or any of its Subsidiaries is the registered owner.

“Participant” has the meaning assigned thereto in Section 11.5(d).

“Participant Register” has the meaning assigned thereto in Section 11.5(d).

“PATRIOT Act” has the meaning assigned thereto in Section 6.14(f).

“PBGC” means the Pension Benefit Guaranty Corporation or any successor thereto.

“Pension Plan” means any “employee pension benefit plan” as defined in Section 3(2) of ERISA other than a Multiemployer Plan, which is subject to Section 412 of the Internal Revenue Code or Section 302 of ERISA and which is sponsored, maintained or contributed to by, or required to be contributed to by, any Credit Party or any of its ERISA Affiliates or with respect to which any Credit Party or any of its ERISA Affiliates previously sponsored, maintained or contributed to, or was required to contribute to, and still has liability, whether contingent or otherwise.

“Permitted Acquisition” means any non-hostile Acquisition that satisfies the following conditions:

(a)    the Borrower shall have notified the Administrative Agent and the Lenders of such proposed Acquisition at least (i) three Business Days prior to the consummation thereof if the total consideration (including Earn Out Obligations) for such Acquisition is greater than $50,000,000 but less than or equal to $100,000,000 and (ii) five Business Days prior to the consummation thereof if the total consideration (including Earn Out Obligations) for such Acquisition is greater than $100,000,000 (it being understood no prior notice shall be required for any proposed Acquisition the total consideration (including Earn Out Obligations) for which is less than or equal to $50,000,000, but the Borrower shall provide notice thereof to the Administrative Agent upon, or promptly after, the consummation thereof);

(b)    the Person or Properties to be acquired (i) is in a similar or complementary line of business as those of the Borrower and its Subsidiaries on the date of such Acquisition and (ii) becomes, or the Properties to be acquired are acquired by, a Subsidiary of the Borrower (or, solely with respect to Properties, by the Borrower);

(c)    no Event of Default exists either on the date the agreement governing such Acquisition is executed or on the date of consummation thereof (either before or immediately after such consummation); provided that if such Acquisition is a Limited Condition Acquisition, this condition may be satisfied as of the date of entering into of the definitive agreement for such Limited Condition Acquisition so long as no Event of Default under any of Sections 9.1(a), (f) or (g) has occurred and is continuing as of the date of consummation of such Acquisition;

(d)    the Borrower is in pro forma (as provided in Section 1.3) compliance with each of the financial covenants set forth in Section 8.7, provided that if such Acquisition is a Limited Condition Acquisition, this condition may be satisfied as of the date of entering into of the definitive agreement for such Limited Condition Acquisition;

(e)    all transactions related to such Acquisition are consummated (i) in accordance with the terms of the purchase or acquisition agreement executed in connection therewith and with all other material agreements, instruments and documents implementing such Acquisition (all of which shall be reasonably satisfactory in form and substance to the Administrative Agent in the case of any Acquisition the total consideration (including Earn Out Obligations) for which is greater than $50,000,000), (ii) in accordance with all material Applicable Laws and regulatory approvals and (iii) in conformity in all material respects with all applicable required governmental, corporate and third-party approval and consents;

(f)    with respect to each such Acquisition of a Person that is required to become a Guarantor, or whose Equity Interests are required to be pledged, under the Credit Documents, all actions required to be taken under the Credit Documents with respect to any such newly created or acquired Subsidiary (including each Subsidiary thereof) or assets in order to become Guarantors and/or provide Collateral shall have been taken (or arrangements reasonably satisfactory to the Administrative Agent for the taking of such actions within the time frame required by the Credit Documents shall have been made);

(g)    if:

(i)    either (A) the Borrower demonstrates a pro forma (as provided in Section 1.3) Consolidated Net Leverage Ratio of greater than or equal to 4.00 to 1.00 as of the date of consummation of such Acquisition (or, if such Acquisition is a Limited Condition Acquisition, if elected by the Borrower, as of the date of entering into of the definitive agreement for such Limited Condition Acquisition) or (B) such Acquisition is consummated prior to the delivery of a Compliance Certificate for the fiscal quarter of the Borrower ending September 30, 2020, then in either such case (1) the aggregate consideration (including Earn Out Obligations) for such Acquisition shall consist only of (x) Qualified Equity Interests, (y) Permitted Disqualified Equity Interests constituting Excluded Disqualified Equity Interests (or the cash proceeds thereof) and (z) if as of the date of consummation of such Acquisition the Global Unrestricted Cash (calculated on a pro forma basis (as provided in Section 1.3) after giving effect to such Acquisition) is in excess of $40,000,000, other consideration not to exceed $15,000,000 during such Fiscal Year (when combined with all other Acquisitions consummated pursuant to this clause (g)(i) or clause (g)(ii) below during such Fiscal Year) and (2) the Consolidated EBITDA (calculated as provided in the definition thereof, but only giving effect to clause (e) thereof to the extent of actions anticipated to be taken within one month of the consummation of such Acquisition and amounts anticipated to be realized within 12 months following such consummation) of the Person to be acquired shall be greater than $0;

(ii)    both (A) the Borrower demonstrates a pro forma (as provided in Section 1.3) Consolidated Net Leverage Ratio of greater than or equal to 3.25 to 1.00 but less than 4.00 to 1.00 as of the date of consummation of such Acquisition (or, if such Acquisition is a Limited Condition Acquisition, if elected by the Borrower, as of the date of entering into of the definitive agreement for such Limited Condition Acquisition ) and (B) such Acquisition is consummated after the delivery of a Compliance Certificate for the fiscal quarter of the Borrower ending September 30, 2020, then in such case the aggregate consideration (including Earn Out Obligations) for such Acquisition shall consist only of (x) Qualified Equity Interests, (y) Permitted Disqualified Equity Interests constituting Excluded Disqualified Equity Interests (or the cash proceeds thereof) and (z) if as of the date of consummation of such Acquisition the Global Unrestricted Cash (calculated on a pro forma basis (as provided in Section 1.3) after giving effect to such Acquisition) is (1) in excess of $40,000,000 but less than or equal to $80,000,000, other consideration not to exceed $15,000,000 during such Fiscal Year (when combined with all other Acquisitions consummated pursuant to clause (g)(i) above or this clause (g)(ii) during such Fiscal Year) or (2) in excess of $80,000,000, other consideration not to exceed $50,000,000 during such Fiscal Year (when combined with all other Acquisitions consummated pursuant to clause (g)(i) above or this clause (g)(ii) during such Fiscal Year); and

(iii)    both (A) the Borrower demonstrates a pro forma (as provided in Section 1.3) Consolidated Net Leverage Ratio of less than 3.25 to 1.00 as of the date of consummation of such Acquisition (or, if such Acquisition is a Limited Condition Acquisition, if elected by the Borrower, as of the date of entering into of the definitive agreement for such Limited Condition Acquisition) and (B) such Acquisition is consummated after the delivery of a Compliance Certificate for the fiscal quarter of the Borrower ending September 30, 2020, then there shall be no limit on the consideration for such Acquisition pursuant to this clause (g) (without limitation of any other clause of this definition), and any Acquisition consummated in accordance with this clause (g)(iii) shall not constitute usage of the annual dollar baskets in either clause (g)(i)(z) or clause (g)(ii)(z) above;

provided, that none of the limitations in this clause (g) shall apply to the Yatra Acquisition or the TriMax Acquisition;

(h)    the Administrative Agent shall have received, at the time of (or prior to) the consummation of such Acquisition, a certificate of an Authorized Officer of the Borrower certifying that all the requirements set forth in clauses (b) through (g) of this definition have been satisfied with respect to such Acquisition, and such certificate shall include (x) reasonably detailed calculations of Consolidated EBITDA of the target of such Acquisition pursuant to clause (g)(i)(2) above (if such clause applies to such Acquisition) and (y) if the total consideration (including Earn Out Obligations) therefor is greater than $50,000,000, reasonably detailed calculations demonstrating satisfaction of the requirements set forth in clause (d) above; provided that in the case of an Acquisition the total consideration (including Earn Out Obligations) for which is less than or equal to $25,000,000, no certification under this clause (h) shall be required (it being understood that notwithstanding the lack of such certification, such proposed Acquisition must satisfy the requirements of clauses (a) through (g) above in order to constitute a Permitted Acquisition hereunder and any notice provided pursuant to clause (a) shall constitute a representation to such effect).

“Permitted Disqualified Equity Interests” means any Equity Interest that constitutes a Disqualified Equity Interest but would not constitute a Disqualified Equity Interest if the period of “four years” in the definition of “Disqualified Equity Interests” was replaced with “181 days” in lieu thereof.

“Permitted Encumbrances” means each of the following:

(a)    Liens for Taxes not yet overdue or for Taxes if obligations with respect to such Taxes are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted;

(b)    statutory Liens of landlords, banks (including rights of set off), carriers, warehousemen, mechanics, repairmen, workmen and materialmen, and other Liens imposed by law (other than any such Lien imposed pursuant to Section 430(k) of the Internal Revenue Code or Section 303(k) or 4068 of ERISA that would constitute an Event of Default under Section 9.1(h)), in each case incurred in the ordinary course of business (i) for amounts not yet overdue, or (ii) for amounts that are overdue and that are being contested in good faith by appropriate proceedings, so long as such reserves or other appropriate provisions, if any, as shall be required by GAAP shall have been made for any such contested amounts;

(c)    Liens incurred in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, trade contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money or other Indebtedness), so long as no foreclosure, sale or similar proceedings have been commenced with respect to any portion of the assets on account thereof;

(d)    easements, servitudes, rights-of-way, covenants, licenses, protrusions, zoning and other restrictions, encroachments, and other minor defects or irregularities in title or other similar encumbrances, in each case which do not and will not, individually or in the aggregate, materially detract from the value of the properties of, or interfere in any material respect with the ordinary conduct of the business of, any Credit Party or any of their respective Subsidiaries, including all encumbrances shown on any policy of title insurance in favor of the Collateral Agent with respect to any Real Estate Asset;

(e)    any interest or title of a licensor, sublicensor, lessor or sublessor with respect to any assets under any license or lease agreement entered into in the ordinary course of business, provided that the same do not interfere in any material respect with the business of any Credit Party and its Subsidiaries, taken as a whole;

(f)    Liens (i) solely on any cash earnest money deposits made by any Credit Party or any of its Subsidiaries in connection with any letter of intent or purchase agreement in connection with an Investment or other acquisition permitted hereunder and (ii) consisting of customary restrictions (i.e. those that limit the transfer of certain property pending the consummation of its sale) contained in an agreement related to the consummation of a transaction permitted by Section 8.8, 8.9 or 8.10;

(g)    purported Liens evidenced by the filing of precautionary UCC financing statements relating solely to consignment of goods or operating leases of personal property entered into in the ordinary course of business, and not evidencing a security interest in any of the property of any Credit Party or any of its Subsidiaries;

(h)    Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(i)    restrictions resulting from any zoning or similar law or right reserved to or vested in any governmental office or agency to control or regulate the use of any real property;

(j)    licenses, leases, sublicenses or subleases granted by any Credit Party or any of its Subsidiaries to other Persons (including with respect to Intellectual Property Rights) in the ordinary course of business and not interfering in any respect with the ordinary conduct of the business of such Credit Party or such Subsidiary;

(k)    Liens consisting of judgment or judicial attachment liens relating to judgments which do not constitute an Event of Default under Section 9.1(h);

(l)    Liens (i) of a collecting bank arising in the ordinary course of business under Section 4-210 of the UCC covering only the items being collected upon and (ii) attaching to commodity trading accounts or other commodities brokerage accounts incurred in the ordinary course of business and not for speculative purposes;

(m)    Liens (including the right of set-off) in favor of a bank or other depository institution arising as a matter of law encumbering deposits;

(n)    Liens on insurance policies of any Credit Party or any of its Subsidiaries and the proceeds thereof securing the financing of the premiums with respect to such insurance policies;

(o)    Liens arising out of customary conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into in the ordinary course of business; and

(p)    Liens that are customary rights of set off relating to pooled deposit or sweep accounts of the Borrower or any of its Subsidiaries to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business;

provided that the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness.

“Permitted Liens” means each of the Liens permitted pursuant to Section 8.2.

“Permitted Non-Credit Party Investments” means (a) a loan made by any Credit Party to any Non-Guarantor Subsidiary (each a “Subsidiary Loan”) so long as (i) no Event of Default has occurred and is continuing on the date such Subsidiary Loan is made or would result therefrom, (ii) such Subsidiary Loan is required by its terms to be repaid within ninety (90) days after the making thereof, (iii) such Subsidiary

Loan does not remain outstanding for more than ninety (90) days, and (iv) the aggregate outstanding amount of all Subsidiary Loans does not at any time exceed (1) if the pro forma (as provided in Section 1.3) Consolidated Net Leverage Ratio as of the date of making of such Subsidiary Loan is greater than or equal to 2.75 to 1.00, $25,000,000 or (2) otherwise, $50,000,000, and (b) any other Investment by any Credit Party to any Non-Guarantor Subsidiary so long as the aggregate outstanding amount of all Investments under this clause (b) does not at any time exceed (1) if the pro forma (as provided in Section 1.3) Consolidated Net Leverage Ratio as of the date of making of such Investment is greater than or equal to 2.75 to 1.00, $10,000,000 or (2) otherwise, $25,000,000. For the purposes of clause (a) of this definition, any Subsidiary Loan used to repay an existing Subsidiary Loan shall be deemed to be an extension of such existing Subsidiary Loan (rather than a new Subsidiary Loan). For the avoidance of doubt, any Investment that is permitted to be outstanding as a Permitted Non-Credit Party Investment at the time it is made shall not cease to be a Permitted Non-Credit Party Investment solely because of any fluctuation in the Consolidated Net Leverage Ratio after the date thereof.

“Permitted Refinancing” means any extension, renewal, modification, replacement or refinancing of any existing Indebtedness so long as any such extension, renewal, modification, replacement or refinancing of such Indebtedness (a) is subject to terms and conditions not materially less favorable to the obligor thereof or the Secured Parties than the Indebtedness being extended, renewed, modified, replaced or refinanced, (b) has an average life to maturity that is greater than that of the Indebtedness being extended, renewed, modified, replaced or refinanced, (c) does not include an obligor that was not an obligor with respect to the Indebtedness being extended, renewed, modified, replaced or refinanced (unless such obligor may otherwise incur such Indebtedness under another basket set forth in Section 8.1; it being understood that any incurrence of Indebtedness by such obligor pursuant to this clause (c) shall count as usage of such other basket), (d) is subordinated on substantially the same terms (or terms more favorable to the obligees of the Obligations), if the Indebtedness being extended, renewed, modified, replaced or refinanced was subordinated to the prior payment of the Obligations (or any portion thereof), (e) does not exceed in principal amount the Indebtedness being extended, renewed, modified, replaced or refinanced plus reasonable fees and expenses incurred in connection therewith (except to the extent such excess principal amount may otherwise be incurred under another basket set forth in Section 8.1; it being understood that any such excess principal amount added to Indebtedness pursuant to this clause (e) shall count as usage of such other basket), and (f) is not incurred, created or assumed, if any Event of Default under Section 9.1(a), (f) or (g) has occurred and continues to exist or would result therefrom.

“Permitted Restricted Payment” means any Restricted Payment made with respect to any Equity Interests of the Borrower or any Subsidiary so long as (a) both immediately before and immediately after giving effect thereto, no Event of Default exists or shall have occurred as a result thereof, (b) the Borrower is in pro forma (as provided in Section 1.3) compliance with the financial covenants set forth in Section 8.7 as of the date of such Restricted Payment and (c) the amount of such Restricted Payment, when combined with the aggregate amount of all other Restricted Payments made during such Fiscal Year and prior to such Restricted Payment, shall not cause the Permitted Restricted Payment Limit in effect at the time of such Restricted Payment for such Fiscal Year to be exceeded.

“Permitted Restricted Payment Limit” means, as of the date of any Restricted Payment, an aggregate amount for the Fiscal Year in which such Restricted Payment is made equal to the following (with no unutilized portion being carried forward to, or used in, any subsequent Fiscal Year):

(a)    if the pro forma (as provided in Section 1.3) Consolidated Net Leverage Ratio as of the date of making of such Restricted Payment is greater than or equal to 3.25 to 1.00, (i) with respect to Restricted Payments consisting of dividends or other distributions (whether in cash, securities or other property) with respect to any Equity Interests of the Borrower or any Subsidiary, the lesser of (x) $0.30 per unit of such Equity Interests and (y) $13,000,000, (ii) with respect to Restricted Payments consisting of payments in cash on account of the purchase of any such Equity Interests in the ordinary course of business from any employee of the issuer of such Equity Interests, $1,500,000, and (iii) with respect to any other Restricted Payments, $0;

(b)    if the pro forma (as provided in Section 1.3) Consolidated Net Leverage Ratio as of the date of making of such Restricted Payment is greater than or equal to 2.50 to 1.00 but less than 3.25 to 1.00, $50,000,000; and

(c)    if the pro forma (as provided in Section 1.3) Consolidated Net Leverage Ratio as of the date of making of such Restricted Payment is less than 2.50 to 1.00, an unlimited amount;

provided that on and after the Amendment No. 11 Effective Date, the Permitted Restricted Payment Limit for each Fiscal Year (including the Fiscal Year ending December 31, 2021) shall be limited to Restricted Payments consisting of dividends or other distributions (whether in cash, securities or other property) with respect to any Equity Interests of the Borrower or any Subsidiary in an amount equal to the lesser of (x) $0.30 per unit of such Equity Interests and (y) $13,000,000.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Platform” has the meaning assigned thereto in Section 11.1(d).

“Pledge Agreement” means the Pledge Agreement dated as of the Closing Date made by the Credit Parties in favor of the Collateral Agent, for the benefit of the Secured Parties, as supplemented from time to time by the execution and delivery of Pledge Joinder Agreements and Pledge Agreement Supplements.

“Pledge Agreement Supplement” means any Pledge Agreement Supplement, substantially in the form thereof attached to the Pledge Agreement or such other form as is reasonably satisfactory to the Collateral Agent and the other parties thereto, executed and delivered by a Credit Party to the Collateral Agent.

“Pledge Joinder Agreement” means any Pledge Joinder Agreement, substantially in the form thereof attached to the Pledge Agreement or such other form as is reasonably satisfactory to the Collateral Agent and the other parties thereto, executed and delivered by a Subsidiary to the Collateral Agent.

“Prime Rate” means the per annum rate which the Administrative Agent publicly announces from time to time to be its prime lending rate, as in effect from time to time. The Administrative Agent’s prime lending rate is a reference rate and does not necessarily represent the lowest or best rate charged to customers.

“Principal Office” means, for the Administrative Agent, the Swingline Lender and the Issuing Bank, such Person’s “Principal Office” as set forth on Appendix B, or such other office as it may from time to time designate in writing to the Borrower and each Lender.

“Property” means an interest of any kind in any property or asset, whether real, personal or mixed, and whether tangible or intangible.

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Qualified ECP Guarantor” means, in respect of any Swap Obligation, each Credit Party that, at the time the Guaranty (or grant of security interest, as applicable) becomes or would become effective with respect to such Swap Obligation, has total assets exceeding $10,000,000 or such other Credit Party as constitutes an “eligible contract participant” under the Commodity Exchange Act and which may cause another Person to qualify as an “eligible contract participant” with respect to such Swap Obligation at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

“Qualified Equity Interest” means any Equity Interest that is not a Disqualified Equity Interest.

“Qualifying Swap Bank” means (a) any of Regions Bank and its Affiliates, (b) any Person that is a Lender or an Affiliate of a Lender at the time it enters into a Swap Agreement so long as such Person shall have provided a Secured Party Designation Notice to the Administrative Agent or (c) any Person that is a party to a Swap Agreement at the time it (or its Affiliate) becomes a Lender so long as such Person (or its Affiliate) shall have provided a Secured Party Designation Notice to the Administrative Agent. For purposes hereof, the term “Lender” shall be deemed to include the Administrative Agent.

“Qualifying Treasury Management Bank” means (a) any of Regions Bank and its Affiliates, (b) any Person that is a Lender or an Affiliate of a Lender at the time it enters into a Treasury Management Agreement so long as such Person shall have provided a Secured Party Designation Notice to the Administrative Agent or (c) any Person that is a party to a Treasury Management Agreement at the time it (or its Affiliate) becomes a Lender so long as such Person (or its Affiliate) shall have provided a Secured Party Designation Notice to the Administrative Agent. For purposes hereof, the term “Lender” shall be deemed to include the Administrative Agent.

“Real Estate Asset” means, at any time of determination, any fee-owned interest in real property (including any improvements and fixtures thereon) held by a Credit Party.

“Recipient” means (a) any Agent, (b) any Lender or (c) the Issuing Bank, as applicable.

“Refunded Swingline Loans” has the meaning assigned thereto in Section 2.2(b)(iii).

“Register” has the meaning assigned thereto in Section 11.5(c).

“Reimbursement Date” has the meaning assigned thereto in Section 2.3(d).

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.

“Release” means any release, spill, emission, leaking, pumping, pouring, injection, escaping, deposit, disposal, discharge, dispersal, dumping, leaching or migration of any Hazardous Material into the indoor or outdoor environment (including the abandonment or disposal of any barrels, containers or other closed receptacles containing any Hazardous Material), including the movement of any Hazardous Material through the air, soil, surface water or groundwater.

“Removal Effective Date” has the meaning assigned thereto in Section 10.6(b).

“Required Lenders” means, as of any date of determination, Lenders having Total Credit Exposure representing more than fifty percent of the Total Credit Exposures of all Lenders; provided that (a) at any time that there are three or fewer Lenders, “Required Lenders” shall require at least two Lenders (in addition to the Total Credit Exposure threshold set forth above) and (b) the Total Credit Exposure of any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders (including for making a determination of the total number of Lenders for purposes of clause (a)).

“Resignation Effective Date” has the meaning assigned thereto in Section 10.6(a).

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests of the Borrower or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests or on account of any return of capital to the Borrower’s stockholders, partners or members (or the equivalent Person thereof), or any setting apart of funds or property for any of the foregoing.

“Revolving Commitment” means the commitment of a Lender to make or otherwise fund any Revolving Loan and to acquire participations in Letters of Credit and Swingline Loans hereunder and “Revolving Commitments” means such commitments of all Lenders in the aggregate. The amount of each Lender’s Revolving Commitment is set forth on Appendix A or in the applicable Assignment Agreement, subject to any increase, adjustment or reduction pursuant to the terms and conditions hereof. The aggregate amount of the Revolving Commitments as of the Amendment No. 12 Effective Date is $450,000,000.

“Revolving Commitment Percentage” means, for each Lender, a fraction (expressed as a percentage carried to the ninth decimal place), the numerator of which is such Lender’s Revolving Commitment and the denominator of which is the Aggregate Revolving Commitments then in effect. The initial Revolving Commitment Percentages are set forth on Appendix A.

“Revolving Commitment Period” means the period from and including the Closing Date to the earlier of (a) (i) in the case of Revolving Loans and Swingline Loans, the Revolving Commitment Termination Date or (ii) in the case of the Letters of Credit, the expiration date thereof, or (b) in each case, the date on which the Revolving Commitments shall have been terminated as provided herein.

“Revolving Commitment Termination Date” means the earliest to occur of (a) February 21, 2023; (b) the date the Revolving Commitments are permanently reduced to zero pursuant to Section 2.11(b); and (c) the date of the termination of the Revolving Commitments pursuant to Section 9.2.

“Revolving Credit Exposure” means, as to any Lender at any time, the aggregate principal amount at such time of its outstanding Revolving Loans and such Lender’s participation in Letter of Credit Obligations and Swingline Loans at such time.

“Revolving Loan” means a Loan made by a Lender to the Borrower pursuant to Section 2.1(a).

“Revolving Loan Note” means a promissory note in the form of Exhibit 2.5-1, as it may be amended, supplemented or otherwise modified from time to time.

“Revolving Obligations” means the Revolving Loans, the Letter of Credit Obligations and the Swingline Loans.

“S&P” means Standard & Poor’s Ratings Services, a division of Standard & Poor’s Financial Services LLC, together with its successors.

“Sanctioned Country” means (a) a country, region, territory or a government of a country, region or territory, (b) an agency of the government of a country, region or territory, or (c) an organization directly or indirectly owned or controlled by a country, region, territory or its government, that is subject to Sanctions.

“Sanctioned Person” means (a) a Person named on the list of “Specially Designated Nationals” or any other Sanctions related list of designated Persons maintained by OFAC, the U.S. Department of State, the United Nations Security Council, the European Union or any European Union member state, (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person owned or controlled by any such Person or Persons described in the foregoing clauses (a) or (b).

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by OFAC or the U.S. Department of State, (b) the United Nations Security Council, (c) the European Union, (d) any European Union member state, (e) Her Majesty’s Treasury of the United Kingdom or (f) any other relevant sanctions authority.

“SEC” means the United States Securities and Exchange Commission.

“Second Amendment Effective Date” means June 17, 2016.

“Secured Parties” means, collectively, the Administrative Agent, the Collateral Agent, the Lenders, the Issuing Bank, the Qualifying Swap Banks, the Qualifying Treasury Management Banks, each co-agent or sub-agent appointed by the Administrative Agent or the Collateral Agent from time to time pursuant to Section 10.5, any other holder from time to time of any of any Obligations and, in each case, their respective successors and permitted assigns.

“Secured Party Designation Notice” means a notice in the form of Exhibit 1.1 (or other writing in form and substance satisfactory to the Administrative Agent) from a Qualifying Swap Bank or a Qualifying Treasury Management Bank to the Administrative Agent that it holds Obligations entitled to share in the guaranties and collateral interests provided herein in respect of a Secured Swap Agreement or Secured Treasury Management Agreement, as appropriate.

“Secured Swap Agreement” means any Swap Agreement between any of the Borrower and its Subsidiaries, on the one hand, and a Qualifying Swap Bank, on the other hand. For the avoidance of doubt, a holder of Obligations in respect of a Secured Swap Agreement shall be subject to the provisions of Sections 9.3 and 10.10.

“Secured Swap Obligations” means all obligations owing to a Qualifying Swap Bank in connection with any Secured Swap Agreement including any and all cancellations, buy backs, reversals, terminations or assignments of any Secured Swap Agreement, any and all renewals, extensions and modifications of any Secured Swap Agreement and any and all substitutions for any Secured Swap Agreement, including all fees, costs, expenses and indemnities, whether primary, secondary, direct, fixed or otherwise (including any monetary obligations incurred during the pendency of any bankruptcy or insolvency proceedings, regardless of whether allowed or allowable in such bankruptcy or insolvency proceedings), in each case, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising.

“Secured Treasury Management Agreement” means any Treasury Management Agreement between any of the Borrower and its Subsidiaries, on the one hand, and a Qualifying Treasury Management Bank, on the other hand. For the avoidance of doubt, a holder of Obligations in respect of a Secured Treasury Management Agreement shall be subject to the provisions of Sections 9.3 and 10.10.

“Secured Treasury Management Obligations” means all obligations owing to a Qualifying Treasury Management Bank under a Secured Treasury Management Agreement, including all fees, costs, expenses and indemnities, whether primary, secondary, direct, fixed or otherwise (including any monetary obligations incurred during the pendency of any bankruptcy or insolvency proceedings, regardless of whether allowed or allowable in such bankruptcy or insolvency proceedings), in each case, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising.

“Securities” means any stock, shares, partnership interests, limited liability company interests, voting trust certificates, certificates of interest or participation in any profit-sharing agreement or arrangement (e.g., stock appreciation rights), options, warrants, bonds, debentures, notes, or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as “securities” or any certificates of interest, shares or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing.

“Security Agreement” means the Security Agreement dated as of the Closing Date made by the Credit Parties in favor of the Collateral Agent, for the benefit of the Secured Parties, as supplemented from time to time by the execution and delivery of Security Joinder Agreements.

“Security Joinder Agreement” means any Security Joinder Agreement, substantially in the form thereof attached to the Security Agreement or such other form as is reasonably satisfactory to the Collateral Agent and the other parties thereto, executed and delivered by a Subsidiary to the Collateral Agent.

“Sixth Amendment” means that certain Amendment No. 6 to Credit Agreement dated as of, and effective upon, the Sixth Amendment Effective Date.

“Sixth Amendment Effective Date” means February 21, 2018.

“Solvent” means, with respect to any Person as of a particular date, that on such date (a) such Person is able to pay its debts and other liabilities, contingent obligations and other commitments as they mature in the ordinary course of business, (b) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature in their ordinary course, (c) such Person is not engaged in a business or a transaction, and is not about to engage in a business or a transaction, for which such Person’s property would constitute unreasonably small capital after giving due consideration to the prevailing practice in the industry in which such Person is engaged or is to engage, (d) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person and (e) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured. In computing the amount of contingent liabilities at any time, it is intended that such liabilities will be computed at the amount which, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Specified Credit Party” means, any Credit Party that is, at the time on which the Guaranty (or grant of security interest, as applicable) becomes effective with respect to a Swap Obligation, a corporation, partnership, proprietorship, organization, trust or other entity that would not be an “eligible contract participant” under the Commodity Exchange Act at such time but for the effect of Section 4.8.

“Specified Transaction” means any Permitted Acquisition or any Disposition of one or more Subsidiaries or lines of business permitted hereunder.

“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company, association, joint venture or other business entity of which (a) more than fifty percent of the total voting power of Equity Interests entitled (without regard to the occurrence of any contingency) to vote in the election of the Person or Persons (whether directors, managers, trustees or other Persons performing similar functions) having the power to direct or cause the direction of the management and policies thereof is at the time owned or Controlled (directly or indirectly), or (b) the management of which is otherwise Controlled (directly or indirectly), or both, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof; provided that in determining the percentage of ownership interests of any Person Controlled by another Person pursuant to clause (a), no ownership interest in the nature of a “qualifying share” of the former Person shall be deemed to be outstanding and; provided, further, that in the case of a Person qualifying as a Subsidiary only pursuant to clause (b), the Borrower may elect that such Person not be treated as a Subsidiary hereunder so long as the applicable Subsidiary’s interest in such Person qualifies as a permitted Investment in accordance with Section 8.5(p). Unless otherwise provided, “Subsidiary” shall refer to a Subsidiary of the Borrower.

“Swap Agreement” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, currency swap transactions, cross-currency rate swap transactions, currency options, cap transactions, floor transactions, collar transactions, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options or warrants to enter into any of the foregoing), whether or not any such transaction is governed by, or otherwise subject to, any master agreement or any netting agreement, and (b) any and all transactions or arrangements of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement (or similar documentation) published from time to time by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such agreement or documentation, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement; provided that the term “Swap Agreement” shall not include any Convertible Notes Hedges.

“Swap Obligation” means with respect to any Guarantor any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.

“Swap Provider” means any Person that is a party to a Swap Agreement with any of the Borrower or its Subsidiaries.

“Swap Termination Value” means, in respect of any one or more Swap Agreements, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Agreements, (a) for any date on or after the date such Swap Agreements have been closed out and termination value(s) determined in accordance therewith, such termination value(s) and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Agreements, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Agreements (which may include a Lender or any Affiliate of a Lender).

“Swingline Lender” means Regions Bank in its capacity as Swingline Lender hereunder, together with its permitted successors and permitted assigns in such capacity.

“Swingline Loan” means a Loan made by the Swingline Lender to the Borrower pursuant to Section 2.2.

“Swingline Note” means a promissory note in the form of Exhibit 2.5-2, as it may be amended, supplemented or otherwise modified from time to time.

“Swingline Rate” means the Base Rate plus the Applicable Margin applicable to Base Rate Loans (or with respect to any Swingline Loan advanced pursuant to an Auto Borrow Agreement, such other rate as separately agreed in writing between the Borrower and the Swingline Lender).

“Swingline Sublimit” means, at any time of determination, the lesser of (a) $15,000,000 and (b) the Aggregate Revolving Commitments then in effect.

“Synthetic Lease” means a lease transaction under which the parties intend that (a) the lease will be treated as an “operating lease” by the lessee pursuant to Statement of Financial Accounting Standards No. 13, as amended and (b) the lessee will be entitled to various tax and other benefits ordinarily available to owners (as opposed to lessees) of like property.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Loan” means the Term Loan A and any additional term loan established under Section 2.1(d)(iii).

“Term Loan A” means as defined in Section 2.1(b).

“Term Loan A Commitment” means, for each Lender, the commitment of such Lender to make a portion of the Term Loan A hereunder on the Second Amendment Effective Date or the Sixth Amendment Effective Date, as applicable. The Term Loan A Commitment of each Lender as of the Sixth Amendment Effective Date is set forth on Appendix A. The aggregate principal amount of the Term Loan A Commitments of all of the Lenders as in effect on the Sixth Amendment Effective Date (all of which were outstanding or advanced as the Term Loan A on the Sixth Amendment Effective Date) was $250,000,000.

“Term Loan A Commitment Percentage” means, for each Lender, a fraction (expressed as a percentage carried to the ninth decimal place), (a) the numerator of which is the Term Loan A Commitment of such Lender (or, after the termination of the Term Loan A Commitments, the outstanding principal amount of such Lender’s portion of the Term Loan A), and (b) the denominator of which is the aggregate Term Loan A Commitment of all Lenders (or, after termination of the Term Loan A Commitments, the aggregate outstanding principal amount of the Term Loan A). The initial Term Loan A Commitment Percentage of each Lender as of the Sixth Amendment Effective Date is set forth on Appendix A.

“Term Loan A Maturity Date” means February 21, 2023.

“Term Loan A Note” means a promissory note in the form of Exhibit 2.5-3, as it may be amended, supplemented or otherwise modified from time to time.

“Term Loan Commitments” means (a) for each Lender, such Lender’s Term Loan A Commitment and (b) for each Lender providing an additional Term Loan pursuant to Section 2.1(d)(iii), the commitment of such Lender to make such additional Term Loan as set forth in the document(s) executed by the Borrower establishing such additional Term Loan.

“Term Loan Commitment Percentage” means, for each Lender providing a portion of a Term Loan, a fraction (expressed as a percentage carried to the ninth decimal place), (a) the numerator of which is the Term Loan Commitment of such Lender (or, after the termination of the Term Loan Commitments, the outstanding principal amount of such Lender’s portion of such Term Loan), and (b) the denominator of which is the aggregate Term Loan Commitments of all Lenders (or, after termination of the Term Loan Commitments, the aggregate outstanding principal amount of such Term Loan).

“Term Loan Notes” means the Term Loan A Note and any other promissory notes given to evidence Term Loans hereunder.

“Total Credit Exposure” means, as to any Lender at any time, the Outstanding Amount of the Term Loans of such Lender at such time and the unused Revolving Commitments and Revolving Credit Exposure of such Lender at such time.

“Total Revolving Outstandings” means the aggregate Outstanding Amount of all Revolving Loans, all Swingline Loans and all Letter of Credit Obligations.

“Treasury Management Agreement” means any agreement governing the provision of treasury or cash management services, including deposit accounts, funds transfer, automated clearinghouse, commercial credit cards, purchasing cards, cardless e-payable services, debit cards, stored value cards, zero balance accounts, returned check concentration, controlled disbursement, lockbox, account reconciliation and reporting and trade finance services.

“Treasury Management Bank” means any Person that is a party to a Treasury Management Agreement with any of the Borrower or its Subsidiaries.

“TriMax Acquisition” means the purchase of various assets of TriMax IT Infrastructure (“TriMax”) by the Borrower pursuant to that certain agreement dated November 14, 2019 between the Borrower and TriMax, with total cash consideration not to exceed $12,000,000.

“Type of Loan” means a Base Rate Loan or a LIBOR Loan.

“UCC” means the Uniform Commercial Code (or any similar or equivalent legislation) as in effect in the State of New York (or any other applicable jurisdiction, as the context may require).

“United States” or “U.S.” means the United States of America.

“U.S. Person” means any Person that is a “United States person” as defined in Section 7701(a)(30) of the Internal Revenue Code.

“U.S. Tax Compliance Certificate” has the meaning assigned thereto in Section 3.3(f)(ii)(B)(3).

“Wholly-Owned” means, with respect to a Subsidiary, that all of the Equity Interests of such Subsidiary are, directly or indirectly, owned or controlled by the Borrower and/or one or more of its Wholly-Owned Subsidiaries (except, solely in the case of Foreign Subsidiaries, for directors’ qualifying shares or other shares required by Applicable Law to be owned by a Person other than the Borrower and/or one or more of its Wholly-Owned Subsidiaries).

“Withholding Agent” means any Credit Party and the Administrative Agent, as applicable.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

“Yatra Acquisition” means the purchase of Yatra Online, Inc., a Cayman Islands exempted company limited by shares (“Yatra”), by the Borrower pursuant to that certain agreement between Borrower and Yatra dated July 16, 2019, as such agreement may be amended or otherwise modified after July 16, 2019 by the Borrower and Yatra to contemplate Equity Interests of the Borrower as the sole consideration for Yatra and to remove from the consideration the cash put option contemplated by the initial agreement.

“Yatra Disqualified Equity Interests” means the preferred Equity Interests issued by the Borrower to the sellers of Yatra, solely for the purposes of consummating the Yatra Acquisition so long as such Equity Interests (a) have no maturity date, (b) are not mandatorily redeemable or otherwise subject to any “put” at the option of the holder, (c) are only redeemable at the option of the issuer for (i) a 30-day period commencing on the date that is 36 months after the date of issuance thereof and (ii) a 30-day period commencing on the date that is 48 months after the date of issuance thereof, (d) do not provide for any scheduled payments of dividends in cash prior to the date that is four years after the date of issuance thereof and (e) after the date that is four years after the date of issuance thereof, are subject to an annual cash dividend not in excess of $5,300,000 in the aggregate.

Section 1.2     Accounting Terms.

(a)    Except as otherwise expressly provided herein, all accounting terms not otherwise defined herein shall have the meanings assigned to them in conformity with GAAP. Financial statements and other information required to be delivered by the Borrower to the Lenders pursuant to clauses (a), (b), (c) and (d) of Section 7.1 shall be prepared in accordance with GAAP as in effect at the time of such preparation. If at any time any change in GAAP or in the consistent application thereof would affect the computation of any financial covenant or requirement set forth in any Credit Document, and either the Borrower or the Required Lenders shall object in writing to determining compliance based on such change, then the Lenders and Borrower shall negotiate in good faith to amend such financial covenant, requirement or applicable defined terms to preserve the original intent thereof in light of such change to GAAP, provided that, until so amended such computations shall continue to be made on a basis consistent with the most recent financial statements delivered pursuant to clauses (a), (b), (c) and (d) of Section 7.1 as to which no such objection has been made.

(b)    Notwithstanding the above, for purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein, Indebtedness of the Borrower and its Subsidiaries shall be deemed to be carried at 100% of the outstanding principal amount thereof, and the effects of FASB ASC 825 and FASB ASC 470-20 on financial liabilities shall be disregarded.

(c)    Notwithstanding any other provision herein, leases shall continue to be classified and accounted for on a basis consistent with that reflected in the audited financial statements for the Fiscal Year ended December 31, 2013 for all purposes of this Agreement, notwithstanding any change in GAAP relating thereto, unless the parties hereto shall enter into a mutually acceptable amendment addressing such changes, as provided for above.

Section 1.3     Pro Forma Calculations.

(a)    For purposes of calculating the Consolidated Fixed Charge Coverage Ratio and the Consolidated Net Leverage Ratio for any purpose hereunder (including Permitted Acquisitions, Permitted

Restricted Payments, Section 2.1(d) and Section 8.7), such calculations shall be made on a pro forma basis as follows:

(i)    Consolidated Funded Indebtedness shall be calculated on the relevant date of measurement of the Consolidated Net Leverage Ratio (whether the last day of a Fiscal Quarter or the date of a transaction with respect to which pro forma compliance is required), but in the case of measurement in connection with any event hereunder (and not for periodic compliance with the financial covenants under Section 8.7), giving pro forma effect to all Indebtedness to be incurred or repaid on such date (whether in connection with a Specified Transaction, a Permitted Restricted Payment, an increase of the Aggregate Commitments or the addition of an additional Term Loan pursuant to Section 2.1(d), or any other transaction for which pro forma compliance is being measured) and in the case of any such computation in connection with any increase or additional Term Loan pursuant to Section 2.1(d) the entire amount of such increase and/or additional Term Loan shall be assumed to be drawn;

(ii)    Consolidated EBITDA shall be calculated for the period of four Fiscal Quarters most recently ended for which financial statements have been (or in the case of any periodic financial covenant compliance, are being) delivered, but giving pro forma effect to the Specified Transaction for which such measurement is being made (if any) and all other Specified Transactions (if any) that have occurred (A) during the period in respect of which such calculations are required to be made or (B) subsequent to such period and prior to or simultaneously with the event for which the pro forma calculation of either such ratio is being made (in the case of such calculation being made for a Specified Transaction, Permitted Restricted Payment, increase in the Aggregate Commitments or the addition of an additional Term Loan pursuant to Section 2.1(d) or other event, and not for periodic covenant compliance pursuant to Section 8.7), in each case by assuming that all such Specified Transactions (and any increase or decrease in Consolidated EBITDA and the component financial definitions used therein attributable to any Specified Transaction) had occurred on the first day of the period of four Fiscal Quarters in respect of which such calculation of Consolidated EBITDA is required to be made; and

(iii)    In the event that the Borrower or any Subsidiary incurs (including by assumption or guarantees) or repays (including by repurchase, redemption, repayment, retirement or extinguishment) any Indebtedness in connection with any Specified Transaction, Permitted Restricted Payment or an increase in the Aggregate Commitments or the addition of an additional Term Loan pursuant to Section 2.1(d) (or any other transaction for which pro forma compliance is being measured) (A) during the period in respect of which such calculations are required to be made or (B) subsequent to the end of such period and prior to or simultaneously with the event for which the pro forma calculation of either such ratio is being made, then in each such case the Consolidated Interest Charges component of the Consolidated Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such incurrence or repayment of Indebtedness (and any other incurrence or repayment of Indebtedness for which pro forma calculations have been required pursuant to this provision during such relevant period), to the extent required, by providing that (A) any such Indebtedness incurred or assumed in connection with such transaction shall be deemed to have been incurred as of the first day of the applicable period, and if such Indebtedness has a floating or formula rate of interest, shall have an implied rate of interest for the applicable period for purposes of this provision determined by utilizing the rate which is or would be in effect with respect to such Indebtedness as at the relevant date of determination and (B) any Indebtedness repaid by the Borrower or any Subsidiary (including any Person acquired) in connection with such transaction shall be deemed to have been so repaid on the first day of the applicable period.

(b)    Whenever any financial covenant is to be computed on a pro forma basis hereunder, the pro forma calculations shall be made in good faith by an Authorized Officer and in a manner reasonably acceptable to the Administrative Agent, subject, in the case of any Permitted Acquisition, to the Administrative Agent’s receipt of financial statements or other financial data with respect to the acquired Person or business reasonably acceptable to the Administrative Agent, including (i) the most recent financial statements with respect to the acquired Person or business prepared by such acquired Person or the seller thereof and (ii) to the extent available, the most recent audited and interim unaudited financial statements with respect to the acquired Person.

(c)    If at any time the Borrower has made an LCA Election to test a financial ratio test or condition at the time of the execution and delivery of the purchase agreement related to such Limited Condition Acquisition, then in connection with any subsequent calculation of any of the Consolidated Net Leverage Ratio or the Consolidated Fixed Charge Coverage Ratio for any purpose under this Agreement (including any basket, measurement, or for purposes of Section 8.7) following the relevant date of execution of the definitive agreement with respect to such Limited Condition Acquisition and prior to the earlier of (i) the date on which such Limited Condition Acquisition is consummated or (ii) the date that the definitive agreement for such Limited Condition Acquisition is terminated or expires without consummation of such Limited Condition Acquisition, any such financial covenant shall be required to be satisfied both (x) on a pro forma basis hereunder assuming such Limited Condition Acquisition and other transactions in connection therewith (including the incurrence or assumption of Indebtedness and assuming any cash intended, by the anticipated sources and uses, to consummate such Limited Condition Acquisition has so been used (and thus is not netted in calculating the Consolidated Net Leverage Ratio)) have been consummated and (y) assuming such Limited Condition Acquisition and such other transactions in connection therewith have not been consummated.

Section 1.4     Rules of Interpretation.

(a)    The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Credit Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “hereto”, “herein,” “hereof” and “hereunder,” and words of similar import when used in any Credit Document, shall be construed to refer to such Credit Document in its entirety and not to any particular provision hereof or thereof, (iv) all references in a Credit Document to Sections, Exhibits, Appendices and Schedules shall be construed to refer to Sections of, and Exhibits, Appendices and Schedules to, the Credit Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory rules, regulations, orders and provisions consolidating, amending, replacing or interpreting such law and any references to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(b)    The terms lease and license shall include sub-lease and sub-license.

(c)    All terms not specifically defined herein or by GAAP, which terms are defined in the UCC, shall have the meanings assigned to them in the UCC of the relevant jurisdiction, with the term “instrument” being that defined under Article 9 of the UCC of such jurisdiction.

(d)    Unless otherwise expressly indicated, in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”, the words “to” and “until” each mean “to but excluding”, and the word “through” means “to and including”.

(e)    To the extent that any of the representations and warranties contained in Section 6 under this Agreement or in any of the other Credit Documents is qualified by “Material Adverse Effect” or another “materiality” standard, the qualifiers “in all material respects” and “in any material respect” in relation to the making of representations and warranties (whether contained in Section 2.1, 5.1, 5.2, 9.1(d) or otherwise) shall not apply.

(f)    This Agreement and the other Credit Documents are the result of negotiation among, and have been reviewed by counsel to, among others, the Agents and the Credit Parties, and are the product of discussions and negotiations among all parties. Accordingly, this Agreement and the other Credit Documents are not intended to be construed against any of the Agents or any of the Lenders merely on account of any Agent’s or any Lender’s involvement in the preparation of such documents.

(g)    Unless otherwise indicated, all references to a specific time shall be construed to Eastern Standard Time or Eastern Daylight Savings Time, as the case may be. Unless otherwise expressly provided herein, all references to dollar amounts and “$” shall mean Dollars.

(h)    Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time (after giving effect to any permanent reduction in the stated amount of such Letter of Credit pursuant to the terms of such Letter of Credit); provided that with respect to any Letter of Credit that, by its terms or the terms of any Issuer Document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

Section 2     LOANS AND LETTERS OF CREDIT

Section 2.1     Revolving Loans and Term Loan A.

(a)    Revolving Loans. During the Revolving Commitment Period, subject to the terms and conditions hereof, each Lender severally agrees to make revolving loans (each such loan, a “Revolving Loan”) to the Borrower in an aggregate amount up to but not exceeding such Lender’s Revolving Commitment; provided, that after giving effect to the making of any Revolving Loan, (i) the Total Revolving Outstandings shall not exceed the Aggregate Revolving Commitments, and (ii) the Revolving Credit Exposure of any Lender shall not exceed such Lender’s Revolving Commitment. Amounts borrowed pursuant to this Section 2.1(a) may be repaid and reborrowed without premium or penalty (subject to Section 3.1(c)) during the Revolving Commitment Period. The Revolving Loans may consist of Base Rate Loans, Adjusted LIBOR Rate Loans, or a combination thereof, as the Borrower may request. Each Lender’s Revolving Commitment shall expire on the Revolving Commitment Termination Date and all Revolving Loans and all other amounts owed hereunder with respect to the Revolving Loans and the Revolving Commitments shall be paid in full no later than such date.

(b)    Term Loan A. Subject to the terms and conditions set forth herein, to the extent not otherwise advanced on the Second Amendment Effective Date, each applicable Lender will make a single advance of its respective Term Loan A Commitment Percentage of a term loan (the amounts advanced on the Second Amendment Effective Date and on the Sixth Amendment Effective Date, collectively, the “Term Loan A”) in an amount not to exceed its Term Loan A Commitment, which Term Loan A will be disbursed to the Borrower in Dollars in one advance on the Second Amendment Effective Date and in one advance on the Sixth Amendment Effective Date, so that the aggregate outstanding amount of the Term Loan A and the relevant Term Loan A Commitment Percentages of the Lenders are, as of the Sixth Amendment Effective Date, as set forth on Appendix A to the Sixth Amendment. The Term Loan A may consist of Base Rate Loans, Adjusted LIBOR Rate Loans, or a combination thereof, as the Borrower may request. The obligation of the Lenders to advance a portion of the Term Loan A on the Second Amendment Effective Date or the Sixth Amendment Effective Date, as applicable, are several, and not joint, and upon the advance of the Term Loan A on the Second Amendment Effective Date or the Sixth Amendment Effective Date, as applicable, the Term Loan A Commitment of each Lender shall be terminated. Amounts repaid on the Term Loan A may not be reborrowed.

(c)    Mechanics for Revolving Loans and Term Loans.

(i)    All Revolving Loans and Term Loans that are (A) Adjusted LIBOR Rate Loans shall be made in an aggregate minimum amount of $3,000,000 and integral multiples of $1,000,000 in excess of that amount and (B) Base Rate Loans shall be made in an aggregate minimum amount of $500,000 and integral multiples of $100,000 in excess of that amount.

(ii)    Whenever the Borrower desires that the Lenders make a Term Loan or a Revolving Loan, the Borrower shall deliver to the Administrative Agent a duly executed and completed Funding Notice no later than (x) 1:00 p.m. at least three Business Days in advance of the proposed Credit Date in the case of an Adjusted LIBOR Rate Loan and (y) 1:00 p.m. at least one Business Day in advance of the proposed Credit Date in the case of a Base Rate Loan. Except as otherwise provided herein, any Funding Notice for any Adjusted LIBOR Rate Loans shall be irrevocable on and after the related Interest Rate Determination Date, and the Borrower shall be bound to make a borrowing in accordance therewith.

(iii)    Notice of receipt of each Funding Notice in respect of each Revolving Loan or Term Loan, together with the amount of each Lender’s Revolving Commitment Percentage or Term Loan Commitment Percentage thereof, respectively, if any, together with the applicable interest rate, shall be provided by the Administrative Agent to each applicable Lender by facsimile (or such other electronic communication as may be permitted by Section 11.1(b)) with reasonable promptness, but (provided the Administrative Agent shall have received such notice by 1:00 p.m.) not later than 4:00 p.m. on the same day as the Administrative Agent’s receipt of such notice from the Borrower.

(iv)    Each Lender shall make its Revolving Commitment Percentage of the requested Revolving Loan or its Term Loan Commitment Percentage of the requested Term Loan available to the Administrative Agent not later than 11:00 a.m. on the applicable Credit Date by wire transfer of same day funds in Dollars, at the Administrative Agent’s Principal Office. Except as provided herein, upon satisfaction or waiver of the applicable conditions precedent specified herein, the Administrative Agent shall make the proceeds of such Credit Extension available to the Borrower on the applicable Credit Date by causing an amount of same day funds in Dollars equal to the proceeds of all Loans received by the Administrative Agent in connection with the Credit Extension from the Lenders to be credited to the account of the Borrower at the Administrative Agent’s Principal Office or such other account as may be designated in writing to the Administrative Agent by the Borrower.

(d)    Increase in Commitments and Establishment of Additional Term Loans. The Borrower may, at any time and from time to time prior to the Amendment No. 12 Effective Date, upon prior written notice by the Borrower to the Administrative Agent, increase the Aggregate Revolving Commitments (but not the Letter of Credit Sublimit or the Swingline Sublimit), increase the Term Loan A Commitments and/or establish one or more additional Term Loans subject to the following:

(i)    the sum of the (A) aggregate principal amount of any increases in the Revolving Commitments pursuant to this Section 2.1(d) plus (B) aggregate principal amount of any increases in the Term Loan A Commitments pursuant to this Section 2.1(d) plus (C) the aggregate principal amount of any additional Term Loans (excluding any increase in the Term Loan A Commitments pursuant to the preceding clause (B)) pursuant to this Section 2.1(d) in the aggregate after the Sixth Amendment Effective Date shall not exceed $150,000,000;

(ii)    any such increase or additional Term Loan may be provided by any existing Lender (without any obligation on the Borrower or the Administrative Agent to offer any existing Lender such opportunity) or any other Person selected by the Borrower and reasonably acceptable to the Administrative Agent and, in the case of an increase in the Aggregate Revolving Commitments, the Issuing Bank and the Swingline Lender; provided that:

(A)    any such increase or additional Term Loan shall be in a minimum principal amount of $10,000,000 and in integral multiples of $1,000,000 in excess thereof (or the entire remaining unused available amount of such increases);

(B)    after giving effect to the incurrence of any such increase or additional Term Loan (and giving effect to any Credit Extension to occur substantially simultaneously with such effectiveness), and the application of the proceeds therefrom, no Default or Event of Default shall exist, provided that in the case of any increase in the Term Loan A Commitments or the establishment of an additional Term Loan the proceeds of which are to be used to finance a Limited Condition Acquisition with respect to which the Borrower has made an LCA Election, to the extent agreed by the lenders providing such increase or additional Term Loan, such compliance may be measured at the time of the execution and delivery of the purchase agreement related to such Limited Condition Acquisition so long as no Event of Default under any of Sections 9.1(a), (f) or (g) shall have occurred and be continuing at the time of, or as a result of, the incurrence of any such increase or additional Term Loan (and any other transaction to occur in connection therewith, including the consummation of such Limited Condition Acquisition);

(C)    the Borrower shall be in compliance (as demonstrated in a certificate provided to the Administrative Agent), on a pro forma basis (as provided in Section 1.3) after giving effect to the incurrence of any such increase or additional Term Loan (and assuming that the full amount of such increase and/or additional Term Loan is fully funded), as applicable, with the financial covenants set forth in clauses (a) and (b) of Section 8.7, recomputed as of the last day of the most recently ended Fiscal Quarter of the Borrower for which financial statements have been delivered pursuant to Section 7.1, provided that in the case of any increase in the Term Loan A Commitments or the establishment of an additional Term Loan the proceeds of which are to be used to finance a Limited Condition Acquisition with respect to which the Borrower has made an LCA Election, to the extent agreed by the lenders providing such increase or additional Term Loan, such compliance may be measured at the time of the execution and delivery of the purchase agreement related to such Limited Condition Acquisition (and Section 1.3(c) shall then apply);

(D)    no existing Lender shall be under any obligation to increase its Revolving Commitment or Term Loan A Commitment or provide any portion of any additional Term Loan, and any such decision whether to increase its Revolving Commitment or Term Loan A Commitment or provide any portion of any additional Term Loan, as applicable, shall be in such Lender’s sole and absolute discretion;

(E)    (1) any new Lender providing a Commitment in connection with any increase in Aggregate Commitments or additional Term Loan shall join this Agreement by executing such joinder documents reasonably required by the Administrative Agent and/or (2) any existing Lender electing to increase its Commitment or provide any portion of an additional Term Loan shall have executed a commitment or joinder agreement reasonably satisfactory to the Administrative Agent;

(F)    any such increase in the Aggregate Revolving Commitments or the Term Loan A Commitments or provision of any additional Term Loan shall be subject to receipt by the Administrative Agent of a certificate of the Borrower dated as of the date of such increase signed by an Authorized Officer of the Borrower (x) certifying and attaching the resolutions adopted by the Borrower and each Guarantor approving or consenting to such increase (along with, if requested by the Administrative Agent, the Organizational Documents (or bring-down representations) and incumbencies of and for each Credit Party), and (y) certifying that, after giving effect to such increase, (1) the representations and warranties contained in Section 6 and the other Credit Documents are true and correct in all material respects (without duplication of materiality qualifiers) on and as of the date of such increase, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct in all material respects (without duplication of materiality qualifiers) as of such earlier date, and except that for purposes of this Section 2.1(d), the representations and warranties contained in Section 6.7 shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b) of Section 7.1, provided that in the case of any increase in the Term Loan A Commitments or the establishment of an additional Term Loan the proceeds of which are to be used to finance a Limited Condition Acquisition with respect to which the Borrower has made an LCA Election, to the extent agreed by the lenders providing such increase or incremental Term Loan, the applicable representations and warranties may be limited in a customary “SunGard” manner for limited conditionality acquisitions and (2) the conditions in clauses (B) and (C) above are satisfied;

(G)    each increase in the Aggregate Revolving Commitments shall be on the same terms as the outstanding Revolving Loans, and be part of the existing revolving credit facility hereunder;

(H)    each increase in the Term Loan A Commitments shall be on the same terms as the Term Loan A in effect on the Sixth Amendment Effective Date, and be part of the existing Term Loan A facility hereunder;

(I)    the Applicable Margin and (subject to clauses (J) and (K) below) amortization of any additional Term Loan shall be as set forth in the amendment documentation effectuating such additional Term Loan executed in connection therewith;

(J)    the maturity date for any additional Term Loan shall be as set forth in the amendment documentation effectuating such additional Term Loan executed in connection therewith, provided that such date shall not be earlier than the Term Loan A Maturity Date or the maturity date of any other then existing Term Loan;

(K)    the scheduled principal amortization payments under any additional Term Loan shall be as set forth in the amendment documentation effectuating such additional Term Loan executed in connection therewith; provided that the weighted average life of any such additional Term Loan shall not be shorter than the weighted life to maturity of the Term Loan A and any other then existing Term Loan; and

(L)    the other terms and documentation in respect of any additional Term Loan, to the extent not consistent with the Term Loan A, will be reasonably satisfactory to the Administrative Agent and the Borrower and this Agreement shall be amended in connection with the effectuation of such additional Term Loan by an amendment among the Administrative Agent, the Borrower and the Lenders providing such additional Term Loan (without the need to obtain the consent of any Lender or the Issuing Bank other than the Lenders providing such additional Term Loans), in form and substance reasonably satisfactory to the Administrative Agent and the Borrower, to include (in addition to the Applicable Margin, maturity date and scheduled amortization) such terms as are customary for a term loan commitment, including mandatory prepayments, assignments and voting provisions; provided that the covenants, defaults and similar non-economic provisions applicable to any additional Term Loan, taken as a whole, (i) shall be no more restrictive than the corresponding terms set forth in the then existing Credit Documents and (ii) shall not contravene any of the terms of the then existing Credit Documents.

(e)    Conflicting Provisions. This Section shall supersede any provisions in Section 2.14 or 11.4 to the contrary.

Section 2.2     Swingline Loans.

(a)    Swingline Loans Commitments. During the Revolving Commitment Period, subject to the terms and conditions hereof, the Swingline Lender may, in its sole discretion, make Swingline Loans to the Borrower in the aggregate amount up to but not exceeding the Swingline Sublimit; provided, that after giving effect to the making of any Swingline Loan, in no event shall (i) the Total Revolving Outstandings exceed the Aggregate Revolving Commitments and (ii) the Revolving Credit Exposure of any Lender exceed such Lender’s Revolving Commitment. Amounts borrowed pursuant to this Section 2.2 may be repaid and reborrowed during the Revolving Commitment Period. The Swingline Lender’s Revolving Commitment shall expire on the Revolving Commitment Termination Date and all Swingline Loans and all other amounts owed hereunder with respect to the Swingline Loans and the Revolving Commitments shall be paid in full no later than such date.

(b)    Borrowing Mechanics for Swingline Loans.

(i)    Subject to clause (vi) below, whenever the Borrower desires that the Swingline Lender make a Swingline Loan, the Borrower shall deliver to the Administrative Agent a duly executed and completed Funding Notice (which shall specify, among other things, the amount to be borrowed, which shall be a minimum of $100,000, unless otherwise agreed by the Swingline Lender) no later than 11:00 a.m. on the proposed Credit Date.

(ii)    The Swingline Lender shall make the amount of its Swingline Loan available to the Administrative Agent not later than 3:00 p.m. on the applicable Credit Date by wire transfer of same day funds in Dollars, at the Administrative Agent’s Principal Office. Except as provided herein, upon satisfaction or waiver of the conditions precedent specified herein, the Administrative Agent shall make the proceeds of such Swingline Loans available to the Borrower on the applicable Credit Date by causing an amount of same day funds in Dollars equal to the proceeds of all such Swingline Loans received by the Administrative Agent from the Swingline Lender to be credited to the account of the Borrower at the Administrative Agent’s Principal Office, or to such other account as may be designated in writing to the Administrative Agent by the Borrower.

(iii)    With respect to any Swingline Loans which have not been voluntarily prepaid by the Borrower pursuant to Section 2.11, the Swingline Lender may at any time in its sole and absolute discretion, deliver to the Administrative Agent (with a copy to the Borrower), no later than 11:00 a.m. on the day of the proposed Credit Date, a notice (which shall be deemed to be a Funding Notice given by the Borrower) requesting that each Lender holding a Revolving Commitment make Revolving Loans that are Base Rate Loans to the Borrower on such Credit Date in an amount equal to the amount of such Swingline Loans (the “Refunded Swingline Loans”) outstanding on the date such notice is given which the Swingline Lender requests Lenders to prepay. Anything contained in this Agreement to the contrary notwithstanding, (1) the proceeds of such Revolving Loans made by the Lenders other than the Swingline Lender shall be immediately delivered by the Administrative Agent to the Swingline Lender (and not to the Borrower) and applied to repay a corresponding portion of the Refunded Swingline Loans and (2) on the day such Revolving Loans are made, the Swingline Lender’s Revolving Commitment Percentage of the Refunded Swingline Loans shall be deemed to be paid with the proceeds of a Revolving Loan made by the Swingline Lender to the Borrower, and such portion of the Swingline Loans deemed to be so paid shall no longer be outstanding as Swingline Loans and shall no longer be due under the Swingline Note of the Swingline Lender but shall instead constitute part of the Swingline Lender’s outstanding Revolving Loans to the Borrower and shall be due under the Revolving Loan Note issued by the Borrower to the Swingline Lender. The Borrower hereby authorizes the Administrative Agent and the Swingline Lender to charge the Borrower’s accounts with the Administrative Agent and the Swingline Lender (up to the amount available in each such account) in order to immediately pay the Swingline Lender the amount of the Refunded Swingline Loans to the extent of the proceeds of such Revolving Loans made by the Lenders, including the Revolving Loans deemed to be made by the Swingline Lender, are insufficient to repay in full the Refunded Swingline Loans. If any portion of any such amount paid (or deemed to be paid) to the Swingline Lender should be recovered by or on behalf of the Borrower from the Swingline Lender in bankruptcy, by assignment for the benefit of creditors or otherwise, the loss of the amount so recovered shall be ratably shared among all Lenders in the manner contemplated by Section 2.14.

(iv)    If for any reason Revolving Loans are not made pursuant to Section 2.2(b)(iii) in an amount sufficient to repay any amounts owed to the Swingline Lender in respect of any outstanding Swingline Loans on or before the third Business Day after demand for payment thereof by the Swingline Lender, each Lender holding a Revolving Commitment shall be deemed to, and hereby agrees to, have purchased a participation in such outstanding Swingline Loans, and in an amount equal to its Revolving Commitment Percentage of the applicable unpaid amount together with accrued interest thereon. On the Business Day that notice is provided by the Swingline Lender (or by the 11:00 a.m. on the following Business Day if such notice is provided after 2:00 p.m.), each Lender holding a Revolving Commitment shall deliver to the Swingline Lender an amount equal to its respective participation in the applicable unpaid amount in same day funds at the Principal Office of the Swingline Lender. In order to evidence such participation each Lender holding a Revolving Commitment agrees to enter into a participation agreement at the request of the Swingline Lender in form and substance reasonably satisfactory to the Swingline Lender. In the event any Lender holding a Revolving Commitment fails to make available to the Swingline Lender the amount of such Lender’s participation as provided in this paragraph, the Swingline Lender shall be entitled to recover such amount on demand from such Lender together with interest thereon for three Business Days at the rate customarily used by the Swingline Lender for the correction of errors among banks and thereafter at the Base Rate, as applicable.

(v)    Notwithstanding anything contained herein to the contrary, (1) each Lender’s obligation to make Revolving Loans for the purpose of repaying any Refunded Swingline Loans pursuant to clause (iii) above and each Lender’s obligation to purchase a participation in any unpaid Swingline Loans pursuant to the immediately preceding paragraph shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any set-off, counterclaim, recoupment, defense or other right which such Lender may have against the Swingline Lender, any Credit Party or any other Person for any reason whatsoever; (B) the occurrence or continuation of a Default or Event of Default; (C) any adverse change in the business, operations, properties, assets, condition (financial or otherwise) or prospects of any Credit Party; (D) any breach of this Agreement or any other Credit Document by any party thereto; or (E) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing; provided that such obligations of each Lender are subject to the condition that the Swingline Lender had not received prior notice from the Borrower or the Required Lenders that any of the conditions under Section 5.2 to the making of the applicable Refunded Swingline Loans or other unpaid Swingline Loans were not satisfied at the time such Refunded Swingline Loans or other unpaid Swingline Loans were made; and (2) the Swingline Lender shall not be obligated to make any Swingline Loans (A) if it has elected not to do so after the occurrence and during the continuation of a Default or Event of Default, (B) it does not in good faith believe that all conditions under Section 5.2 to the making of such Swingline Loan have been satisfied or waived by the Required Lenders or (C) at a time when a Defaulting Lender exists, unless the Swingline Lender has entered into arrangements satisfactory to it and the Borrower to eliminate the Swingline Lender’s risk with respect to the Defaulting Lender’s participation in such Swingline Loan, including by Cash Collateralizing such Defaulting Lender’s Revolving Commitment Percentage of the outstanding Swingline Loans in a manner reasonably satisfactory to the Swingline Lender and the Administrative Agent.

(vi)    In order to facilitate the borrowing of Swingline Loans, the Borrower and the Swingline Lender may mutually agree to, and are hereby authorized to, enter into an auto borrow agreement in form and substance satisfactory to the Swingline Lender and the Administrative Agent (the “Auto Borrow Agreement”) providing for the automatic advance by the Swingline Lender of Swingline Loans under the conditions set forth in the Auto Borrow Agreement, subject to the conditions set forth herein. At any time an Auto Borrow Agreement is in effect, advances under the Auto Borrow Agreement shall be deemed Swingline Loans for all purposes hereof, except that Borrowings of Swingline Loans under the Auto Borrow Agreement shall be made in accordance with the Auto Borrow Agreement. For purposes of determining the Total Revolving Outstandings at any time during which an Auto Borrow Agreement is in effect, the Outstanding Amount of all Swingline Loans shall be deemed to be the sum of the Outstanding Amount of Swingline Loans at such time plus the maximum amount available to be borrowed under such Auto Borrow Agreement at such time.

Section 2.3     Issuances of Letters of Credit and Purchase of Participations Therein.

(a)    Letters of Credit. During the Revolving Commitment Period, subject to the terms and conditions hereof, the Issuing Bank agrees to issue Letters of Credit for the account of the Borrower or any of its Subsidiaries in the aggregate amount up to but not exceeding the Letter of Credit Sublimit; provided that (i) each Letter of Credit shall be denominated in Dollars; (ii) the stated amount of each Letter of Credit shall not be less than $50,000 or such lesser amount as is acceptable to the Issuing Bank; (iii) after giving effect to such issuance, in no event shall (x) the Total Revolving Outstandings exceed the Aggregate Revolving Commitments, (y) the Revolving Credit Exposure of any Lender exceed such Lender’s Revolving Commitment or (z) the Outstanding Amount of Letter of Credit Obligations exceed the Letter of Credit Sublimit; and (iv) in no event shall any Letter of Credit have an expiration date later than the earlier of (1) seven days prior to the Revolving Commitment Termination Date and (2) the date which is one year from the date of issuance of such Letter of Credit. Subject to the foregoing (other than clause (iv)) the Issuing Bank may agree that a Letter of Credit will automatically be extended for one or more successive periods not to exceed one year each, unless the Issuing Bank elects not to extend for any such additional period; provided that the Issuing Bank shall not extend any such Letter of Credit if it has received written notice that an Event of Default has occurred and is continuing at the time the Issuing Bank must elect to allow such extension; provided further that in the event that any Lender is at such time a Defaulting Lender, unless the Issuing Bank has entered into arrangements satisfactory to it (in its sole discretion) with the Borrower or such Defaulting Lender to eliminate the Issuing Bank’s Fronting Exposure with respect to such Lender (after giving effect to Section 2.16(a)(iv) and any Cash Collateral provided by the Defaulting Lender), including by Cash Collateralizing such Defaulting Lender’s Revolving Commitment Percentage of the Outstanding Amount of the Letter of Credit Obligations in a manner reasonably satisfactory to the Agents, the Issuing Bank shall not be obligated to issue or extend any Letter of Credit hereunder. The Issuing Bank may send a Letter of Credit or conduct any communication to or from the beneficiary via the Society for Worldwide Interbank Financial Telecommunication (“SWIFT”) message or overnight courier, or any other commercially reasonable means of communicating with a beneficiary.

(b)    Notice of Issuance. Whenever the Borrower desires the issuance of a Letter of Credit, the Borrower shall deliver to the Administrative Agent an Issuance Notice no later than 1:00 p.m. at least three Business Days or such shorter period as may be agreed to by the Issuing Bank in any particular instance, in advance of the proposed date of issuance. Upon satisfaction or waiver of the conditions set forth in Section 5.2, the Issuing Bank shall issue the requested Letter of Credit only in accordance its standard operating procedures (including the delivery by the Borrower of such executed documents and information pertaining to such requested Letter of Credit, including any Issuer Documents, as the Issuing Bank or the Administrative Agent may require). Upon the issuance of any Letter of Credit or amendment or modification to a Letter of Credit, the Issuing Bank shall promptly notify the Administrative Agent and each Lender of such issuance, which notice shall be accompanied by a copy of such Letter of Credit or amendment or modification to a Letter of Credit and the amount of such Lender’s respective participation in such Letter of Credit pursuant to Section 2.3(e).

(c)    Responsibility of Issuing Bank With Respect to Requests for Drawings and Payments. In determining whether to honor any drawing under any Letter of Credit by the beneficiary thereof, the Issuing Bank shall be responsible only to examine the documents delivered under such Letter of Credit with reasonable care so as to ascertain whether they appear on their face to be in accordance with the terms and conditions of such Letter of Credit. As between the Borrower and the Issuing Bank, the Borrower assumes all risks of the acts and omissions of, or misuse of the Letters of Credit issued by the Issuing Bank, by the respective beneficiaries of such Letters of Credit. In furtherance and not in limitation of the foregoing, the Issuing Bank shall not be responsible for: (i) the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for and issuance of any such Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged; (ii) the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any such Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; (iii) failure of the beneficiary of any such Letter of Credit to comply fully with any conditions required in order to draw upon such Letter of Credit; (iv) errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise, whether or not they be in cipher; (v) errors in interpretation of technical terms; (vi) any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any such Letter of Credit or of the proceeds thereof; (vii) the misapplication by the beneficiary of any such Letter of Credit of the proceeds of any drawing under such Letter of Credit; or (viii) any consequences arising from causes beyond the control of the Issuing Bank, including any Governmental Acts; and in no event shall any of the foregoing affect or impair, or prevent the vesting of, the Issuing Bank’s rights or powers hereunder. Without limiting the foregoing and in furtherance thereof, any action taken or omitted by the Issuing Bank under or in connection with the Letters of Credit or any documents and certificates delivered thereunder, if taken or omitted in good faith, shall not give rise to any liability on the part of the Issuing Bank to any Credit Party. Notwithstanding anything to the contrary contained in this Section 2.3(c), the Borrower shall retain any and all rights it may have against the Issuing Bank for any liability arising solely out of the gross negligence or willful misconduct of the Issuing Bank, as determined by a court of competent jurisdiction in a final, non-appealable order.

(d)    Reimbursement by the Borrower of Amounts Drawn or Paid Under Letters of Credit. In the event the Issuing Bank has determined to honor a drawing under a Letter of Credit, it shall immediately notify the Borrower and the Administrative Agent, and the Borrower shall reimburse the Issuing Bank on or before the Business Day immediately following the date on which such drawing is honored (the “Reimbursement Date”) in an amount in Dollars and in same day funds equal to the amount of such honored drawing; provided, anything contained herein to the contrary notwithstanding, (i) unless the Borrower shall have notified the Administrative Agent and the Issuing Bank prior to 11:00 a.m. on the date such drawing is honored that the Borrower intends to reimburse the Issuing Bank for the amount of such honored drawing with funds other than the proceeds of Revolving Loans, the Borrower shall be deemed to have given a timely Funding Notice to the Administrative Agent requesting the Lenders to make Revolving Loans that are Base Rate Loans on the Reimbursement Date in an amount in Dollars equal to the amount of such honored drawing, and (ii) subject to satisfaction or waiver of the conditions specified in Section 5.2, the Lenders shall, on the Reimbursement Date, make Revolving Loans that are Base Rate Loans in the amount of such honored drawing, the proceeds of which shall be applied directly by the Administrative Agent to reimburse the Issuing Bank for the amount of such honored drawing; provided further that if for any reason proceeds of Revolving Loans are not received by the Issuing Bank on the Reimbursement Date in an amount equal to the amount of such honored drawing, the Borrower shall reimburse the Issuing Bank, on demand, in an amount in same day funds equal to the excess of the amount of such honored drawing over the aggregate amount of such Revolving Loans, if any, which are so received. Nothing in this Section 2.3(d) shall be deemed to relieve any Lender from its obligation to make Revolving Loans on the terms and conditions set forth herein, and the Borrower shall retain any and all rights it may have against any Lender resulting from the failure of such Lender to make such Revolving Loans under this Section 2.3(d).

(e)    Lenders’ Purchase of Participations in Letters of Credit. Immediately upon the issuance of each Letter of Credit, each Lender having a Revolving Commitment shall be deemed to have purchased, and hereby agrees to irrevocably purchase, from the Issuing Bank a participation in such Letter of Credit and any drawings honored thereunder in an amount equal to such Lender’s Revolving Commitment Percentage (with respect to the Aggregate Revolving Commitments) of the maximum amount which is or at any time may become available to be drawn thereunder. In the event that the Borrower shall fail for any reason to reimburse the Issuing Bank as provided in Section 2.3(d), the Issuing Bank shall promptly notify each Lender of the unreimbursed amount of such honored drawing and of such Lender’s respective participation therein based on such Lender’s Revolving Commitment Percentage. Each Lender shall make available to the Issuing Bank an amount equal to its respective participation, in Dollars and in same day funds, at the office of the Issuing Bank specified in such notice, not later than 12:00 p.m. on the first Business Day (under the laws of the jurisdiction in which such office of such Issuing Bank is located) after the date notified by the Issuing Bank. In the event that any Lender fails to make available to the Issuing

Bank on such Business Day the amount of such Lender’s participation in such Letter of Credit as provided in this Section 2.3(e), the Issuing Bank shall be entitled to recover such amount on demand from such Lender together with interest thereon for three Business Days at the rate customarily used by the Issuing Bank for the correction of errors among banks and thereafter at the Base Rate. Nothing in this Section 2.3(e) shall be deemed to prejudice the right of any Lender to recover from the Issuing Bank any amounts made available by such Lender to the Issuing Bank pursuant to this Section in the event that it is determined that the payment with respect to a Letter of Credit in respect of which payment was made by such Lender constituted gross negligence or willful misconduct on the part of the Issuing Bank, as determined by a court of competent jurisdiction in a final, non-appealable order. In the event the Issuing Bank shall have been reimbursed by other Lenders pursuant to this Section 2.3(e) for all or any portion of any drawing honored by the Issuing Bank under a Letter of Credit, the Issuing Bank shall distribute to each Lender which has paid all amounts payable by it under this Section 2.3(e) with respect to such honored drawing such Lender’s Revolving Commitment Percentage of all payments subsequently received by the Issuing Bank from the Borrower in reimbursement of such honored drawing when such payments are received. Any such distribution shall be made to a Lender at its primary address set forth below its name on Appendix B or at such other address as such Lender may request.

(f)    Obligations Absolute. The obligation of the Borrower to reimburse the Issuing Bank for drawings honored under the Letters of Credit issued by it and to repay any Revolving Loans made by the Lenders pursuant to Section 2.3(d) and the obligations of the Lenders under Section 2.3(e) shall be unconditional and irrevocable and shall be paid strictly in accordance with the terms hereof under all circumstances including any of the following circumstances: (i) any lack of validity or enforceability of any Letter of Credit; (ii) the existence of any claim, set-off, defense (other than that such drawing has been repaid) or other right which the Borrower or any Lender may have at any time against a beneficiary or any transferee of any Letter of Credit (or any Persons for whom any such transferee may be acting), the Issuing Bank, a Lender or any other Person or, in the case of a Lender, against the Borrower, whether in connection herewith, the transactions contemplated herein or any unrelated transaction (including any underlying transaction between the Borrower or any of its Subsidiaries and the beneficiary for which any Letter of Credit was procured); (iii) any draft or other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; (iv) payment by the Issuing Bank under any Letter of Credit against presentation of a draft or other document which does not substantially comply with the terms of such Letter of Credit; (v) any adverse change in the business, operations, properties, assets, or financial condition of the Borrower or any of its Subsidiaries; (vi) any breach hereof or any other Credit Document by any party thereto; (vii) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing; or (viii) the fact that an Event of Default or a Default shall have occurred and be continuing; provided that in each case, that payment by the Issuing Bank under the applicable Letter of Credit shall not have constituted gross negligence or willful misconduct of the Issuing Bank under the circumstances in question, as determined by a court of competent jurisdiction in a final, non-appealable order.

(g)    Indemnification. Without duplication of any obligation of the Credit Parties under Section 11.2, in addition to amounts payable as provided herein, each of the Credit Parties hereby agrees, on a joint and several basis, to protect, indemnify, pay and save harmless the Issuing Bank from and against any and all claims, demands, liabilities, damages, losses, costs, charges and expenses (including reasonable out-of-pocket fees, expenses and disbursements of counsel to the Issuing Bank) which the Issuing Bank may incur or be subject to as a consequence, direct or indirect, of (i) the issuance of any Letter of Credit by the Issuing Bank, other than as a result of (1) the gross negligence or willful misconduct of the Issuing Bank, as determined by a court of competent jurisdiction in a final, non-appealable order, or (2) the wrongful dishonor by the Issuing Bank of a proper demand for payment made under any Letter of Credit issued by it, or (ii) the failure of the Issuing Bank to honor a drawing under any such Letter of Credit as a result of any Governmental Act.

(h)    Applicability of ISP. Unless otherwise expressly agreed by the Issuing Bank and the Borrower when a Letter of Credit is issued, the rules of the ISP shall apply to each Letter of Credit.

(i)    Letters of Credit Issued for Subsidiaries. Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Subsidiary of the Borrower, the Borrower shall be obligated to reimburse the Issuing Bank hereunder for any and all drawings under such Letter of Credit. The Borrower hereby acknowledges that the issuance of Letters of Credit for the account of the Subsidiaries inures to the benefit of the Borrower, and that the Borrower’s business derives substantial benefits from the businesses of such Subsidiaries.

(j)    Conflict with Issuer Documents. In the event of any conflict between the terms hereof and the terms of any Issuer Document, the terms hereof shall control.

Section 2.4     Pro Rata Shares; Availability of Funds.

(a)    Pro Rata Shares. All Loans shall be made, and all participations purchased, by the applicable Lenders simultaneously and proportionately to their respective pro rata shares of the Loans, it being understood that no Lender shall be responsible for any default by any other Lender in such other Lender’s obligation to make a Loan requested hereunder or purchase a participation required hereby nor shall any Revolving Commitment or any Term Loan Commitment, or the portion of the aggregate outstanding principal amount of the Revolving Loans or the Term Loans, of any Lender be increased or decreased as a result of a default by any other Lender in such other Lender’s obligation to make a Loan requested hereunder or purchase a participation required hereby.

(b)    Availability of Funds.

(i)    Funding by Lenders; Presumption by Administrative Agent. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing (or, in the case of any Borrowing of Base Rate Loans, prior to 12:00 noon on the date of such Borrowing) that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.1(c) or, in the case of a Borrowing of Base Rate Loans, that such Lender has made such share available in accordance with and at the time required by Section 2.1(c) and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in immediately available funds with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation and (B) in the case of a payment to be made by the Borrower, the interest rate applicable to Base Rate Loans, plus, in either case, any administrative, processing or similar fees customarily charged by the Administrative Agent in connection therewith. If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(ii)    Payments by the Borrower; Presumptions by Administrative Agent. Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the Issuing Bank hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Issuing Bank, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders or the Issuing Bank, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or the Issuing Bank, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

Notices given by the Administrative Agent under this subsection (b) shall be conclusive absent manifest error.

Section 2.5     Evidence of Debt; Register; Lenders’ Books and Records; Notes.

(a)    Lenders’ Evidence of Debt. Each Lender shall maintain on its internal records an account or accounts evidencing the Obligations of the Borrower and each other Credit Party to such Lender, including the amounts of the Loans made by it and each repayment and prepayment in respect thereof. Any such recordation shall be conclusive and binding on the Borrower, absent manifest error; provided that the failure to make any such recordation, or any error in such recordation, shall not affect any Lender’s Commitment or the Borrower’s obligations in respect of any applicable Loans; and provided further that in the event of any inconsistency between the Register and any Lender’s records, the recordations in the Register shall govern in the absence of demonstrable error therein.

(b)    Notes. The Borrower shall execute and deliver to each (i) Lender on the Closing Date, (ii) Person who is a permitted assignee of such Lender pursuant to Section 11.5 and (iii) Person who becomes a Lender in accordance with Section 2.1(d), in each case to the extent requested by such Person, a Note or Notes to evidence such Person’s portion of the Revolving Loans, Swingline Loans or Term Loans, as applicable.

Section 2.6     Scheduled Principal Payments.

(a)    Revolving Loans. The principal amount of Revolving Loans is due and payable in full on the Revolving Commitment Termination Date.

(b)    Swingline Loans. The principal amount of each Swingline Loan is due and payable in full on the earlier to occur of (i) the date of demand by the Swingline Lender with respect to such Swingline Loan and (ii) the Revolving Commitment Termination Date.

(c)    Term Loan A. The principal amount of the Term Loan A shall be repaid in quarterly principal installments equal to (i) for the first six fiscal quarter payment dates after the Eighth Amendment Effective Date (commencing with the fiscal quarter ended December 31, 2018), $3,765,625.00 per quarter, (ii) for the next eight fiscal quarter payment dates, $5,648,437.50 per quarter each and (iii) for each fiscal quarter payment date thereafter, $7,531,250.00 per quarter (in each case, as such amount may be reduced as a result of the application of prepayments in accordance with the order of priority set forth in Section 2.11), each such payment to be made on the last Business Day of each March, June, September and December, unless accelerated sooner pursuant to Section 9, and the final principal repayment installment of the Term Loan A shall be repaid on the Term Loan A Maturity Date in an amount equal to the aggregate principal amount of the Term Loan A outstanding on such date.

(d)    Additional Term Loans. The principal amount of any Term Loan established after the Sixth Amendment Effective Date pursuant to Section 2.1(d)(iii) shall be repaid in installments on the date and in the amounts set forth in the documents executed and delivered by the Borrower pursuant to which such additional Term Loan is established.

Section 2.7    Interest on Loans.

(a)    Except as otherwise set forth herein, each Loan shall bear interest on the unpaid principal amount thereof from the date made through repayment (whether by acceleration or otherwise) thereof as follows:

(i)    in the case of Revolving Loans or the Term Loan A:

(A)    if a Base Rate Loan (including a Base Rate Loan referencing the LIBOR Index Rate), the Base Rate plus the Applicable Margin; or

(B)    if an Adjusted LIBOR Rate Loan, the Adjusted LIBOR Rate plus the Applicable Margin; and

(ii)    in the case of Swingline Loans, at the Swingline Rate; and

(iii)    in the case of any Term Loan established pursuant to Section 2.1(d)(iii), at the percentages per annum specified in the lender joinder agreement(s) and/or the commitment agreement(s) whereby such Term Loan is established.

(b)    The basis for determining the rate of interest with respect to any Loan (except a Swingline Loan, which may only be made and maintained at the Swingline Rate (unless and until converted into a Revolving Loan pursuant to the terms and conditions hereof)), and the Interest Period with respect to any Adjusted LIBOR Rate Loan, shall be selected by the Borrower and notified to the Administrative Agent and the Lenders pursuant to the applicable Funding Notice or Conversion/Continuation Notice, as the case may be. If on any day a Loan is outstanding with respect to which a Funding Notice or Conversion/Continuation Notice has not been delivered to the Administrative Agent in accordance with the terms hereof specifying the applicable basis for determining the rate of interest, then for that day (i) if such Loan is an Adjusted LIBOR Rate Loan, such Loan shall become a Base Rate Loan and (ii) if such Loan is a Base Rate Loan, such Loan shall remain a Base Rate Loan.

(c)    In connection with Adjusted LIBOR Rate Loans, there shall be no more than eight Interest Periods outstanding at any time. In the event the Borrower fails to specify between a Base Rate Loan or an Adjusted LIBOR Rate Loan in the applicable Funding Notice or Conversion/Continuation Notice, such Loan (i) if outstanding as an Adjusted LIBOR Rate Loan, will be automatically converted into a Base Rate Loan on the last day of the then-current Interest Period for such Loan, and (ii) if outstanding as a Base Rate Loan will remain as, or (if not then outstanding) will be made as, a Base Rate Loan. In the event the Borrower fails to specify an Interest Period for any Adjusted LIBOR Rate Loan in the applicable Funding Notice or Conversion/Continuation Notice, the Borrower shall be deemed to have selected an Interest Period of one month. As soon as practicable after 10:00 a.m. on each Interest Rate Determination Date and each Index Rate Determination Date, the Administrative Agent shall determine (which determination shall, absent manifest error, be final, conclusive and binding upon all parties) the interest rate that shall apply to each of the LIBOR Loans for which an interest rate is then being determined (and for the applicable Interest Period in the case of Adjusted LIBOR Rate Loans) and shall promptly give notice thereof (in writing or by telephone confirmed in writing) to the Borrower and each Lender.

(d)    Interest payable pursuant to this Section 2.7 shall be computed on the basis of (i) for interest at the Base Rate (including Base Rate Loans determined by reference to the LIBOR Index Rate), a year of three hundred sixty-five or three hundred sixty-six days, as the case may be, and (ii) for all other computations of fees and interest, a year of three hundred sixty days, in each case for the actual number of days elapsed in the period during which it accrues. In computing interest on any Loan, the date of the making of such Loan or the first day of an Interest Period applicable to such Loan or, with respect to a Base Rate Loan being converted from an Adjusted LIBOR Rate Loan, the date of conversion of such Adjusted LIBOR Rate Loan to such Base Rate Loan, as the case may be, shall be included, and the date of payment of such Loan or the expiration date of an Interest Period applicable to such Loan or, with respect to a Base Rate Loan being converted to an Adjusted LIBOR Rate Loan, the date of conversion of such Base Rate Loan to such Adjusted LIBOR Rate Loan, as the case may be, shall be excluded; provided that if a Loan is repaid on the same day on which it is made, one day’s interest shall be paid on that Loan.

(e)    If, as a result of any restatement of or other adjustment to the financial statements of the Borrower or for any other reason, the Borrower or the Lenders determine that (i) the Consolidated Net Leverage Ratio as calculated by the Borrower as of any applicable date was inaccurate and (ii) a proper calculation of the Consolidated Net Leverage Ratio would have resulted in higher pricing for such period, the Borrower shall immediately and retroactively be obligated to pay to the Administrative Agent for the account of the Lenders promptly on demand by the Administrative Agent (or, after the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Code or other Debtor Relief Law, automatically and without further action by the Administrative Agent or any Lender), an amount equal to the excess of the amount of interest and fees that should have been paid for such period over the amount of interest and fees actually paid for such period. This subsection (e) shall not limit the rights of the Administrative Agent or any Lender, as the case may be, under any other provision of this Agreement. The Borrower’s obligations under this paragraph shall survive the termination of the Commitments and the repayment of all other Obligations.

(f)    Except as otherwise set forth herein, interest on each Loan shall accrue on a daily basis and shall be payable in arrears (i) on and to each Interest Payment Date applicable to that Loan; (ii) upon any prepayment of that Loan (other than a voluntary prepayment of a Revolving Loan or Term Loan which interest shall be payable in accordance with clause (i) above), to the extent accrued on the amount being prepaid; and (iii) at maturity, including final maturity.

(g)    The Borrower agrees to pay to the Issuing Bank, with respect to drawings honored under any Letter of Credit issued by the Issuing Bank, interest on the amount paid by the Issuing Bank in respect of each such honored drawing from the date such drawing is honored to but excluding the date such amount is reimbursed by or on behalf of the Borrower at a rate equal to (i) for the period from the date such drawing is honored to but excluding the applicable Reimbursement Date, the rate of interest otherwise payable hereunder with respect to Revolving Loans that are Base Rate Loans, and (ii) thereafter, a rate which is the lesser of (y) two percent per annum in excess of the rate of interest otherwise payable hereunder with respect to Revolving Loans that are Base Rate Loans, and (z) the Highest Lawful Rate.

(h)    Interest payable pursuant to Section 2.7(g) shall be computed on the basis of a year of three hundred sixty days, for the actual number of days elapsed in the period during which it accrues, and shall be payable on demand or, if no demand is made, on the date on which the related drawing under a Letter of Credit is reimbursed in full. Promptly upon receipt by the Issuing Bank of any payment of interest pursuant to Section 2.7(g), the Issuing Bank shall distribute to each Lender, out of the interest received by the Issuing Bank in respect of the period from the date such drawing is honored to but excluding the date on which the

Issuing Bank is reimbursed for the amount of such drawing (including any such reimbursement out of the proceeds of any Revolving Loans), the amount that such Lender would have been entitled to receive in respect of the letter of credit fee that would have been payable in respect of such Letter of Credit for such period if no drawing had been honored under such Letter of Credit. In the event the Issuing Bank shall have been reimbursed by the Lenders for all or any portion of such honored drawing, the Issuing Bank shall distribute to each Lender which has paid all amounts payable by it under Section 2.3(e) with respect to such honored drawing such Lender’s Revolving Commitment Percentage of any interest received by the Issuing Bank in respect of that portion of such honored drawing so reimbursed by the Lenders for the period from the date on which the Issuing Bank was so reimbursed by the Lenders to but excluding the date on which such portion of such honored drawing is reimbursed by the Borrower.

Section 2.8     Conversion/Continuation.

(a)    So long as no Default or Event of Default shall have occurred and then be continuing or would result therefrom, the Borrower shall have the option:

(i)    to convert all or part of any Loan from one Type of Loan to another Type of Loan at any time in an amount equal to (A) in the case of any conversion to Adjusted LIBOR Rate Loans, $3,000,000 and integral multiples of $1,000,000 in excess of that amount and (B) in the case of any conversion to Base Rate Loans, $500,000 and integral multiples of $100,000 in excess of that amount; provided that an Adjusted LIBOR Rate Loan may only be converted on the expiration of the Interest Period applicable to such Adjusted LIBOR Rate Loan unless the Borrower shall pay all amounts due under Section 3.1(c) in connection with any such conversion; or

(ii)    upon the expiration of any Interest Period applicable to any Adjusted LIBOR Rate Loan, to continue all or any portion of such Loan as an Adjusted LIBOR Rate Loan.

(b)    The Borrower shall deliver a Conversion/Continuation Notice to the Administrative Agent no later than 1:00 p.m. at least one Business Day in advance of the proposed Conversion/Continuation Date (in the case of a conversion to a Base Rate Loan) and at least three Business Days in advance of the proposed Conversion/Continuation Date (in the case of conversion to, or continuation of, an Adjusted LIBOR Rate Loan). Except as otherwise provided herein, a Conversion/Continuation Notice for conversion to, or continuation of, any Adjusted LIBOR Rate Loans (or telephonic notice in lieu thereof) shall be irrevocable on and after the related Interest Rate Determination Date, and the Borrower shall be bound to effect a conversion or continuation in accordance therewith.

Section 2.9     Default Rate of Interest.

(a)    If any amount of principal of any Loan is not paid when due, whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by Applicable Laws.

(b)    If any amount (other than principal of any Loan) payable by any Credit Party under any Credit Document is not paid when due (after the expiration of any applicable grace periods), whether at stated maturity, by acceleration or otherwise, then at the request of the Required Lenders, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by Applicable Laws.

(c)    During the continuance of an Event of Default under Section 9.1(f) or Section 9.1(g), the Borrower shall pay interest on the principal amount of all outstanding Obligations hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by Applicable Laws.

(d)    During the continuance of an Event of Default other than an Event of Default under Section 9.1(f) or Section 9.1(g), the Borrower shall, at the request of the Required Lenders, pay interest on the principal amount of all outstanding Obligations hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by Applicable Laws.

(e)    Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(f)    In the case of any Adjusted LIBOR Rate Loan, upon the expiration of the Interest Period in effect at the time the Default Rate of interest is effective, each such Adjusted LIBOR Rate Loan shall thereupon become a Base Rate Loan and shall thereafter bear interest at the Default Rate then in effect for Base Rate Loans. Payment or acceptance of the increased rates of interest provided for in this Section 2.9 is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of the Administrative Agent, the Collateral Agent or any Lender.

Section 2.10     Fees.

(a)    Commitment Fee. The Borrower shall pay to the Administrative Agent for the account of each Lender in accordance with its Revolving Commitment Percentage, a commitment fee (the “Commitment Fee”) equal to the Applicable Margin times the actual daily amount by which the Aggregate Revolving Commitments exceeds the Total Revolving Outstandings, subject to adjustments as provided in Section 2.16. The Commitment Fee shall accrue at all times during the Revolving Commitment Period, including at any time during which one or more of the conditions in Section 5 is not met, and shall be due and payable quarterly in arrears on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the Closing Date, and on the Revolving Commitment Termination Date. The Commitment Fee shall be calculated quarterly in arrears, and if there is any change in the Applicable Margin during any quarter, the actual daily amount shall be computed and multiplied by the Applicable Margin separately for each period during such quarter that such Applicable Margin was in effect. For purposes hereof, Swingline Loans shall not be counted toward or be considered as usage of the Aggregate Revolving Commitments, or included in the determination of “Total Revolving Outstandings” for purposes of computation thereof.

(b)     Letter of Credit Fees.

(i)    Letter of Credit Fees. The Borrower shall pay to the Administrative Agent, for the account of each Lender in accordance with its Revolving Commitment Percentage, a fee for each Letter of Credit equal to the Applicable Margin multiplied by the daily maximum amount available to be drawn under such Letter of Credit (the “Letter of Credit Fee”). For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.4(h). The Letter of Credit Fee shall be computed on a quarterly basis in arrears, and shall be due and payable on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit, on the expiration date thereof and thereafter on demand. If there is any change in the Applicable Margin during any quarter, the daily maximum amount available to be drawn under each Letter of Credit shall be computed and multiplied by the Applicable Margin separately for each period during such quarter that such Applicable Margin was in effect. Notwithstanding anything to the contrary contained herein, during the continuance of an

Event of Default under Section 9.1(f) and (g), all Letter of Credit Fees shall accrue at the Default Rate, and during the continuance of an Event of Default other than an Event of Default under Section 9.1(f) or (g), then upon the request of the Required Lenders, all Letter of Credit Fees shall accrue at the Default Rate.

(ii)    Fronting Fee and Documentary and Processing Charges Payable to Issuing Bank. The Borrower shall pay directly to the Issuing Bank for its own account a fronting fee with respect to each Letter of Credit at the rate per annum specified in the Fee Letter, computed on the daily amount available to be drawn under such Letter of Credit, on a quarterly basis in arrears. Such fronting fee shall be due and payable on the last Business Day of each March, June, September and December in respect of the most recently-ended quarterly period (or portion thereof, in the case of the first payment), commencing with the first such date to occur after the issuance of such Letter of Credit, on its expiration date and thereafter on demand. For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.4(h). In addition, the Borrower shall pay directly to the Issuing Bank for its own account the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of the Issuing Bank relating to letters of credit as from time to time in effect. Such customary fees and standard costs and charges are due and payable on demand and are nonrefundable.

(c)     Other Fees.

(i)    The Borrower shall pay to Regions Capital Markets, a division of Regions Bank, and the Administrative Agent for their own respective accounts fees in the amounts and at the times specified in the Fee Letter. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever, except to the extent set forth in the Fee Letter.

(ii)    If this Agreement is in effect on (x) December 31, 2021, then not later than the third Business Day after December 31, 2021 (which obligation, notwithstanding anything to the contrary in this Agreement, shall survive any termination of this Agreement after December 31, 2021 but prior to such payment), the Borrower shall pay to the Administrative Agent, for the account of each Lender as of December 31, 2021, a fee equal to 0.20% of the aggregate principal amount of the outstanding Term Loans and the Revolving Commitments (whether or not utilized) of all Lenders as of such date, and (y) June 30, 2022, then not later than the third Business Day after June 30, 2022 (which obligation, notwithstanding anything to the contrary in this Agreement, shall survive any termination of this Agreement after June 30, 2022 but prior to such payment), the Borrower shall pay to the Administrative Agent, for the account of each Lender as of June 30, 2022, a fee equal to 0.20% of the aggregate principal amount of the outstanding Term Loans and the Revolving Commitments (whether or not utilized) of all Lenders as of such date, each such fee in clauses (x) and (y) to be for the ratable account of, and paid by the Administrative Agent ratably to, each applicable Lender as of the applicable dates specified above. Such fee (if any) pursuant to clause (x) above shall be fully earned on December 31, 2021, and such fee (if any) pursuant to clause (y) above shall be fully earned on June 30, 2022. Once paid, such fees shall not be refundable for any reason whatsoever.

Section 2.11     Prepayments/Commitment Reductions.

(a)    Voluntary Prepayments.

(i)    Any time and from time to time, the Loans may be repaid in whole or in part without premium or penalty (subject to Section 3.1(c)):

(A)    with respect to Base Rate Loans (including Base Rate Loans referencing the LIBOR Index Rate), the Borrower may prepay any such Loans on any Business Day in whole or in part, in an aggregate minimum amount of $500,000 and integral multiples of $100,000 in excess of that amount;

(B)    with respect to Adjusted LIBOR Rate Loans, the Borrower may prepay any such Loans on any Business Day in whole or in part (together with any amounts due pursuant to Section 3.1(c)) in an aggregate minimum amount of $3,000,000 and integral multiples of $1,000,000 in excess of that amount; and

(C)    with respect to Swingline Loans, the Borrower may prepay any such Loans on any Business Day in whole or in part in any amount;

(ii)    All such prepayments shall be made:

(A)    upon written or telephonic notice on the date of prepayment in the case of Base Rate Loans or Swingline Loans; and

(B)    upon not less than three Business Days’ prior written or telephonic notice in the case of Adjusted LIBOR Rate Loans;

in each case given to the Administrative Agent, or the Swingline Lender, as the case may be, by 11:00 a.m. on the date required and, if given by telephone, promptly confirmed in writing to the Administrative Agent (and the Administrative Agent will promptly transmit such telephonic or original notice of a prepayment to each Lender). Upon the giving of any such notice, the principal amount of the Loans specified in such notice shall become due and payable on the prepayment date specified therein. Any such voluntary prepayment shall be applied as specified in Section 2.12.

(b)    Voluntary Commitment Reductions.

(i)    The Borrower may, from time to time upon not less than three Business Days’ prior written or telephonic notice confirmed in writing to the Administrative Agent (which original written or telephonic notice the Administrative Agent will promptly transmit by telefacsimile or telephone to each applicable Lender), at any time and from time to time terminate in whole or permanently reduce in part the Aggregate Revolving Commitments (ratably among the Lenders in accordance with their respective commitment percentage thereof); provided that (A) any such partial reduction of the Aggregate Revolving Commitments shall be in an aggregate minimum amount of $3,000,000 and integral multiples of $1,000,000 in excess of that amount, (B) the Borrower shall not terminate or reduce the Aggregate Revolving Commitments if, after giving effect thereto and to any concurrent prepayments hereunder, the aggregate Total Revolving Outstandings exceed the Aggregate Revolving Commitments and (C) if, after giving effect to any reduction of the Aggregate Revolving Commitments, the Letter of Credit Sublimit and/or the Swingline Sublimit exceed the amount of the Aggregate Revolving Commitments, the Letter of Credit Sublimit and/or the Swingline Sublimit, as applicable, shall be automatically reduced by the amount of such excess.

(ii)    The Borrower’s notice to the Administrative Agent shall designate the date (which shall be a Business Day and at least three Business Days after the date of such notice) of such termination or reduction and the amount of any partial reduction, and such termination or reduction of the Aggregate Revolving Commitments shall be effective on the date specified in the Borrower’s notice and shall reduce the Revolving Commitment of each Lender proportionately to its Revolving

Commitment Percentage thereof; provided that a notice of termination of the Aggregate Revolving Commitments may state that such notice is conditioned upon the effectiveness of other credit facilities or the receipt of the proceeds of the issuance of other Indebtedness or the occurrence of some other identifiable event or condition, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to 3:00 p.m. on the specified effective date of termination) if such condition is not satisfied (it being understood that the failure of such contingency shall not relieve the Borrower from its obligations under Section 3.1(c)).

(c)    Mandatory Prepayments.

(i)    Revolving Commitments. If at any time (x) the Total Revolving Outstandings shall exceed the Aggregate Revolving Commitments, (y) the Outstanding Amount of Letter of Credit Obligations shall exceed the Letter of Credit Sublimit, or (z) the Outstanding Amount of Swingline Loans shall exceed the Swingline Sublimit, the Borrower shall prepay Loans and/or Cash Collateralize Letter of Credit Obligations in an aggregate amount equal to such excess promptly on the date the Borrower becomes aware of the existence of such excess; provided that, except with respect to clause (y) above, Letter of Credit Obligations will not be Cash Collateralized hereunder until the Revolving Loans and Swingline Loans have been paid in full.

(ii)    Asset Sales and Involuntary Dispositions. Prepayment will be made on the Obligations on the Business Day following receipt of Net Cash Proceeds required to be prepaid pursuant to the provisions hereof in an amount equal to one hundred percent (100%) of the Net Cash Proceeds received in excess of $10,000,000 in any Fiscal Year from any Asset Sale or Involuntary Disposition by the Borrower or any of its Subsidiaries; provided, however, that if (and only if) the pro forma (as provided in Section 1.3) Consolidated Net Leverage Ratio as of the date of such Asset Sale or Involuntary Disposition is less than 3.25 to 1.00, then with respect to any Net Cash Proceeds realized from an Asset Sale or Involuntary Disposition described in this Section 2.11(c)(ii), at the election of the Borrower (as notified by the Borrower to the Administrative Agent on or prior to the date of such Asset Sale or Involuntary Disposition, as applicable), and so long as no Event of Default shall have occurred and be continuing, the Borrower or such Subsidiary may reinvest all or any portion of such Net Cash Proceeds in operating assets so long as within 180 days after the receipt of such Net Cash Proceeds, such purchase shall have been consummated (as certified by the Borrower in writing to the Administrative Agent); and provided further, however, that any Net Cash Proceeds not subject to such definitive agreement or so reinvested shall be immediately applied to the prepayment of the Loans as set forth in this Section 2.11(c)(ii).

(iii)    Debt Transactions. Prepayment will be made on the Obligations in an amount equal to one hundred percent (100%) of the Net Cash Proceeds from any Debt Transactions on the Business Day following receipt thereof.

(iv)    Convertible Note Proceeds. Prepayment will be made on the Obligations in an amount equal to 50% of the Net Cash Proceeds of the issuance of any convertible notes pursuant to Section 8.1(r) on the Business Day following receipt thereof.

(v)    EbixCash Offering. Prepayment will be made on the Obligations in an amount equal to 50% of the Net Cash Proceeds of the EbixCash Offering on the Business Day following receipt thereof.

(vi)    Excess Cash Flow. Within five Business Days after financial statements have been delivered pursuant to Section 7.1(b) and the related Compliance Certificate has been delivered pursuant to Section 7.1(c) (commencing with the Fiscal Year ending December 31, 2021 (it being understood that no prepayment pursuant to this Section 2.11(c)(vi) shall be required for the fiscal year ended December 31, 2020)), prepayment will be made on the Obligations in an amount equal to the excess (if any) of (A) 50% of Excess Cash Flow for the Fiscal Year covered by such financial statements over (B) the aggregate principal amount of Term Loan A prepaid pursuant to Section 2.11(a); provided that (x) no such prepayment shall be required for any Fiscal Year if as of the last day of such Fiscal Year the Consolidated Net Leverage Ratio is less than 3.25 to 1.00 and (y) the prepayment of the Term Loan A made on or about the Amendment No. 12 Effective Date pursuant to Amendment No. 12 shall not be deducted pursuant to clause (B) above in calculating the amount of Obligations, if any, required to be prepaid pursuant to this Section 2.11(c)(vi) with respect to the Fiscal Year ending December 31, 2021 (or any other Fiscal Year).

(vii)    Excess Available U.S. Cash. If the aggregate amount of Available U.S. Cash exceeds $25,000,000 as of the last day of any Fiscal Quarter, then within five (5) Business Days after the last day of such Fiscal Quarter the Borrower shall prepay outstanding Revolving Loans and/or Swingline Loans and/or Cash Collateralize Letter of Credit Obligations in an aggregate amount equal to the lesser of (x) the amount by which such Available U.S. Cash exceeds $25,000,000 as of the last day of such Fiscal Quarter, and (y) the aggregate principal amount of Revolving Loans, Swingline Loans and Letter of Credit Obligations then outstanding; provided no Letter of Credit Obligations will be required to be Cash Collateralized pursuant to this Section 2.11(c)(vii) if, immediately after giving effect to any prepayment required pursuant to this Section 2.11(c)(vii), any Revolving Loans and/or Swingline Loans remain outstanding.

Section 2.12     Application of Prepayments. Within each Loan, prepayments will be applied first to Base Rate Loans, then to LIBOR Loans in direct order of Interest Period maturities. In addition:

(a)    Voluntary Prepayments. Voluntary prepayments will be applied as specified by the Borrower; provided that if the Borrower fails to specify how such prepayments will be applied, such prepayments will be applied in accordance with clause (b)(ii) below.

(b)    Mandatory Prepayments. Mandatory prepayments will be applied as follows:

(i)    Mandatory prepayments in respect of the Revolving Commitments under Section 2.11(c)(i) or Section 2.11(c)(vii) above shall be applied to the respective Revolving Obligations as appropriate but without a permanent reduction of the Revolving Commitments.

(ii)    Mandatory prepayments in respect of Asset Sales and Involuntary Dispositions under Section 2.11(c)(ii), Debt Transactions under Section 2.11(c)(iii), any issuance of convertible notes under Section 2.11(c)(iv), the EbixCash Offering under Section 2.11(c)(v) and Excess Cash Flow under Section 2.11(c)(vi) shall in any such case be applied as follows: first, ratably to the Term Loans, until paid in full, and then to the Revolving Obligations without a permanent reduction thereof. Mandatory prepayments with respect to each of the Term Loans will be applied to remaining principal installments thereunder in direct order of maturity to the next four quarterly principal installments and, thereafter, on a pro rata basis across the remaining principal installments thereof (including the final payment thereof on the Term Loan A Maturity Date or other applicable maturity date with respect to any additional Term Loan).

(c)    Prepayments on the Obligations will be paid by the Administrative Agent to the Lenders ratably in accordance with their respective interests therein (except for Defaulting Lenders where their share will be applied as provided in Section 2.16(a)(ii) hereof).

Section 2.13     General Provisions Regarding Payments.

(a)    All payments by the Borrower of principal, interest, fees and other Obligations hereunder or under any other Credit Document shall be made in Dollars in immediately available funds, without defense, recoupment, setoff or counterclaim, free of any restriction or condition. The Administrative Agent shall, and the Borrower hereby authorizes the Administrative Agent to, debit a deposit account of the Borrower or any of its Subsidiaries held with the Administrative Agent or any of its Affiliates and designated for such purpose by the Borrower or such Subsidiary in order to cause timely payment to be made to the Administrative Agent of all principal, interest and fees due hereunder or under any other Credit Document (subject to sufficient funds being available in its accounts for that purpose).

(b)    In the event that the Administrative Agent is unable to debit a deposit account of the Borrower or any of its Subsidiaries held with the Administrative Agent or any of its Affiliates in order to cause timely payment to be made to the Administrative Agent of all principal, interest and fees due hereunder or any other Credit Document (including because insufficient funds are available in its accounts for that purpose), payments hereunder and under any other Credit Document shall be delivered to the Administrative Agent, for the account of the Lenders, not later than 2:00 p.m. on the date due at the Principal Office of the Administrative Agent or via wire transfer of immediately available funds to an account designated by the Administrative Agent (or at such other location as may be designated in writing by the Administrative Agent from time to time); for purposes of computing interest and fees, funds received by the Administrative Agent after that time on such due date shall be deemed to have been paid by the Borrower on the next Business Day.

(c)    All payments in respect of the principal amount of any Loan (other than voluntary repayments of Revolving Loans) shall be accompanied by payment of accrued interest on the principal amount being repaid or prepaid, and all such payments (and, in any event, any payments in respect of any Loan on a date when interest is due and payable with respect to such Loan) shall be applied to the payment of interest then due and payable before application to principal.

(d)    The Administrative Agent shall promptly distribute to each Lender at such address as such Lender shall indicate in writing, such Lender’s applicable pro rata share of all payments and prepayments of principal and interest due to such Lender hereunder, together with all other amounts due with respect thereto, including all fees payable with respect thereto, to the extent received by the Administrative Agent.

(e)    Notwithstanding the foregoing provisions hereof, if any Conversion/Continuation Notice is withdrawn as to any Affected Lender or if any Affected Lender makes Base Rate Loans in lieu of its pro rata share of any Adjusted LIBOR Rate Loans, the Administrative Agent shall give effect thereto in apportioning payments received thereafter.

(f)    Subject to the provisos set forth in the definition of “Interest Period,” whenever any payment to be made hereunder shall be stated to be due on a day that is not a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall be included in the computation of the payment of interest hereunder or of the Commitment Fee hereunder, but such payment shall be deemed to have been made on the date therefor for all other purposes hereunder.

(g)    The Administrative Agent may, but shall not be obligated to, deem any payment by or on behalf of the Borrower hereunder that is not made in same day funds prior to 2:00 p.m. to be a non-conforming payment. Any such non-conforming payment shall not be deemed to have been received by the Administrative Agent until the later of (i) the time such funds become available funds, and (ii) the applicable next Business Day. The Administrative Agent shall give prompt telephonic notice to the Borrower and each applicable Lender (confirmed in writing) if any payment is non-conforming. Any non-conforming payment may constitute or become a Default or Event of Default in accordance with the terms of Section 9.1(a). Interest shall continue to accrue on any principal as to which a non-conforming payment is made until such funds become available funds (but in no event less than the period from the date of such payment to the next succeeding applicable Business Day) at the Default Rate (unless otherwise provided by the Required Lenders) from the date such amount was due and payable until the date such amount is paid in full.

Section 2.14     Sharing of Payments by Lenders. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or other obligations hereunder resulting in such Lender receiving payment of a proportion of the aggregate amount of such Loans and accrued interest thereon or other such obligations greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans and such other obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them; provided that:

(i)    if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii)    the provisions of this Section shall not be construed to apply to (A) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender), (B) any amounts applied by the Swingline Lender to outstanding Swingline Loans, (C) any amounts applied to Letter of Credit Obligations by the Issuing Bank or Swingline Loans by the Swingline Lender, as appropriate, from Cash Collateral provided under Section 2.15 or Section 2.16, or (D) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in Letter of Credit Obligations, Swingline Loans or other obligations hereunder to any assignee or participant, other than to the Borrower or any Subsidiary thereof (as to which the provisions of this Section 2.14 shall apply).

Each of the Credit Parties consents to the foregoing and agrees, to the extent it may effectively do so under Applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Credit Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Credit Party in the amount of such participation.

Section 2.15     Cash Collateral.

(a)    Existence of Defaulting Lender. At any time that there shall exist a Defaulting Lender, within one Business Day following the written request of the Administrative Agent or the Issuing Bank (with a copy to the Administrative Agent), the Borrower shall Cash Collateralize the Issuing Bank’s Fronting Exposure with respect to such Defaulting Lender in an amount sufficient to cover the applicable Fronting Exposure (after giving effect to Section 2.16(a)(iv) and any Cash Collateral provided by the Defaulting Lender).

(b)    Grant of Security Interest. The Borrower, and to the extent provided by any Defaulting Lender, such Defaulting Lender, hereby grants to the Administrative Agent, for the benefit of the Issuing Bank, and agrees to maintain, a perfected first priority security interest in all such Cash Collateral as security for the Defaulting Lenders’ obligation to fund participations in respect of Letter of Credit Obligations, to be applied pursuant to clause (c) below. If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent and the Issuing

Bank as herein provided, or that the total amount of such Cash Collateral is less than the applicable Fronting Exposure, the Borrower will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency (after giving effect to any Cash Collateral provided by the Defaulting Lender).

(c)    Application. Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under this Section 2.15 or Section 2.16 in respect of Letters of Credit shall be applied to the satisfaction of the Defaulting Lender’s obligation to fund participations in respect of Letter of Credit Obligations (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) for which the Cash Collateral was so provided, prior to any other application of such property as may otherwise be provided for herein.

(d)    Termination of Requirement. Cash Collateral (or the appropriate portion thereof) provided to reduce the Issuing Bank’s Fronting Exposure shall no longer be required to be held as Cash Collateral pursuant to this Section 2.15 following (i) the elimination of the applicable Fronting Exposure (including by the termination of Defaulting Lender status of the applicable Lender), or (ii) the determination by the Administrative Agent and the Issuing Bank that there exists excess Cash Collateral; provided that (x) Cash Collateral furnished by or on behalf of a Credit Party shall not be released during the continuance of a Default or Event of Default (and following application as provided in this Section 2.15 may be otherwise applied in accordance with Section 9.3) but shall be released upon the cure, termination or waiver of such Default or Event of Default in accordance with the terms of this Agreement, and (y) the Person providing Cash Collateral and the Issuing Bank may agree that Cash Collateral shall not be released but instead held to support future anticipated Fronting Exposure or other obligations.

Section 2.16     Defaulting Lenders.

(a)    Defaulting Lender Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by Applicable Law:

(i)    Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in Section 11.4(a)(iii).

(ii)    Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amount (other than fees which any Defaulting Lender is not entitled to receive pursuant to Section 2.16(a)(iii)) received by any Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Section 9 or otherwise, and including any amounts made available to any Agent by that Defaulting Lender pursuant to Section 11.3), shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by that Defaulting Lender to any Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by that Defaulting Lender to the Issuing Bank or the Swingline Lender hereunder; third, to Cash Collateralize the Issuing Bank’s Fronting Exposure with respect to such Defaulting Lender in accordance with Section 2.15; fourth, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which that Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower, to be held in a non-interest bearing deposit account and released in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (y) Cash Collateralize the Issuing Bank’s future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with Section 2.15; sixth, to the payment of any amounts owing to the Lenders, the Issuing Bank or the Swingline Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, the Issuing Bank or the Swingline Lender against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to that Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or Letter of Credit Borrowings in respect of which that Defaulting Lender has not fully funded its appropriate share and (y) such Loans or Letter of Credit Borrowings were made at a time when the conditions set forth in Section 5.2 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and Letter of Credit Borrowings owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or Letter of Credit Borrowings owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in Letter of Credit Obligations and Swingline Loans are held by the Lenders pro rata in accordance with their Revolving Commitments without giving effect to Section 2.16(a)(iv). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.16(a)(ii) shall be deemed paid to (and the underlying obligations satisfied to the extent of such payment) and redirected by that Defaulting Lender, and each Lender irrevocably consents hereto.

(iii)    Certain Fees.

(A)    Such Defaulting Lender shall not be entitled to receive any Commitment Fee for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such Commitment Fee that otherwise would have been required to have been paid to that Defaulting Lender).

(B)    Each Defaulting Lender shall be entitled to receive Letter of Credit Fees for any period during which that Lender is a Defaulting Lender only to the extent allocable to its Revolving Commitment Percentage of the stated amount of Letters of Credit for which it has provided Cash Collateral pursuant to Section 2.15.

(C)    With respect to any Letter of Credit Fee not required to be paid to any Defaulting Lender pursuant to clause (B) above, the Borrower shall (x) pay to each Non-Defaulting Lender that portion of any such Letter of Credit Fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in Letter of Credit Obligations that has been reallocated to such Non-Defaulting Lender pursuant to clause (iv) below, (y) pay to the Issuing Bank the amount of any such Letter of Credit Fee otherwise payable to such Defaulting Lender to the extent allocable to the Issuing Bank’s Fronting Exposure to such Defaulting Lender, and (z) not be required to pay the remaining amount of any such Letter of Credit Fee.

(iv)    Reallocation of Participations to Reduce Fronting Exposure. All or any part of such Defaulting Lender’s participation in Letter of Credit Obligations and Swingline Loans shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Revolving Commitment Percentages (calculated without regard to such Defaulting Lender’s Revolving Commitment) but only to the extent that (x) the conditions set forth in Section 5.2 are satisfied at the time of such reallocation and (y) such reallocation does not cause the aggregate Revolving

Credit Exposure of any Non-Defaulting Lender at such time to exceed such Non-Defaulting Lender’s Revolving Commitment. Subject to Section 11.22, no reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(v)    Cash Collateral, Repayment of Swingline Loans. If the reallocation described in clause (iv) above cannot, or can only partially, be effected, the Borrower shall, without prejudice to any right or remedy available to it hereunder or under law, (x) first, prepay Swingline Loans in an amount equal to the Swingline Lender’s Fronting Exposure and (y) second, Cash Collateralize the Issuing Bank’s Fronting Exposure in accordance with the procedures set forth in Section 2.15.

(b)    Defaulting Lender Cure. If the Borrower, the Administrative Agent, the Swingline Lender and the Issuing Bank agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit and Swingline Loans to be held pro rata by the Lenders in accordance with their respective Revolving Commitments (without giving effect to Section 2.16(a)(iv)), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided further that, except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

(c)    New Swingline Loans/Letters of Credit. So long as any Lender is a Defaulting Lender, (i) the Swingline Lender shall not be required to fund Swingline Loans unless it is satisfied that it will have no Fronting Exposure after giving effect to such Swingline Loan, and (ii) the Issuing Bank shall not be required to issue, extend, renew or increase any Letter of Credit unless it is satisfied that it will have no Fronting Exposure after giving effect thereto.

Section 2.17     Removal or Replacement of Lenders. If (a) any Lender requests compensation under Section 3.2 and such Lender has declined or is unable to designate a different lending office in accordance with Section 3.4, (b) any Credit Party is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.3 and such Lender has declined or is unable to designate a different lending office in accordance with Section 3.4, (c) any Lender gives notice of an inability to fund LIBOR Loans under Section 3.1(b), (d) any Lender is a Defaulting Lender, or (e) any Lender (a “Non-Consenting Lender”) does not consent (including by way of a failure to respond in writing to a proposed amendment, consent or waiver by the date and time specified by the Administrative Agent) to a proposed amendment, consent, change, waiver, discharge or termination hereunder or with respect to any Credit Document that has been approved by the Required Lenders, then, in each case described in the foregoing clauses (a) through (e), the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 11.5) all of its interests, rights (other than its rights under Section 3.2, Section 3.3 and Section 11.2) and obligations under this Agreement and the related Credit Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:

(i)    the Borrower shall have paid to the Administrative Agent the assignment fee (if any) specified in Section 11.5;

(ii)    such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in Letter of Credit Borrowings, as applicable, accrued and unpaid interest thereon, accrued and unpaid fees and all other amounts payable to it hereunder and under the other Credit Documents (including any amounts under Section 3.1(c)) from the assignee (to the extent of such outstanding principal and accrued and unpaid interest and fees) or the Borrower (in the case of all other amounts);

(iii)    in the case of any such assignment resulting from a claim for compensation under Section 3.2 or payments required to be made pursuant to Section 3.3, such assignment will result in a reduction in such compensation or payments thereafter;

(iv)    such assignment does not conflict with Applicable Law; and

(v)    in the case of any such assignment resulting from a Non-Consenting Lender’s failure to consent to a proposed amendment, consent, change, waiver, discharge or termination, the successor replacement Lender shall have consented to the proposed amendment, consent, change, waiver, discharge or termination.

Each Lender agrees that in the event it, or its interests in the Loans and obligations hereunder, shall become subject to the replacement and removal provisions of this Section, it will cooperate with the Borrower and the Administrative Agent to give effect to the provisions hereof, including execution and delivery of an Assignment Agreement in connection therewith, but the replacement and removal provisions of this Section shall be effective regardless of whether an Assignment Agreement shall have been given.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

Section 3     YIELD PROTECTION

Section 3.1     Making or Maintaining LIBOR Loans.

(a)    Inability to Determine Applicable Interest Rate. In the event that (i) the Administrative Agent shall have determined (which determination shall be final and conclusive and binding upon all parties hereto), on any Interest Rate Determination Date or any Index Rate Determination Date with respect to any LIBOR Loans, that by reasons of circumstances affecting the London interbank market adequate and fair means do not exist for ascertaining the interest rate applicable to such LIBOR Loans on the basis provided for in the definition of Adjusted LIBOR Rate or LIBOR Index Rate, as applicable, or (ii) the LIBOR Scheduled Unavailability Date has occurred, the Administrative Agent shall give notice (by facsimile (or such other electronic communication as may be permitted by Section 11.1(b)) or by telephone confirmed in writing) to the Borrower and each Lender of such determination, whereupon (i) no Loans may be made as, or converted to, LIBOR Loans until such time as the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, and (ii) any Funding Notice or Conversion/Continuation Notice given by the Borrower with respect to the Loans in respect of which such determination was made shall be deemed to be rescinded by the Borrower and such Loans shall be automatically made or continued as, or converted to, as applicable, Base Rate Loans without reference to the LIBOR Index Rate component of the Base Rate.

(b)    Illegality or Impracticability of LIBOR Loans. In the event that on any date any Lender shall have determined (which determination shall be final and conclusive and binding upon all parties hereto but shall be made only after consultation with the Borrower and the Administrative Agent) that the making, maintaining or continuation of its LIBOR Loans (i) has become unlawful as a result of compliance by such Lender in good faith with any law, treaty, governmental rule, regulation, guideline or order (or would conflict with any such treaty, governmental rule, regulation, guideline or order not having the force of law even though the failure to comply therewith would not be unlawful), or (ii) has become impracticable, as a result of contingencies occurring after the date hereof which materially and adversely affect the London interbank market or the position of such Lender in that market, then, and in any such event, such Lender shall be an “Affected Lender” and it shall on that day give notice (by facsimile (or such other electronic communication as may be permitted by Section 11.1(b)) or by telephone confirmed in writing) to the Borrower and the Administrative Agent of such determination (which notice the Administrative Agent shall promptly transmit to each other Lender). Thereafter (1) the obligation of the Affected Lender to make Loans as, or to convert Loans to, LIBOR Loans shall be suspended until such notice shall be withdrawn by the Affected Lender, (2) to the extent such determination by the Affected Lender relates to a LIBOR Loan then being requested by the Borrower pursuant to a Funding Notice or a Conversion/Continuation Notice, the Affected Lender shall make such Loan as (or continue such Loan as or convert such Loan to, as the case may be) a Base Rate Loan without reference to the LIBOR Index Rate component of the Base Rate, (3) the Affected Lender’s obligation to maintain its outstanding LIBOR Loans (the “Affected Loans”) shall be terminated at the earlier to occur of the expiration of the Interest Period then in effect with respect to the Affected Loans or when required by law, and (4) the Affected Loans shall automatically convert into Base Rate Loans without reference to the LIBOR Index Rate component of the Base Rate on the date of such termination. Notwithstanding the foregoing, to the extent a determination by an Affected Lender as described above relates to a LIBOR Loan then being requested by the Borrower pursuant to a Funding Notice or a Conversion/Continuation Notice, the Borrower shall have the option, subject to the provisions of Section 3.1(a), to rescind such Funding Notice or Conversion/Continuation Notice as to all Lenders by giving notice (by facsimile (or such other electronic communication as may be permitted by Section 11.1(b)) or by telephone confirmed in writing) to the Administrative Agent of such rescission on the date on which the Affected Lender gives notice of its determination as described above (which notice of rescission the Administrative Agent shall promptly transmit to each other Lender). Except as provided in the immediately preceding sentence, nothing in this Section 3.1(b) shall affect the obligation of any Lender other than an Affected Lender to make or maintain Loans as, or to convert Loans to, LIBOR Loans in accordance with the terms hereof.

(c)    Compensation for Breakage or Non-Commencement of Interest Periods. The Borrower shall compensate each Lender, upon written request by such Lender (which request shall set forth the basis for requesting such amounts), for all reasonable out-of-pocket losses, expenses and liabilities (including any interest paid or calculated to be due and payable by such Lender to lenders of funds borrowed by it to make or carry its Adjusted LIBOR Rate Loans and any loss, expense or liability sustained by such Lender in connection with the liquidation or re-employment of such funds but excluding loss of anticipated profits) which such Lender sustains: (i) if for any reason (other than a default by such Lender) a borrowing of any Adjusted LIBOR Rate Loans does not occur on a date specified therefor in a Funding Notice or a telephonic request for borrowing, or a conversion to or continuation of any Adjusted LIBOR Rate Loans does not occur on a date specified therefor in a Conversion/Continuation Notice or a telephonic request for conversion or continuation; (ii) if any prepayment or other principal payment of, or any conversion of, any of its Adjusted LIBOR Rate Loans occurs on any day other than the last day of an Interest Period applicable to that Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise); or (iii) if any prepayment of any of its Adjusted LIBOR Rate Loans is not made on any date specified in a notice of prepayment given by the Borrower.

(d)    Booking of LIBOR Loans. Any Lender may make, carry or transfer LIBOR Loans at, to, or for the account of any of its branch offices or the office of an Affiliate of such Lender.

(e)    Assumptions Concerning Funding of Adjusted LIBOR Rate Loans. Calculation of all amounts payable to a Lender under this Section 3.1 and under Section 3.2 shall be made as though such Lender had actually funded each of its relevant Adjusted LIBOR Rate Loans through the purchase of a LIBOR deposit bearing interest at the rate obtained pursuant to clause (i) of the definition of Adjusted LIBOR Rate in an amount equal to the amount of such Adjusted LIBOR Rate Loans and having a maturity comparable to the relevant Interest Period and through the transfer of such LIBOR deposit from an offshore office of such Lender to a domestic office of such Lender in the United States; provided that each Lender may fund each of its Adjusted LIBOR Rate Loans in any manner it sees fit and the foregoing assumptions shall be utilized only for the purposes of calculating amounts payable under this Section 3.1 and under Section 3.2.

(f)    Certificates for Reimbursement. A certificate of a Lender setting forth in reasonable detail the amount or amounts necessary to compensate such Lender, as specified in Section 3.1(c) and the circumstances giving rise thereto shall be delivered to the Borrower and shall be conclusive absent manifest error. In the absence of any such manifest error, the Borrower shall pay such Lender or the Issuing Bank, as the case may be, the amount shown as due on any such certificate within ten Business Days after receipt thereof.

(g)    Delay in Requests. The Borrower shall not be required to compensate a Lender pursuant to this Section for any such amounts incurred more than six months prior to the date that such Lender delivers to the Borrower the certificate referenced in Section 3.1(f).

(h)    LIBOR Replacement Rate. Notwithstanding anything to the contrary contained in this Agreement or any other Credit Document, but without limiting Sections 3.1(a) and (b) above, if the Administrative Agent shall have determined (which determination shall be final and conclusive and binding upon all parties hereto), or the Borrower or Required Lenders notify the Administrative Agent (with in the case of the Required Lenders, a copy to the Borrower) that the Borrower or Required Lenders (as applicable) shall have determined (which determination likewise shall be final and conclusive and binding upon all parties hereto), that (i) the circumstances described in Section 3.1(a)(i) have arisen and that such circumstances are unlikely to be temporary, (ii) the relevant administrator of LIBOR or a Governmental Authority having or purporting to have jurisdiction over the Administrative Agent has made a public statement identifying a specific date after which LIBOR shall no longer be made available, or used for determining interest rates for loans in the applicable currency (such specific date, the “LIBOR Scheduled Unavailability Date”), or (iii) syndicated credit facilities among national and/or regional banks active in leading and participating in such facilities currently being executed, or that include language similar to that contained in this Section 3.1(h), are being executed or amended (as applicable) to incorporate or adopt a new interest rate to replace LIBOR for determining interest rates for loans in the applicable currency, then, reasonably promptly after such determination by the Administrative Agent or receipt by the Administrative Agent of such notice, as applicable, the Administrative Agent and the Borrower may amend this Agreement to replace LIBOR with an alternate rate of interest, giving due consideration to any evolving or then existing convention for similar U.S. dollar denominated syndicated credit facilities for such alternative rates of interest (any such proposed rate, a “LIBOR Replacement Rate”), and make such other related changes to this Agreement and the other Credit Documents as may be necessary or appropriate, in the opinion of the Administrative Agent, to effect the provisions of this Section 3.1(h) (provided, that any definition of the LIBOR Replacement Rate shall specify that in no event shall such LIBOR Replacement Rate be less than 0.50% for purposes of this Agreement) and any such amendment shall become effective at 5:00 p.m. (New York time) on the fifth Business Day after the Administrative Agent shall have posted such proposed amendment to all Lenders and the Borrower unless, prior to such time, Lenders comprising the Required

Lenders have delivered to the Administrative Agent written notice that such Required Lenders do not accept such amendment. The LIBOR Replacement Rate shall be applied in a manner consistent with market practice; provided that, in each case, to the extent such market practice is not administratively feasible for the Administrative Agent, such LIBOR Replacement Rate shall be applied as otherwise reasonably determined by the Administrative Agent (it being understood that any such modification to application by the Administrative Agent made as so determined shall not require the consent of, or consultation with, any of the Lenders). For the avoidance of doubt, the parties hereto agree that unless and until a LIBOR Replacement Rate is determined and an amendment to this Credit Agreement is entered into to effect the provisions of this Section 3.1(h), if the circumstances under clauses (i) and (ii) of this Section 3.1(h) exist, the provisions of Section 3.1(a) shall apply.

Section 3.2     Increased Costs.

(a)    Increased Costs Generally. If any Change in Law shall:

(i)    impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement reflected in the Adjusted LIBOR Rate or the LIBOR Index Rate) or the Issuing Bank;

(ii)    subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii)    impose on any Lender or the Issuing Bank or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making, converting to, continuing or maintaining any Loan or of maintaining its obligation to make any such Loan, or to increase the cost to such Lender, the Issuing Bank or such other Recipient of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender, the Issuing Bank or any other Recipient hereunder (whether of principal, interest or any other amount) by an amount deemed to be material by such Lender, Issuing Bank or other Recipient, as the case may be, then, upon request of such Lender, the Issuing Bank or such other Recipient, the Borrower will pay to such Lender, the Issuing Bank or such other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender, the Issuing Bank or such other Recipient, as the case may be, for such additional costs incurred or reduction suffered.

(b)    Capital Requirements. If any Lender, the Issuing Bank or the Swingline Lender (for purposes hereof, may be referred to collectively as “the Lenders” or a “Lender”) determines that any Change in Law affecting such Lender or any lending office of such Lender or such Lender’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the commitments of such Lender hereunder or the Loans made by, or participations in Letters of Credit and Swingline Loans held by, such Lender, or the Letters of Credit issued by the Issuing Bank, to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender, as the case may be, such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c)    Certificates for Reimbursement. A certificate of a Lender or the Issuing Bank setting forth in reasonable detail the amount or amounts necessary to compensate such Lender, the Issuing Bank or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section and the circumstances giving rise thereto shall be delivered to the Borrower and shall be conclusive absent manifest error. In the absence of any such manifest error, the Borrower shall pay such Lender or the Issuing Bank, as the case may be, the amount shown as due on any such certificate within ten Business Days after receipt thereof.

(d)    Delay in Requests. Failure or delay on the part of any Lender or the Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or the Issuing Bank’s right to demand such compensation, provided that the Borrower shall not be required to compensate a Lender or the Issuing Bank pursuant to this Section for any increased costs incurred or reductions suffered more than six months prior to the date that such Lender or the Issuing Bank, as the case may be, delivers to the Borrower the certificate referenced in Section 3.2(c) and notifies the Borrower of such Lender’s or the Issuing Bank’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the six-month period referred to above shall be extended to include the period of retroactive effect thereof).

Section 3.3     Taxes.

(a)    Issuing Banks. For purposes of this Section 3.3, the term “Lender” shall include the Issuing Bank and the Administrative Agent and the term “Applicable Law” shall include FATCA.

(b)    Payments Free of Taxes; Obligation to Withhold; Payments on Account of Taxes. Any and all payments by or on account of any obligation of any Credit Party hereunder or under any other Credit Document shall be made without deduction or withholding for any Taxes, except as required by Applicable Law. If any Applicable Law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with Applicable Law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Credit Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(c)    Payment of Other Taxes by the Credit Parties. The Credit Parties shall timely pay to the relevant Governmental Authority in accordance with Applicable Law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(d)    Tax Indemnification.

(i)    Without duplication of any obligation under Section 3.3(b), the Credit Parties shall jointly and severally indemnify each Recipient and shall make payment in respect thereof within ten Business Days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of any such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(ii)    Each Lender shall severally indemnify the Administrative Agent within ten Business Days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Credit Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Credit Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 11.5(d) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Credit Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Credit Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this clause (ii).

(e)    Evidence of Payments. As soon as practicable after any payment of Taxes by any Credit Party to a Governmental Authority pursuant to this Section, such Credit Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of a return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(f)    Status of Lenders; Tax Documentation. (i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Credit Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by Applicable Law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in clauses (ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii)    Without limiting the generality of the foregoing, in the event that the Borrower is a U.S. Person,

(A)    any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B)    any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(1)    in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Credit Document, executed originals of IRS Form W-8BEN or W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Credit Document, IRS Form W-8BEN or W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2)    executed originals of IRS Form W-8ECI;

(3)    in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Internal Revenue Code, (x) a certificate substantially in the form of Exhibit 3.3-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Internal Revenue Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Internal Revenue Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN or W-8BEN-E, as applicable; or

(4)    to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or W-8BEN-E, as applicable, a U.S. Tax Compliance Certificate substantially in the form of Exhibit 3.3-2 or Exhibit 3.3-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit 3.3-4 on behalf of each such direct and indirect partner;

(C)    any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of any other form prescribed by Applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by Applicable Law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D)    if a payment made to a Lender under any Credit Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Internal Revenue Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by Applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Internal Revenue Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(g)    Treatment of Certain Refunds. Unless required by Applicable Law, at no time shall the Administrative Agent have any obligation to file for or otherwise pursue on behalf of a Lender, or have any obligation to pay to any Lender, any refund of Taxes withheld or deducted from funds paid for the account of such Lender. If any indemnified party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section (including by the payment of additional amounts pursuant to this Section), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of the indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (g) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (g), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (g) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(h)    Survival. Each party’s obligations under this Section 3.3 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Credit Document.

Section 3.4     Designation of a Different Lending Office. If any Lender requests compensation under Section 3.2, or requires the Borrower to pay any Indemnified Taxes or additional amounts to any Lender, the Issuing Bank or any Governmental Authority for the account of any Lender or the Issuing Bank pursuant to Section 3.3, then such Lender or the Issuing Bank shall (at the request of the Borrower) use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender or the Issuing Bank, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.2 or 3.3, as the case may be, in the future, and (ii) would not subject such Lender or the Issuing Bank, as the case may be, to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender or the Issuing Bank, as the case may be. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

Section 4     GUARANTY

Section 4.1     The Guaranty. Each of the Guarantors hereby jointly and severally guarantees to the Collateral Agent, for the benefit of the Secured Parties, as primary obligor and not as surety, the prompt payment of the Obligations in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration, as a mandatory Cash Collateralization or otherwise) strictly in accordance with the terms thereof. The Guarantors hereby further agree that if any of the Obligations are not paid in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration, as a mandatory Cash Collateralization or otherwise), the Guarantors will, jointly and severally, promptly pay the same, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Obligations, the same will be promptly paid in full when due (whether at extended maturity, as a mandatory prepayment, by acceleration, as a mandatory Cash Collateralization or otherwise) in accordance with the terms of such extension or renewal. Notwithstanding any provision to the contrary contained herein, in any other of the Credit Documents, Swap Agreements, Treasury Management Agreements or other documents relating to the Obligations, (a) the obligations of each Guarantor under this Agreement and the other Credit Documents shall be limited to an aggregate amount equal to the largest amount that would not render such obligations subject to avoidance under the Debtor Relief Laws or any comparable provisions of any applicable state law and (b) the Obligations of a Guarantor shall exclude any Excluded Swap Obligations with respect to such Guarantor.

Section 4.2     Obligations Unconditional. The obligations of the Guarantors under Section 4.1 are joint and several, absolute and unconditional, irrespective of the value, genuineness, validity, regularity or enforceability of any of the Credit Documents, Swap Agreements or Treasury Management Agreements, or any other agreement or instrument referred to therein, or any substitution, release, impairment or exchange of any other guarantee of or security for any of the Obligations, and, to the fullest extent permitted by Applicable Law, irrespective of any law or regulation or other circumstance whatsoever which might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor, it being the intent of this Section 4.2 that the obligations of the Guarantors hereunder shall be absolute and unconditional under any and all circumstances. Each Guarantor agrees that such Guarantor shall have no right of subrogation, indemnity, reimbursement or contribution against the Borrower or any other Guarantor for amounts paid under this Section 4 until such time as the Obligations have been indefeasibly paid in full and the Commitments have expired or terminated. Without limiting the generality of the foregoing, it is agreed that, to the fullest extent permitted by law, the occurrence of any one or more of the following shall not alter or impair the liability of any Guarantor hereunder, which shall remain absolute and unconditional as described above:

(a)    at any time or from time to time, without notice to any Guarantor, the time for any performance of or compliance with any of the Obligations shall be extended, or such performance or compliance shall be waived;

(b)    any of the acts mentioned in any of the provisions of any of the Credit Documents, any Swap Agreement between any Credit Party and any Swap Provider, or any Treasury Management Agreement between any Credit Party and any Treasury Management Bank, or any other agreement or instrument referred to in the Credit Documents, such Swap Agreements or such Treasury Management Agreements shall be done or omitted;

(c)    the maturity of any of the Obligations shall be accelerated, or any of the Obligations shall be modified, supplemented or amended in any respect, or any right under any of the Credit Documents, any Swap Agreement between any Credit Party and any Swap Provider or any Treasury Management Agreement between any Credit Party and any Treasury Management Bank, or any other agreement or instrument referred to in the Credit Documents, such Swap Agreements or such Treasury Management Agreements shall be waived or any other guarantee of any of the Obligations or any security therefor shall be released, impaired or exchanged in whole or in part or otherwise dealt with;

(d)    any Lien granted to, or in favor of, the Administrative Agent, the Collateral Agent or any Lender or Lenders as security for any of the Obligations shall fail to attach or be perfected; or

(e)    any of the Obligations shall be determined to be void or voidable (including for the benefit of any creditor of any Guarantor) or shall be subordinated to the claims of any Person (including any creditor of any Guarantor).

With respect to its obligations hereunder, each Guarantor hereby expressly waives diligence, presentment, demand of payment, protest and all notices whatsoever, and any requirement that the Administrative Agent, the Collateral Agent or any Lender exhaust any right, power or remedy or proceed against any Person under any of the Credit Documents, any Swap Agreement between any Credit Party and any Swap Provider or any Treasury Management Agreement between any Credit Party and any Treasury Management Bank, or any other agreement or instrument referred to in the Credit Documents, such Swap Agreements or such Treasury Management Agreements, or against any other Person under any other guarantee of, or security for, any of the Obligations.

Section 4.3     Reinstatement. The obligations of the Guarantors under this Section 4 shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of any Person in respect of the Obligations is rescinded or must be otherwise restored by any holder of any of the Obligations, whether as a result of any proceedings in bankruptcy or reorganization or otherwise, and each Guarantor agrees that it will indemnify the Administrative Agent, the Collateral Agent and each Lender on demand for all reasonable costs and expenses (including the fees, charges and disbursements of counsel) incurred by the Administrative Agent, the Collateral Agent or such Lender in connection with such rescission or restoration, including any such costs and expenses incurred in defending against any claim alleging that such payment constituted a preference, fraudulent transfer or similar payment under any bankruptcy, insolvency or similar law.

Section 4.4     Certain Additional Waivers. Each Guarantor agrees that such Guarantor shall have no right of recourse to security for the Obligations, except through the exercise of rights of subrogation pursuant to Section 4.2 and through the exercise of rights of contribution pursuant to Section 4.6.

Section 4.5     Remedies. The Guarantors agree that, to the fullest extent permitted by law, as between the Guarantors, on the one hand, and the Agents and the Lenders, on the other hand, the Obligations may be declared to be forthwith due and payable as provided in Section 9.2 (and shall be deemed to have become automatically due and payable in the circumstances provided in said Section 9.2) for purposes of Section 4.1 notwithstanding any stay, injunction or other prohibition preventing such declaration (or preventing the Obligations from becoming automatically due and payable) as against any other Person and that, in the event of such declaration (or the Obligations being deemed to have become automatically due and payable), the Obligations (whether or not due and payable by any other Person) shall forthwith become due and payable by the Guarantors for purposes of Section 4.1. The Guarantors acknowledge and agree that their obligations hereunder are secured in accordance with the terms of the Collateral Documents and that the Agents and the Lenders may exercise their remedies thereunder in accordance with the terms thereof.

Section 4.6     Rights of Contribution. The Guarantors agree among themselves that, in connection with payments made hereunder, each Guarantor shall have contribution rights against the other Guarantors as permitted under Applicable Law. Such contribution rights shall be subordinate and subject in right of payment to the obligations of such Guarantors under the Credit Documents and no Guarantor shall exercise such rights of contribution until all Obligations have been indefeasibly paid in full and the Commitments have terminated.

Section 4.7     Guarantee of Payment; Continuing Guarantee. The guarantee in this Section 4 is a guaranty of payment and not of collection, is a continuing guarantee, and shall apply to all Obligations whenever arising.

Section 4.8     Keepwell. Each Qualified ECP Guarantor hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each Specified Credit Party to honor all of such Specified Credit Party’s obligations under the Guaranty and the Collateral Documents in respect of Swap Obligations (provided that each Qualified ECP Guarantor shall only be liable under this Section 4.8 for the maximum amount of such liability that can be hereby incurred without rendering such Qualified ECP Guarantor’s obligations and undertakings under this Section 4, voidable under applicable Debtor Relief Laws, and not for any greater amount). The obligations and undertakings of each Qualified ECP Guarantor under this Section 4.8 shall remain in full force and effect until the Obligations have been indefeasibly paid and performed in full and the commitments relating thereto have expired or terminated, or, with respect to any Guarantor, if earlier, such Guarantor is released from its obligations and undertakings under this Section 4 in accordance with Section 10.10(a). Each Qualified ECP Guarantor intends that this Section 4.8 constitute, and this Section 4.8 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each Specified Credit Party for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

Section 5     CONDITIONS PRECEDENT

Section 5.1     Conditions Precedent to Initial Credit Extensions. The obligation of each Lender to make a Credit Extension on the Closing Date is subject to the satisfaction of the following conditions on or before the Closing Date:

(a)    Executed Credit Documents. The Administrative Agent shall have received executed counterparts of this Agreement, the Notes (if requested), the Security Agreement, the Pledge Agreement, the Environmental Indemnity Agreement and a Mortgage with respect to the real property commonly known as 6375 Hospital Parkway, Johns Creek, Georgia 30097, in each case, in form and substance satisfactory to the Agents and the Lenders and duly executed by the appropriate parties thereto.

(b)    Certificates. The Administrative Agent shall have received the following:

(i)    Organizational Documents Certificate. (i) Copies of the Organization Documents, certified (to the extent applicable) as of a recent date by the appropriate Governmental Authority, (ii) copies of resolutions approving the transactions contemplated in connection with the financing and authorizing execution, delivery and performance of the Credit Documents, (iii) copies of certificates of good standing, existence or the like of a recent date from the appropriate Governmental Authority of its jurisdiction of formation or organization and (iv) incumbency certificates, in each case, for each of the Credit Parties and certified by an Authorized Officer in form and substance reasonably satisfactory to the Administrative Agent.

(ii)    Closing Certificate. One or more certificates from an Authorized Officer of the Borrower (in the case of (F) below, from the Chief Financial Officer of the Borrower), in form and substance reasonably satisfactory to the Administrative Agent, confirming, among other things, (A) all consents, approvals, authorizations, registrations, or filings required to be made or obtained by the Borrower and the other Credit Parties, if any, in connection with this Agreement and the other Credit Documents and the transactions contemplated herein and therein have been obtained and are in full force and effect (and attaching copies of any such items), (B) no investigation or inquiry by any Governmental Authority regarding this Agreement and the other Credit Documents and the transactions contemplated herein and therein is ongoing, (C) the absence of any action, suit, investigation or proceeding pending or, to the knowledge of the Borrower, threatened in any court or before any arbitrator or Governmental Authority that could reasonably be expected to have a Material Adverse Effect, (D) since December 31, 2013, there has been no event or circumstance which has had or could be reasonably expected to have a Material Adverse Effect, (E) the audited financial statements for the Fiscal Year ended December 31, 2013 were prepared in accordance with GAAP consistently applied, except as noted therein, and fairly presents in all material respects the financial condition and results from operations of the Borrower and its Subsidiaries, and (F) the Borrower and its Subsidiaries, taken as a whole on a consolidated basis, are Solvent after giving effect to the transactions contemplated hereby and the incurrence of Indebtedness related thereto.

(c)    Opinions of Counsel. The Administrative Agent shall have received customary opinions of counsel for each of the Credit Parties, including, among other things, opinions regarding the due authorization, execution and delivery of the Credit Documents and the enforceability thereof.

(d)    Collateral. The Collateral Agent shall have received each of the following:

(i)    UCC Financing Statements. Such UCC financing statements necessary or appropriate to perfect the security interests in the personal property Collateral, as determined by the Collateral Agent.

(ii)    Intellectual Property Filings. Such patent, trademark and copyright notices, filings and recordations necessary or appropriate to perfect the security interests in the U.S. Intellectual Property Rights constituting Collateral, as determined by the Collateral Agent.

(iii)    Reserved.

(iv)    Mortgaged Property Support Documents. Such Mortgaged Property Support Documents as the Administrative Agent or the Collateral Agent may request with respect to any real property being encumbered by a Mortgage on the Closing Date.

(v)    Evidence of Insurance. Certificates of insurance for casualty, liability and any other insurance required by the Credit Documents, identifying the Collateral Agent as loss payee with respect to the casualty insurance and additional insured with respect to the liability insurance, as appropriate.

(vi)    Landlord Waivers and Access Letters. Such landlord waivers and access letters as may be requested by the Administrative Agent with respect to any Material Leased Property (it being understood that no such landlord waiver or access letter shall be required if it is unable to be obtained by the Credit Parties following the use of commercially reasonable efforts).

(vii)    Other Perfection Action. Satisfactory evidence that all filings, recordations and searches necessary or desirable in connection with the Liens under the Collateral Documents shall have been (or concurrently with the closing, will be) duly made, all filing and recording fees and taxes shall have been (or concurrently with the closing, will be) duly paid and the Collateral Agent, on behalf of the Secured Parties, shall have (or concurrently with the closing, will have) a valid and perfected first priority (subject to Permitted Liens) Lien in the Collateral. Notwithstanding anything in this clause (vii), no Credit Party shall be required to take any Excluded Perfection Action.

(e)    Financial Information. The Administrative Agent shall have received, and be satisfied with its review of, copies of (i) the internally prepared financial statements of the Borrower and its Subsidiaries on a consolidated basis for the most recently ended Fiscal Quarter ended at least forty-five days prior to the Closing Date and (ii) the audited financial statements of the Borrower and its Subsidiaries on a consolidated basis for the Fiscal Year ended December 31, 2013.

(f)    Funding Notice; Funds Disbursement Instructions. The Administrative Agent shall have received (i) a duly executed and completed Funding Notice with respect to the Credit Extension to occur on the Closing Date and (ii) duly executed and completed disbursement instructions (with wiring instructions and account information) for all disbursements to be made on the Closing Date.

(g)    PATRIOT ACT, Etc. The Lenders shall have received, in form and substance reasonably satisfactory to the Lenders, documentation and other information that is required by regulatory authorities under applicable “know your customer” and anti-money-laundering rules and regulations, including the PATRIOT Act, requested not later than five days prior to the Closing Date.

(h)    Existing Credit Agreement. All principal, interest, fees and expenses due and owing and other amounts outstanding under or in connection with the Existing Credit Agreement shall have been (or, concurrent with the making of the Loans on the Closing Date, shall be) paid in full (other than with respect to contingent obligations for which no claim has been made and letters of credit which have been cash collateralized or otherwise backstopped in a manner reasonably satisfactory to the Administrative Agent), all obligations, commitments and indebtedness under the Existing Credit Agreement shall have been terminated, and any Liens securing any such obligations shall have been (or, concurrent with the making of the Loans on the Closing Date, shall be) terminated.

(i)    Fees and Expenses. The Administrative Agent shall have confirmation that all fees payable under this Agreement and under the Fee Letter and all reasonable out-of-pocket fees and expenses required to be paid on or before the Closing Date have been paid, including the reasonable out-of-pocket fees and expenses of counsel for the Administrative Agent.

For purposes of determining compliance with the conditions specified in this Section 5.1, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

The funding of the initial Loans hereunder shall evidence the satisfaction of the foregoing conditions.

Section 5.2     Conditions to Each Credit Extension. The obligation of each Lender to fund its Term Loan Commitment Percentage or Revolving Commitment Percentage of any Credit Extension on any Credit Date, including the Second Amendment Effective Date and the Sixth Amendment Effective Date,

are subject to the satisfaction, or waiver in accordance with Section 11.4, of the following conditions precedent:

(a)    the Administrative Agent shall have received a fully executed and delivered Funding Notice, together with the documentation and certifications required therein with respect to each Credit Extension;

(b)    after making the Credit Extension requested on such Credit Date, the (i) aggregate outstanding principal amount of the Revolving Loans shall not exceed the aggregate Revolving Commitments then in effect and (ii) the aggregate outstanding principal amount of the Term Loans shall not exceed the respective Term Loan Commitments then in effect;

(c)    as of such Credit Date, the representations and warranties contained herein and in the other Credit Documents shall be true and correct in all material respects on and as of that Credit Date to the same extent as though made on and as of that date, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects on and as of such earlier date; and

(d)    as of such Credit Date, no event shall have occurred and be continuing or would result from the consummation of the applicable Credit Extension that would constitute an Event of Default or a Default.

Notwithstanding the foregoing, in the case of the extension of any increase of the Term Loan A Commitments or additional Term Loan being provided pursuant to Section 2.1(d), all or a portion of the proceeds of which are to be used to finance a Limited Condition Acquisition for which an LCA Election has been made, clauses (c) and (d) above shall be superseded by the relevant provisions of Section 2.1(d).

Section 6     REPRESENTATIONS AND WARRANTIES

In order to induce the Agents, the Lenders and the Issuing Bank to enter into this Agreement and to make each Credit Extension to be made hereby, the Borrower and each other Credit Party represents and warrants to each Agent, each Lender and the Issuing Bank, that the following statements are true and correct:

Section 6.1     Organization; Requisite Power and Authority; Qualification. Each of the Credit Parties and each of their respective Subsidiaries (a) is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, (b) has all requisite power and authority to own and operate its properties, to carry on its business as now conducted and as proposed to be conducted, to enter into the Credit Documents to which it is a party and to carry out the transactions contemplated thereby, and (c) is qualified to do business and in good standing in every jurisdiction where necessary to carry out its business and operations, except in jurisdictions where the failure to be so qualified or in good standing has not had, and could not be reasonably expected to have, a Material Adverse Effect.

Section 6.2     Information, Equity Interests and Ownership. Schedule 6.2 correctly sets forth (a) the exact legal name and jurisdiction of organization of each Credit Party and each of their respective Subsidiaries as of the Sixth Amendment Effective Date, (b) the true and correct U.S. taxpayer identification number (or foreign equivalent, if any) of each Credit Party and each of their respective Subsidiaries as of the Sixth Amendment Effective Date and (c) the ownership interest of the Borrower or Subsidiary owning the Equity Interests in each Subsidiary of the Borrower as of the Sixth Amendment Effective Date. The Equity Interests of each Credit Party and its Subsidiaries have been duly authorized and validly issued and are fully paid and non-assessable. As of the Sixth Amendment Effective Date, there is no existing option, warrant, call, right, commitment, buy-sell, voting trust or other shareholder agreement or other agreement to which any Subsidiary is a party requiring, and there is no membership interest or other Equity Interests of any Subsidiary outstanding which upon conversion or exchange would require, the issuance by any Subsidiary of any additional membership interests or other Equity Interests of any Subsidiary or other Securities convertible into, exchangeable for or evidencing the right to subscribe for or purchase, a membership interest or other Equity Interests of any Subsidiary.

Section 6.3     Due Authorization. The execution, delivery and performance of the Credit Documents have been duly authorized by all necessary action on the part of each Credit Party that is a party thereto.

Section 6.4     No Conflict. The execution, delivery and performance by Credit Parties of the Credit Documents to which they are parties and the consummation of the transactions contemplated by the Credit Documents do not and will not (a) violate in any material respect any provision of any Applicable Laws relating to any Credit Party, any of the Organizational Documents of any Credit Party, or any order, judgment or decree of any court or other agency of government binding on any Credit Party; (b) except as could not reasonably be expected to have a Material Adverse Effect, conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any other Contractual Obligations of any Credit Party; (c) result in or require the creation or imposition of any Lien upon any of the properties or assets of any Credit Party (other than any Liens created under any of the Credit Documents in favor of the Collateral Agent for the benefit of the holders of the Obligations) whether now owned or hereafter acquired; or (d) require any approval of stockholders, members or partners or any approval or consent of any Person under any Contractual Obligation of any Credit Party.

Section 6.5     Governmental Consents. The execution, delivery and performance by the Credit Parties of the Credit Documents to which they are parties and the consummation of the transactions contemplated by the Credit Documents do not and will not require, as a condition to the effectiveness thereof, any registration with, consent or approval of, or notice to, or other action to, with or by, any Governmental Authority except for filings and recordings with respect to the Collateral to be made, or otherwise delivered to the Collateral Agent for filing and/or recordation, as of the Sixth Amendment Effective Date and other filings, recordings or consents which have been obtained or made and are in full force and effect, as applicable.

Section 6.6     Binding Obligation. Each Credit Document has been duly executed and delivered by each Credit Party that is a party thereto and is the legally valid and binding obligation of such Credit Party, enforceable against such Credit Party in accordance with its respective terms, except as may be limited by Debtor Relief Laws or by equitable principles relating to enforceability.

Section 6.7     Financial Statements.

(a)    The audited consolidated balance sheet of the Borrower and its Subsidiaries for the most recently ended Fiscal Year for which financial statements have been delivered pursuant to Section 7.1(b), and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such Fiscal Year, including the notes thereto (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, (ii) fairly present in all material respects the financial condition of the Borrower and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein and (iii) show all material indebtedness and other liabilities, direct or contingent, of the Borrower and its Subsidiaries as of the date thereof, including material liabilities for taxes, material commitments and Indebtedness.

(b)    The unaudited consolidated balance sheet of the Borrower and its Subsidiaries for the most recently ended Fiscal Quarter for which financial statements have been delivered pursuant to Section 7.1(a), and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such Fiscal Quarter (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, (ii) fairly present in all material respects the financial condition of the Borrower and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby, subject, in the case of clauses (i) and (ii), to the absence of footnotes and to normal year-end audit adjustments and (iii) show all material indebtedness and other liabilities, direct or contingent, of the Borrower and its Subsidiaries as of the date of such financial statements, including material liabilities for taxes, material commitments and Indebtedness.

(c)    The consolidated forecasted balance sheet and statements of income and cash flows of the Borrower and its Subsidiaries delivered pursuant to Section 7.1(d) were prepared in good faith on the basis of the assumptions stated therein, which assumptions were believed to be reasonable by the Borrower at the time made and at the time so furnished (it being understood and agreed that forecasts are not to be viewed as facts and that actual results during the period or periods covered thereby may differ from the forecasted results and such differences may be material).

Section 6.8     No Material Adverse Effect; No Default.

(a)    No Material Adverse Effect. Since December 31, 2015, no event, circumstance or change has occurred that has caused or evidences, either in any case or in the aggregate, a Material Adverse Effect.

(b)    No Default. No Default has occurred and is continuing.

Section 6.9     Tax Matters. Each of the Credit Parties and their respective Subsidiaries (a) has filed all federal, state and other material tax returns and reports required to be filed, and have paid all Taxes shown to be owed on such returns and (b) have paid all federal, state and other material Taxes levied or imposed upon them or their respective properties, assets, income, businesses and franchises otherwise due and payable, except (i) so long as the audit disclosed on Schedule 6.9 has not been completed and the amount of taxes arising therefrom has not been determined (at which time such taxes shall be paid), those taxes that may result from such audit and (ii) those being contested in good faith and by appropriate proceedings and for which adequate reserves have been provided in accordance with GAAP. There is no proposed tax assessment against any Credit Party or any of its Subsidiaries that would, if made, have a Material Adverse Effect.

Section 6.10     Properties.

(a)    Title. Each of the Credit Parties and their respective Subsidiaries has (i) good, sufficient and legal title to (in the case of fee interests in real property), (ii) valid leasehold interests in (in the case of leasehold interests in real or personal property), and (iii) good title to (in the case of all other personal property), all of its properties and assets that are material to its business, in each case except for minor defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties for their intended purpose. All such properties and assets are free and clear of Liens other than Permitted Liens.

(b)    Real Estate. As of the Sixth Amendment Effective Date, Schedule 6.10(b) contains a true, accurate and complete list of all Real Estate Assets and Material Leased Properties of the Credit Parties.

Section 6.11     Environmental Matters. (a) Neither any Credit Party nor any of their respective Subsidiaries nor any of their respective current Facilities or operations, and to each Credit Party’s knowledge, no former Facilities, are subject to any outstanding order, consent decree or settlement agreement with any Person relating to any Environmental Law, any Environmental Claim, or any Hazardous Materials Activity that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect; (b) neither any Credit Party nor any of their respective Subsidiaries has received any letter or request for information under Section 104 of the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. § 9604) or any comparable state law; (c) there are no, and to each Credit Party’s knowledge have not been any, Hazardous Materials Activities which could reasonably be expected to form the basis of an Environmental Claim against such Credit Party or any of its Subsidiaries that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect; (d) neither any Credit Party nor any of their respective Subsidiaries has filed any notice under any Environmental Law indicating past or present treatment of Hazardous Materials at any Facility, and neither any Credit Party’s nor any of their respective Subsidiaries’ operations involves the generation, transportation, treatment, storage or disposal of hazardous waste, as defined under 40 C.F.R. Parts 260-270 or any equivalent state rule defining hazardous waste. Compliance with all current requirements pursuant to or under Environmental Laws could not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 6.12     No Defaults. Neither any Credit Party nor any of their respective Subsidiaries is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any of its Contractual Obligations, except in each case where the consequences, direct or indirect, of such default or defaults, if any, could not reasonably be expected to have a Material Adverse Effect.

Section 6.13     No Litigation or other Adverse Proceedings. There are no Adverse Proceedings that either (a) purport to affect or pertain to this Agreement or any other Credit Document, or any of the transactions contemplated hereby (solely with respect to this clause (a), except as and to the extent disclosed in the first paragraph of Part II, Item 1 of the quarterly report on Form 10-Q of the Borrower filed with the SEC on November 9, 2020 with respect to the pending proceeding by Yatra Online, Inc.) or (b) could reasonably be expected to have a Material Adverse Effect. Neither the Borrower nor any of its Subsidiaries is subject to or in default with respect to any final judgments, writs, injunctions, decrees, rules or regulations of any Governmental Authority that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

Section 6.14     Governmental Regulation.

(a)    Neither any Credit Party nor any of their respective Subsidiaries is subject to regulation under the Investment Company Act of 1940. Neither any Credit Party nor any of their respective Subsidiaries is an “investment company” or a company “controlled” by a “registered investment company” or a “principal underwriter” of a “registered investment company” as such terms are defined in the Investment Company Act of 1940.

(b)    Neither any Credit Party nor any of their respective Subsidiaries is an “enemy” or an “ally of the enemy” within the meaning of Section 2 of the Trading with the Enemy Act of the United States of America (50 U.S.C. App. §§ 1 et seq.), as amended. Neither any Credit Party nor any of their respective Subsidiaries, to their knowledge, is in violation of (i) the Trading with the Enemy Act, as amended, or (ii) any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto. Neither any Credit Party nor any of their respective Subsidiaries (i) is a blocked person described in Section 1 of the Anti-Terrorism Order or (ii) to the best of its knowledge, engages in any dealings or transactions, or is otherwise associated, with any such blocked person.

(c)    Each Credit Party and its Subsidiaries has implemented and maintains in effect policies and procedures designed to ensure compliance by such Credit Party, its Subsidiaries and their respective directors, officers, employees and agents with applicable Sanctions, and such Credit Party, its Subsidiaries and their respective officers and employees and, to the knowledge of such Credit Party, its directors and agents, are in compliance with applicable Sanctions and are not engaged in any activity that would reasonably be expected to result in any Credit Party being designated as a Sanctioned Person. None of the Credit Parties, their Subsidiaries and their respective Affiliates is in violation of any of the country or list based economic and trade sanctions administered and enforced by OFAC that are described or referenced at http://www.ustreas.gov/offices/enforcement/ofac/ or as otherwise published from time to time.

(d)    None of the Credit Parties and their Subsidiaries or, to the knowledge of each Credit Party or its Subsidiaries, any of their respective directors, officers, employees or Affiliates (i) is a Sanctioned Person, (ii) has any of its assets located in a Sanctioned Country (unless approved by the Lenders), or (iii) derives any of its operating income from investments in, or transactions with Sanctioned Persons (unless approved by the Lenders). The proceeds of any Credit Extension or other transaction contemplated by this Agreement or any other Credit Document have not been used (x) in violation of any Sanctions, (y) to fund any operations in, finance any investments or activities in or make any payments to, a Sanctioned Person or a Sanctioned Country or (z) in any other manner that would result in a violation of Sanctions by any Person (including the Administrative Agent, the Collateral Agent, the Lenders or any other Person participation in the Credit Extensions, whether as an underwriter, advisor, investor or otherwise).

(e)    Each of the Credit Parties and their Subsidiaries and, to the knowledge of each Credit Party and its Subsidiaries, each of their respective directors, officers, employees and Affiliates, is in compliance with Anti-Corruption Laws. Each Credit Party and its Subsidiaries has implemented and maintains in effect policies and procedures designed to ensure compliance by such Credit Party, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws. None of the Credit Parties or their respective Subsidiaries has made a payment, offering, or promise to pay, or authorized the payment of, money or anything of value (i) in order to assist in obtaining or retaining business for or with, or directing business to, any foreign official, foreign political party, party official or candidate for foreign political office, (ii) to a foreign official, foreign political party or party official or any candidate for foreign political office, and (iii) with the intent to induce the recipient to misuse his or her official position to direct business wrongfully to such Credit Party or any of its Subsidiaries or to any other Person, in violation of any Anti-Corruption Law. No part of the proceeds of any Credit Extension or other transaction contemplated by this Agreement or any other Credit Document will violate Anti-Corruption Laws.

(f)    To the extent applicable, each Credit Party and each of their respective Subsidiaries are in compliance with Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA Patriot Act of 2001) (as amended from time to time, the “PATRIOT Act”).

(g)    Neither any Credit Party nor any of their respective Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any Margin Stock. No part of the proceeds of the Loans will be used to purchase or carry any such Margin Stock or to extend credit to others for the purpose of purchasing or carrying any such Margin Stock or for any purpose that violates, or is inconsistent with, the provisions of Regulation T, U or X of the Board of Governors of the Federal Reserve System as in effect from time to time.

Section 6.15     Intellectual Property.

(a)    As of the Sixth Amendment Effective Date, Part A of Schedule 6.15 is a complete list of all Owned Intellectual Property. As of the Sixth Amendment Effective Date, except as disclosed on Part A of Schedule 6.15, (i) each Person owning Owned Intellectual Property owns such Owned Intellectual Property free and clear of all restrictions (including covenants not to sue a third party), court orders, injunctions, decrees, writs or Liens (other than Liens pursuant to the Collateral Documents), whether by written agreement or otherwise, (ii) no Person other than the Person identified on Schedule 6.15 as owning Owned Intellectual Property owns or has been granted any right in its Owned Intellectual Property (other than Liens pursuant to the Collateral Documents), (iii) all Owned Intellectual Property is valid, subsisting and enforceable and (iv) each Person owning Owned Intellectual Property has taken all commercially reasonable action necessary to maintain and protect its Owned Intellectual Property.

(b)    Each Person owning Owned Intellectual Property has entered into, and maintains in effect, a legally enforceable agreement with each of its employees and subcontractors obligating each such Person to assign to it, without any additional compensation, any Intellectual Property Rights created, discovered or invented by such Person in the course of such Person’s employment or engagement with it (except to the extent prohibited by Applicable Law), and further requiring such Person to cooperate with it, without any additional compensation, in connection with securing and enforcing any Intellectual Property Rights therein; provided that the foregoing shall not apply with respect to employees and subcontractors whose job descriptions are of the type such that no such assignments are reasonably foreseeable.

(c)    As of the Sixth Amendment Effective Date, Part B of Schedule 6.15 is a complete list of all agreements under which the Borrower or any of its Subsidiaries has licensed Intellectual Property (other than readily available, non-negotiated licenses of computer software and other intellectual property used solely for performing accounting, word processing and similar administrative tasks (“Off-The-Shelf Software”)) and a summary of any ongoing payments the licensee is obligated to make with respect thereto. As of the Sixth Amendment Effective Date, except as disclosed on Part B of Schedule 6.15, the licenses of the Borrower and its Subsidiaries to use the Licensed Intellectual Property are free and clear of all restrictions, Liens (other than Liens pursuant to the Collateral Documents), court orders, injunctions, decrees, or writs, whether by written agreement or otherwise. As of the Sixth Amendment Effective Date, except as disclosed on Part B of Schedule 6.15, neither the Borrower nor any of its Subsidiaries is obligated or under any liability whatsoever to make any payments of a material nature by way of royalties, fees or otherwise to any owner of, licensor of, or other claimant to, any Intellectual Property Rights.

(d)    The Owned Intellectual Property and the Licensed Intellectual Property described on Schedule 6.15, together with all Owned Intellectual Property and all Licensed Intellectual Property described on the Compliance Certificates delivered hereunder, constitute all Intellectual Property Rights used or necessary to conduct the businesses of the Borrower and its Subsidiaries as presently conducted or as the Borrower reasonably foresees conducting it, except for Off-The-Shelf Software.

(e)    Except as disclosed on Part C of Schedule 6.15 or as could not reasonably be expected to have a Material Adverse Effect, neither the Borrower nor any of its Subsidiaries has any knowledge of, or has received any written claim or notice alleging, any infringement of another Person’s Intellectual Property Rights (including any written claim that the Borrower or any of its Subsidiaries must license or refrain from using the Intellectual Property Rights of any third party) nor, to the knowledge of the Borrower or any of its Subsidiaries, is there any threatened claim in writing or any reasonable basis for any such claim.

Section 6.16     Pension Plans. (a) Except as could not reasonably be expected to have a Material Adverse Effect, each of the Credit Parties and their respective Subsidiaries are in compliance with all applicable provisions and requirements of ERISA and the Internal Revenue Code and the regulations and published interpretations thereunder with respect to its Pension Plan, and have performed all their obligations under each Pension Plan in all material respects, (b) each Pension Plan which is intended to qualify under Section 401(a) of the Internal Revenue Code has received a favorable determination letter or is the subject of a favorable opinion or advisory letter from the Internal Revenue Service indicating that such Pension Plan is so qualified and, to the knowledge of the Credit Parties, nothing has occurred subsequent to the issuance of such determination letter which would cause such Pension Plan to lose its qualified status except where such event could not reasonably be expected to result in a Material Adverse Effect, (c) except as could not reasonably be expected to have a Material Adverse Effect, no liability to the PBGC (other than required premium payments), the Internal Revenue Service, any Pension Plan (other than for routine claims and required funding obligations in the ordinary course) or any trust established under Title IV of ERISA with respect to a Pension Plan has been incurred by any Credit Party, any of their respective Subsidiaries or any of their respective ERISA Affiliates, (d) except as could not reasonably be expected to result in liability to any Credit Party or any of their respective Subsidiaries in excess of $5,000,000, no ERISA Event has occurred, (e) except to the extent required under Section 4980B of the Internal Revenue Code and Section 601 et seq. of ERISA or similar state laws and except as could not reasonably be expected to have a Material Adverse Effect, no “employee benefit plan” (as defined in Section 3(3) of ERISA provides health or welfare benefits (through the purchase of insurance or otherwise) for any retired or former employee of any Credit Party or any of their respective Subsidiaries and neither any Credit Party nor any of their respective Subsidiaries has ever sponsored, maintained, contributed to or had an obligation to make contributions to any such employee benefit plan and (f) as of the Sixth Amendment Effective Date, no Credit Party nor any of their Subsidiaries are or will be a Benefit Plan.

Section 6.17     Solvency. The Borrower and its Subsidiaries, on a consolidated basis, are Solvent.

Section 6.18     Compliance with Laws. Each Credit Party and each of their respective Subsidiaries is in compliance with (a) the PATRIOT Act and OFAC rules and regulations as provided in Section 6.14 and (b) except such non-compliance with such other Applicable Laws that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, all other Applicable Laws. Each Credit Party and each of their respective Subsidiaries possesses all certificates, authorities or permits issued by appropriate Governmental Authorities necessary to conduct the business in which it is now engaged, except for such certificates, authorities or permits as to which the failure to have or retain could not reasonably be expected to have a Material Adverse Effect. Neither any Credit Party nor any of their respective Subsidiaries has received any notice of proceedings relating to the revocation or modification of any such certificate, authority or permit the failure of which to have or retain could reasonably be expected to have a Material Adverse Effect.

Section 6.19     Disclosure. No representation or warranty of any Credit Party contained in any Credit Document or in any other documents, certificates or written statements furnished to the Lenders by or on behalf of the Borrower or any of its Subsidiaries for use in connection with the transactions contemplated hereby (other than projections and pro forma financial information contained in such materials) contains any untrue statement of a material fact or omits to state a material fact (known to any Credit Party, in the case of any document not furnished by any of them) necessary in order to make the statements contained herein or therein not misleading in any material manner in light of the circumstances in which the same were made. Any projections and pro forma financial information contained in such materials are based upon good faith estimates and assumptions believed by the Credit Parties to be reasonable at the time made, it being recognized by the Administrative Agent and the Lenders that such projections as to future events are not to be viewed as facts and that actual results during the period or periods covered by any such projections may differ from the projected results and that such differences may be material. There are no facts known to any Credit Party (other than matters of a general economic nature) that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect and that have not been disclosed herein or in such other documents, certificates and statements furnished to the Lenders.

Section 6.20     Insurance. The properties of the Credit Parties and their respective Subsidiaries are insured with financially sound and reputable insurance companies not Affiliates of such Persons, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the applicable Credit Party or the applicable Subsidiary operates. The insurance coverage of the Borrower and its Subsidiaries as in effect on the Sixth Amendment Effective Date is outlined as to carrier, policy number, expiration date, type, amount and deductibles on Schedule 6.20.

Section 6.21     Pledge Agreement and Security Agreement. Each of the Pledge Agreement and the Security Agreement is effective to create in favor of the Collateral Agent, for the benefit of the Secured Parties, a legal, valid and enforceable security interest in the Collateral identified therein, except to the extent the enforceability thereof may be limited by applicable Debtor Relief Laws affecting creditors’ rights generally and by equitable principles of law (regardless of whether enforcement is sought in equity or at law), and each of the Pledge Agreement and the Security Agreement shall create a fully perfected Lien on, and security interest in, all right, title and interest of the obligors thereunder in such Collateral, in each case prior and superior in right to any other Lien (a) with respect to any such Collateral that is a “security” (as such term is defined in the UCC) and is evidenced by a certificate, when such Collateral is delivered to the Collateral Agent with duly executed stock powers with respect thereto, (b) with respect to any such Collateral that is a “security” (as such term is defined in the UCC) but is not evidenced by a certificate, when UCC financing statements in appropriate form are filed in the appropriate filing offices in the jurisdiction of organization of the pledgor or when “control” (as such term is defined in the UCC) is established by the Collateral Agent over such interests in accordance with the provision of Section 8-106 of the UCC, or any successor provision, and (c) with respect to any such Collateral that is not a “security” (as such term is defined in the UCC), when UCC financing statements in appropriate form are filed in the appropriate filing offices in the jurisdiction of organization of the pledgor (to the extent such security interest can be perfected by filing under the UCC).

Section 6.22     Mortgages. Each of the Mortgages when executed and delivered is effective to create in favor of the Collateral Agent, for the benefit of the Secured Parties, a legal, valid and enforceable security interest in the Real Estate Assets identified therein in conformity with Applicable Laws, except to the extent the enforceability thereof may be limited by applicable Debtor Relief Laws affecting creditors’ rights generally and by equitable principles of law (regardless of whether enforcement is sought in equity or at law) and, when the Mortgages and UCC financing statements in appropriate form are duly recorded at the locations identified in the Mortgages, and recording or similar taxes, if any, are paid, the Mortgages shall constitute a legal, valid and enforceable Lien on, and security interest in, all right, title and interest of the grantors thereunder in such Real Estate Assets, in each case prior and superior in right to any other Lien (other than Permitted Liens).

Section 7     AFFIRMATIVE COVENANTS

Each Credit Party covenants and agrees that until the Obligations (other than with respect to contingent Obligations for which no claim has been made and Letters of Credit which have been cash collateralized or otherwise backstopped in a manner reasonably satisfactory to the Issuing Bank and the Administrative Agent) shall have been paid in full, and the Aggregate Revolving Commitments hereunder shall have expired or been terminated, such Credit Party shall perform, and shall cause each of its Subsidiaries to perform, all covenants in this Section 7.

Section 7.1     Financial Statements and Other Reports. The Borrower will deliver, or will cause to be delivered, to the Administrative Agent:

(a)    Quarterly Financial Statements for the Borrower and its Subsidiaries. Within forty-five days after the end of each Fiscal Quarter of each Fiscal Year (excluding the fourth Fiscal Quarter) (or, in the case of the Fiscal Quarter ended March 31, 2021, by the earlier of May 31, 2021 and the date such information is filed with the SEC), the consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such Fiscal Quarter and the related consolidated statements of income, stockholders’ equity and cash flows of the Borrower and its Subsidiaries for such Fiscal Quarter and for the period from the beginning of the then current Fiscal Year to the end of such Fiscal Quarter, setting forth in each case in comparative form the corresponding figures for the corresponding periods of the previous Fiscal Year, all in reasonable detail and, except as otherwise required by GAAP or any applicable SEC rule or regulation, consistent in all material respects with the manner of presentation as of the Closing Date, together with a Financial Officer Certification with respect thereto;

(b)    Audited Annual Financial Statements for the Borrower and its Subsidiaries. Upon the earlier of (x) the date that is ninety days after the end of each Fiscal Year and (y) the date such information is required to be filed with the SEC (in the case of this clause (y), giving effect to any applicable extension period (that does not require special application to, and approval by, the SEC) for such filing in accordance with applicable SEC rules), (i) the consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such Fiscal Year and the related consolidated statements of income, stockholders’ equity and cash flows of the Borrower and its Subsidiaries for such Fiscal Year, setting forth in each case in comparative form the corresponding figures for the previous Fiscal Year, in reasonable detail and, except as otherwise required by GAAP or any applicable SEC rule or regulation, consistent in all material respects with the manner of presentation as of the Closing Date, together with a Financial Officer Certification with respect thereto; and (ii) with a report thereon of KG Somani & Co. or an Independent Public Accountant selected by the Borrower, which report shall be unqualified as to going concern and scope of audit, and shall state that such consolidated financial statements fairly present, in all material respects, the consolidated financial position of the Borrower and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated in conformity with GAAP applied on a basis consistent with prior years (except as otherwise disclosed in such financial statements) and that the examination by such accountants in connection with such consolidated financial statements has been made in accordance with generally accepted auditing standards; provided that the Borrower shall use commercially reasonable efforts to engage an Independent Public Accountant to audit, and deliver the report described above with respect to, the financial statements required to be delivered pursuant to this Section 7.1(b) for any Fiscal Year ending on or after December 31, 2021; provided, further, that in the event that, on or before September 30, 2021, the Borrower has not engaged an Independent Public Accountant, for the Fiscal Year ending December 31, 2021, then the Administrative Agent shall be authorized to engage, at the reasonable expense of the Borrower, independent certified public accountants of recognized national standing or that are reasonably acceptable to the Administrative Agent and the Borrower to prepare, as soon as practicable after such engagement, a quality of earnings report for the Fiscal Year ended December 31, 2020 (except that, notwithstanding the foregoing, none of the foregoing requirements set forth in this last proviso to Section 7.1(b) shall apply in the event that (A) on or before June 30, 2021, the Borrower (or its applicable Subsidiaries) shall have engaged an Independent Public Accountant for the annual statutory audit of accounts of each Subsidiary of the Borrower incorporated or organized under the laws of India for the fiscal year of such Subsidiary ended March 31, 2021, and (B) on or prior to the earlier of (I) the date such information is required to be filed with the relevant Indian governmental authority and (II) the date such information is filed with the relevant Indian governmental authority, the Borrower shall have delivered, or caused to be delivered, such statutory audit report and accompanying audit letter for such fiscal year, which report shall be unqualified as to going concern and scope of audit, to the Administrative Agent (for distribution to the Lenders));

(c)    Compliance Certificate. Together with each delivery of the financial statements pursuant to clauses (a) and (b) of Section 7.1 a duly completed Compliance Certificate, which Compliance Certificate shall list (i) all applications by any Credit Party, if any, for any Owned Intellectual Property made since the date of the prior Compliance Certificate (or, in the case of the first such Compliance Certificate, the Closing Date), (ii) all issuances of registrations or letters on existing applications by any Credit Party for any Owned Intellectual Property received since the date of the prior Compliance Certificate (or, in the case of the first such Compliance Certificate, the Closing Date), and (iii) all agreements in respect of Licensed Intellectual Property (other than Off-The-Shelf Software) entered into by any Credit Party since the date of the prior Compliance Certificate (or, in the case of the first such Compliance Certificate, the Closing Date);

(d)    Annual Budget. Within thirty days following the end of each Fiscal Year, forecasts prepared by management of the Borrower, in form reasonably satisfactory to the Administrative Agent, of consolidated balance sheets and statements of income or operations and cash flows of the Borrower and its Subsidiaries on a quarterly basis for the immediately following Fiscal Year (including the Fiscal Year in which the Term Loan A Maturity Date, the maturity date of any Term Loan established after the Sixth Amendment Effective Date or the Revolving Commitment Termination Date occurs);

(e)    Information Regarding Collateral. Each Credit Party will furnish to the Administrative Agent and the Collateral Agent (i) prior written notice of any change (A) in such Credit Party’s legal name, (B) in such Credit Party’s corporate structure, or (C) in such Credit Party’s Federal Taxpayer Identification Number or (ii) prompt written notice (and in any event within five days of such occurrence) of any Subsidiary becoming a Material IP Subsidiary for any reason whatsoever (including, without limitation, as a result of an acquisition, the acquisition or creation of any material Intellectual Property Rights, any Intellectual Property Rights becoming material such that such Subsidiary becomes a Material IP Subsidiary, or the designation of any Subsidiary as a Material IP Subsidiary pursuant to clause (b) of the definition thereof);

(f)    SEC Filings. Promptly after the same are available, copies of each annual report, proxy or financial statement or other report or communication sent to the stockholders of the Borrower, and copies of all annual, regular, periodic and special reports and registration statements which the Borrower may file or be required to file with the SEC under Section 13 or 15(d) of the Exchange Act, or with any national securities exchange, and in any case not otherwise required to be delivered to the Administrative Agent pursuant hereto;

(g)    Notice of Default and Material Adverse Effect. Promptly upon any Authorized Officer of any Credit Party obtaining knowledge (i) of any condition or event that constitutes a Default or an Event of Default or that notice has been given to any Credit Party with respect thereto; (ii) that any Person has given any notice to any Credit Party or any of their respective Subsidiaries or taken any other action with respect to any event or condition set forth in Section 9.1(b); or (iii) the occurrence of any Material Adverse Effect, a certificate of an Authorized Officer of the Borrower setting forth the details of the occurrence(s) referred to therein and stating what action the Borrower and/or the other applicable Credit Party has taken and proposes to take with respect thereto and, if applicable, describing with particularity any and all provisions of this Agreement and any other Credit Document that have been breached;

(h)    ERISA. Promptly (i) upon becoming aware of the occurrence of or forthcoming occurrence of any ERISA Event, a certificate of an Authorized Officer of the Borrower specifying the nature thereof, what action any Credit Party, any of their respective Subsidiaries or any of their respective ERISA Affiliates has taken, is taking or proposes to take with respect thereto and, when known, a certificate of an Authorized Officer of the Borrower specifying any action taken or threatened by the Internal Revenue Service, the Department of Labor or the PBGC with respect thereto; (ii) upon reasonable request of the Administrative Agent, copies of each Schedule B (Actuarial Information) to the annual report (Form 5500 Series) filed by any Credit Party, any of their respective Subsidiaries or any of their respective ERISA Affiliates with respect to each Pension Plan (including all schedules); and (iii) after receipt thereof, copies of all notices received by any Credit Party, any of their respective Subsidiaries or any of their respective ERISA Affiliates from a Multiemployer Plan sponsor concerning an ERISA Event;

(i)    SEC Investigations, Etc. Promptly, and in any event within five Business Days after receipt thereof by any Credit Party or any Subsidiary thereof, copies of (x) each notice or other correspondence received from the SEC (or comparable agency in any applicable non-U.S. jurisdiction) concerning any investigation or possible investigation or other inquiry by such agency regarding financial or other operational results of any Credit Party or any Subsidiary thereof and (y) each material notice or other material correspondence received from any other regulatory authority having jurisdiction over any Credit Party or any Subsidiary thereof concerning any material investigation or possible material investigation or other material inquiry by such regulatory authority regarding financial or other operational results of any Credit Party or any Subsidiary thereof, in any such case, other than ordinary course or routine notices, correspondence, inquiries, examinations or audits; provided that neither the Borrower nor any of its Subsidiaries shall be obligated to disclose information pursuant to this Section 7.1(i) to the extent such disclosure is prohibited by applicable law, rule or regulation or the direction of any applicable Governmental Authority; and

(j)    Other Information. (i) Promptly upon their becoming available, copies of all financial statements, reports, notices and proxy statements sent or made available generally by the Borrower to its security holders acting in such capacity or by any Subsidiary of the Borrower to its security holders, if any, other than the Borrower or another Subsidiary of the Borrower, provided that no Credit Party shall be required to deliver to the Administrative Agent or any Lender the minutes of any meeting of its Board of Directors, and (ii) such other information and data with respect to the Borrower or any of its Subsidiaries as from time to time may be reasonably requested by the Administrative Agent or the Required Lenders.

Any documents required to be delivered pursuant to Section 7.1(a), (b), (f) or (j)(i) shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website; or (ii) on which such documents are posted on the Borrower’s behalf on Syndtrak or another relevant website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided further that: (x) upon written request by the Administrative Agent, the Borrower shall deliver paper copies of such documents to the Administrative Agent for further distribution to each Lender until a written request to cease delivering paper copies is given by the Administrative Agent and (y) the Borrower shall notify (which may be by facsimile or such other electronic communication as may be permitted by Section 11.1(b)) the Administrative Agent of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents.

Section 7.2     Existence. Each Credit Party will, and will cause each of its Subsidiaries to, at all times preserve and keep in full force and effect its existence and all rights and franchises, qualifications, licenses, Governmental Authorizations, Intellectual Property Rights and permits material to its business.

Section 7.3     Payment of Taxes and Claims. Each Credit Party will, and will cause each of its Subsidiaries to, pay (a) all federal, state and other material Taxes imposed upon it or any of its properties or assets or in respect of any of its income, businesses or franchises before any penalty or fine accrues thereon and (b) all claims (including claims for labor, services, materials and supplies) for sums that have become due and payable and that by law have or may become a Lien upon any of its properties or assets, prior to the time when any penalty or fine shall be incurred with respect thereto; provided, no such Tax or claim need be paid if it is being contested in good faith by appropriate proceedings promptly instituted and diligently conducted, so long as (i) adequate reserve or other appropriate provision, as shall be required in conformity with GAAP shall have been made therefor, and (ii) in the case of a Tax or claim which has or may become a Lien against any of the Collateral, such contest proceedings conclusively operate to stay the sale of any portion of the Collateral to satisfy such Tax or claim. The Borrower will not, nor will it permit any of its Subsidiaries to, file or consent to the filing of any consolidated income tax return with any Person (other than the Borrower or any Subsidiary).

Section 7.4     Maintenance of Properties. Each Credit Party will, and will cause each of its Subsidiaries to, maintain or cause to be maintained in good repair, working order and condition, ordinary wear and tear excepted, all material properties used or useful in its business and from time to time will make or cause to be made all appropriate material repairs, necessary renewals and necessary replacements thereof.

Section 7.5     Insurance. Each Credit Party will, and will cause each of its Subsidiaries to, maintain or cause to be maintained, with financially sound and reputable insurers, property insurance, such public liability insurance, third party property damage insurance with respect to liabilities, losses or damage in respect of the assets, properties and businesses of each Credit Party and its Subsidiaries as may customarily be carried or maintained under similar circumstances by Persons of established reputation engaged in similar businesses, in each case in such amounts, with such deductibles, covering such risks and otherwise on such terms and conditions as shall be customary for such Persons. Without limiting the generality of the foregoing, each Credit Party will, and will cause each of its Subsidiaries to, maintain or cause to be maintained flood insurance with respect to each Flood Hazard Property, if any, that is located in a community that participates in the National Flood Insurance Program, in each case in compliance with any applicable regulations of the Board of Governors of the Federal Reserve System. Each such policy of insurance shall (i) name the Collateral Agent, on behalf of the Secured Parties, as an additional insured thereunder as its interests may appear, and (ii) in the case of each property insurance policy, contain a loss payable clause or endorsement, reasonably satisfactory in form and substance to the Collateral Agent, that names the Collateral Agent, on behalf of the Secured Parties, as the loss payee thereunder and provides for at least thirty days’ prior written notice (or such shorter prior written notice as may be agreed by the Collateral Agent in its reasonable discretion) to the Collateral Agent of any modification or cancellation of such policy.

Section 7.6     Inspections. Each Credit Party will, and will cause each of its Subsidiaries to, permit representatives and independent contractors of the Administrative Agent, the Collateral Agent and each Lender to visit and inspect any of its properties, to conduct field audits, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants (and the Borrower shall be given an opportunity to participate in any discussions with its accountants), all at such reasonable times during normal business hours and, subject to the limitation below, as often as may be reasonably desired, upon reasonable advance notice to the Borrower; provided that, excluding any such visits and inspections when an Event of Default exists, only the Administrative Agent on behalf of the Lenders may exercise visitation and inspection rights of the Administrative Agent and the Lenders under this Section 7.6 (and representatives of any Lender may accompany the Administrative Agent on any such visit at their own expense) and the Administrative Agent shall not exercise such rights more often than two times during any calendar year absent the existence of an Event of Default and only one such time shall be at the Borrower’s expense; provided further that when an Event of Default exists the Administrative Agent, the Collateral Agent or, if organized by the Administrative Agent, any Lender (or any of their respective representatives or independent contractors) may do any of the foregoing at the expense of the Borrower at any time during normal business hours and without advance notice.

Section 7.7     Lenders Meetings. The Borrower will, upon the request of the Administrative Agent or the Required Lenders, participate in a meeting of the Administrative Agent and the Lenders once during each Fiscal Year to be held at the Borrower’s corporate offices (or at such other location as may be agreed to by the Borrower and the Administrative Agent) at such time as may be agreed to by the Borrower and the Administrative Agent.

Section 7.8     Compliance with Laws and Material Agreements. Each Credit Party will, and will cause each of its Subsidiaries to, comply with (a) the PATRIOT Act and OFAC rules and regulations, (b) all other Applicable Laws (including Environmental Laws) and (c) all indentures, agreements and other instruments binding upon it or its property, except, in the case of clauses (b) and (c), in such instances the failure to comply therewith could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 7.9     Use of Proceeds. Each Credit Party will, and will cause each of its Subsidiaries to, use the proceeds of the Credit Extensions (a) for working capital, capital expenditures and general corporate purposes, (b) in the case of the Loans made on the Closing Date, to repay in full concurrently with the closing of this Agreement all principal, interest, fees, expenses and other amounts outstanding under or in connection with the Existing Credit Agreement, (c) to finance Permitted Acquisitions and to pay fees, costs and expenses in connection therewith, whether or not consummated and/or (d) to pay transaction fees, costs and expenses related to credit facilities established pursuant to this Agreement and the other Credit Documents, in each case not in contravention of Applicable Laws or of any Credit Document.

Section 7.10     Books and Records. Each Credit Party will, and will cause each of its Subsidiaries to, keep proper books of record and account in which full, true and correct entries shall be made of all dealings and transactions in relation to its business and activities to the extent necessary to prepare the consolidated financial statements of the Borrower in conformity with GAAP.

Section 7.11     Additional Subsidiaries; Real Estate Assets. Each Credit Party will, and will cause each of its Subsidiaries to:

(a)    Additional Domestic Subsidiaries. Promptly (but in any event within five days or such longer period to which the Administrative Agent may agree in its sole discretion) after the acquisition or creation of any Domestic Subsidiary (or the date any Person otherwise qualifies as a Domestic Subsidiary), provide notice thereof to the Administrative Agent, and thereafter (but in any event within thirty days after such notice or such longer period to which the Administrative Agent may agree in its sole discretion) cause to be delivered to the Administrative Agent and the Collateral Agent each of the following:

(i)    unless such Domestic Subsidiary is an Excluded Subsidiary, a Guarantor Joinder Agreement, duly executed by such Subsidiary;

(ii)    unless such Domestic Subsidiary is an Excluded Subsidiary, a Security Joinder Agreement, duly executed by such Subsidiary (with all schedules thereto appropriately completed);

(iii)    unless such Domestic Subsidiary is an Excluded Subsidiary, if such Subsidiary owns Equity Interests in any other Subsidiary, a Pledge Joinder Agreement, as applicable, duly executed by such Subsidiary (with all schedules thereto appropriately completed);

(iv)    a Pledge Joinder Agreement or Pledge Agreement Supplement, as applicable, duly executed by each Credit Party owning the Equity Interests of such Subsidiary (in either case, with all schedules thereto appropriately completed);

(v)    if any of the documents referenced in the foregoing clauses (i) through (iii) are delivered (or required to be delivered) and if requested by the Administrative Agent, opinions of counsel to the applicable Credit Parties and such Subsidiary with respect to the documents delivered and the transactions contemplated by this Section 7.11(a), in form and substance reasonably acceptable to the Administrative Agent; and

(vi)    if any of the documents referenced in the foregoing clauses (i) through (iv) are delivered (or required to be delivered), copies of the documents of the types referred to in Section 5.1(b)(i) with respect to such Subsidiary, certified by an Authorized Officer in form and substance reasonably satisfactory to the Administrative Agent.

(b)    Additional First Tier Foreign Subsidiaries. Promptly (but in any event within thirty days or such longer period to which the Administrative Agent may agree in its sole discretion) after the acquisition or creation of any First Tier Foreign Subsidiary (or the date any Person otherwise qualifies as a First Tier Foreign Subsidiary), provide notice thereof to the Administrative Agent, and thereafter (but in any event within thirty days after such notice or such longer period to which the Administrative Agent may agree in its sole discretion) cause to be delivered to the Administrative Agent and the Collateral Agent a Pledge Joinder Agreement or Pledge Agreement Supplement, as applicable, duly executed by the Credit Party owning the Equity Interests of such First Tier Foreign Subsidiary (in either case, with all schedules thereto appropriately completed).

(c)    Material Real Estate Assets. With respect to any Real Estate Asset that is (or, to the knowledge of any Credit Party, becomes) a Material Real Estate Asset and is at any time owned by a Credit Party (whether by increase in value, acquisition of such Real Estate Asset or the owner of such Real Estate Asset becoming a Credit Party, or otherwise), provide prompt notice thereof to the Administrative Agent (but in any event within five days of such occurrence, or such longer period to which the Administrative Agent may agree in its sole discretion) and thereafter cause to be delivered to the Administrative Agent and the Collateral Agent promptly (but in any event within sixty days after such acquisition or such longer period as the Administrative Agent may agree in its sole discretion) a Mortgage and such Mortgaged Property Support Documents as the Administrative Agent or the Collateral Agent may reasonably request in order to cause such Material Real Estate Assets to be subject at all times to a first priority, perfected Lien (subject to Permitted Liens) in favor of the Collateral Agent for the benefit of the Secured Parties securing the Obligations, and take all such actions and cause to be delivered all such other documents, instruments, agreements, opinions and certificates as may be reasonably requested by the Administrative Agent or the Collateral Agent in connection therewith. Promptly following receipt of any notice described in this clause (c) from the Borrower or another Credit Party related to a Material Real Estate Asset, the Administrative Agent shall notify the Lenders of the same (such notice, the “Material Real Estate Asset Lender Notice”). On and after the date that is 30 days after the Administrative Agent delivers the Material Real Estate Asset Lender Notice, the Administrative Agent shall be permitted to cause such Material Real Estate Asset to be mortgaged or otherwise pledged as Collateral hereunder unless it has received written notice from a Lender within such 30 day period that it has not completed its flood insurance diligence and flood insurance compliance with respect to such Material Real Estate Asset (it being understood that if the Administrative Agent has received no such written notice from a Lender, then on and after such date the Administrative Agent shall be permitted to assume that each Lender has completed its flood insurance diligence and flood insurance compliance with respect to such Material Real Estate Asset). If any Lender provides such written notice within such 30 day period, (x) such notice shall provide a description of the remaining items necessary to complete such Lender’s diligence and compliance, (y) such Lender shall diligently work to satisfy its remaining requirements in a timely manner, and (z) the Administrative Agent shall not cause the applicable Material Real Estate Asset to be mortgaged or otherwise pledged as Collateral hereunder until on or after the date on which the Administrative Agent receives confirmation from each such Lender that it has completed its flood insurance diligence and flood insurance compliance with respect to such Material Real Estate Asset; provided, further, that if a Lender delivers written notice pursuant to this sentence, a Credit Party shall not be required to mortgage or pledge the applicable Material Real Estate Asset or obtain or deliver any other documentation required under this subsection (c) with respect to such Material Real Estate Asset until the later to occur of (i) the date that is 60 days after the date such Real Estate Asset becomes a Material Real Estate Asset or such Material Real Estate Asset is acquired, as applicable, or (ii) the date that is 30 days after the date on which the Administrative Agent notifies the Borrower that it has received confirmation from each Lender delivering written notice pursuant to this sentence that it has completed its flood insurance diligence and flood insurance compliance with respect to such Material Real Estate Asset, in either case, or such later date as the Administrative Agent may permit in its sole discretion.

(d)    Personal Property. The Borrower and each other Credit Party shall (i) cause all of its personal property and assets (other than Excluded Property and limited, in the case of the voting Equity Interests of each First Tier Foreign Subsidiary, to a pledge of 65% of such Equity Interests) to be subject at all times to first priority (subject to any Permitted Lien), perfected Liens in favor of the Collateral Agent, for the benefit of the Secured Parties, to secure the Obligations pursuant to the terms and conditions of the Collateral Documents or, with respect to any such property acquired subsequent to the Closing Date, such other additional security documents as the Administrative Agent or the Collateral Agent shall reasonably request, and (ii) deliver such other documentation as the Administrative Agent or the Collateral Agent may reasonably request in connection with the foregoing, including (A) appropriate UCC financing statements, (B) certified resolutions and other organizational and authorizing documents of such Person, (C) opinions of counsel to such Person (which shall cover, among other things, the legality, validity, binding effect and enforceability of the documentation referred to above and the perfection of the Collateral Agent’s Liens thereunder), (D) landlord waivers, estoppels or collateral access letters requested by the Administrative Agent with respect to any Material Leased Property, (E) updates to any applicable schedules of any Collateral Document in connection with any Material Commercial Tort Claim, (F) Qualifying Control Agreements (as defined in the Security Agreement) with respect to Material Accounts to the extent requested by the Administrative Agent, (G) perfection actions reasonably requested by the Administrative Agent or the Collateral Agent in connection with the perfection of any Material Letter of Credit Right and (H) other items reasonably requested by the Collateral Agent necessary in connection therewith to perfect the security interests therein, all in form, content and scope reasonably satisfactory to the Collateral Agent. Each Credit Party shall provide prompt notice of any acquisition or creation of any personal property and assets with respect to which any action may be required to be taken pursuant to this Section 7.11(d), including notice of any Material Account, Material Commercial Tort Claim, Material Leased Property or Material Letter of Credit Right, which notice shall in any event be provided within five days of the event requiring such notice (or such longer period to which the Administrative Agent may agree in its sole discretion).

(e)    Material IP Subsidiary Pledges. Notwithstanding the foregoing, or any other provision of this Agreement or any other Credit Document (including the definitions of Excluded Perfection Action and Excluded Property), at the request of the Administrative Agent, each Credit Party that owns, directly or indirectly, any Equity Interests in any Material IP Subsidiary that is not a Credit Party shall cause the pledge of the Equity Interests in each of such Credit Party’s First Tier Foreign Subsidiaries (to the extent pledged pursuant to the Pledge Agreement) to be perfected pursuant to the Applicable Laws of the jurisdiction of formation of such First Tier Foreign Subsidiary (in addition to the grant and perfection thereof pursuant to the Pledge Agreement and related filings and possession of certificates with respect to any such Equity Interests), such perfection to be accomplished on the Closing Date with respect to any First Tier Foreign Subsidiary and related Material IP Subsidiary in existence on the Closing Date, and within 30 days (or such longer period as the Administrative Agent may agree) after any Material IP Subsidiary is created or acquired or any existing Subsidiary becomes a Material IP Subsidiary in the case of any such occurrence after the Closing Date.

(f)    Notwithstanding anything to the contrary in this Section 7.11, other than Section 7.11(e) above, no Credit Party shall be required to take any Excluded Perfection Action.

Section 7.12     Primary Depositary and Operating Accounts. At all times beginning on or after the date which is sixty days after the Closing Date (which period may be extended by the Administrative Agent in its sole discretion) each Credit Party will, and will cause each of its Subsidiaries to, maintain its primary depositary and operating accounts relating to the North American operations of the Borrower and its Subsidiaries with Regions Bank.

Section 7.13     Further Assurances. Each Credit Party will, and will cause each of its Subsidiaries to, take such action and execute, acknowledge and deliver, at its sole cost and expense, such agreements, instruments or other documents as are necessary, or as any Agent may reasonably request, from time to time in order to (a) carry out more effectively the purposes of this Agreement and the other Credit Documents, (b) subject to valid and perfected first priority Liens (subject only to Permitted Liens) any of the Collateral or any other property of any Credit Party and its Subsidiaries, (c) establish and maintain the validity and effectiveness of any of the Credit Documents and the validity, perfection and priority of the Liens intended to be created thereby, and (d) better assure, convey, grant, assign, transfer and confirm unto each Agent and each Lender the rights now or hereafter intended to be granted to it under this Agreement or any other Credit Document. Notwithstanding anything in this Section 7.13, no Credit Party shall be required to take any Excluded Perfection Action.

Section 7.14     Intellectual Property. Each Credit Party shall, and will cause each of its Subsidiaries to, enter into, and maintain in effect, a legally enforceable agreement with each of its employees and subcontractors obligating each such Person to assign to it, without any additional compensation, any Intellectual Property Rights created, discovered or invented by such Person in the course of such Person’s employment or engagement with it (except to the extent prohibited by Applicable Law), and further requiring such Person to cooperate with it, without any additional compensation, in connection with securing and enforcing any Intellectual Property Rights therein; provided that the foregoing shall not apply with respect to employees and subcontractors whose job descriptions are of the type such that no such assignments are reasonably foreseeable.

Section 8     NEGATIVE COVENANTS

Each Credit Party covenants and agrees that until the Obligations (other than with respect to contingent Obligations for which no claim has been made and Letters of Credit which have been cash collateralized or otherwise backstopped in a manner reasonably satisfactory to the Issuing Bank and the Administrative Agent) shall have been paid in full and the Aggregate Revolving Commitments hereunder shall have expired or been terminated, such Credit Party shall perform, and shall cause each of its Subsidiaries to perform, all covenants in this Section 8.

Section 8.1     Indebtedness. No Credit Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, create, incur, assume or guaranty, or otherwise become or remain directly or indirectly liable with respect to any Indebtedness, other than (subject to Section 8.16):

(a)    the Obligations;

(b)    Indebtedness existing on the Sixth Amendment Effective Date and described in Schedule 8.1, together with any Permitted Refinancing thereof;

(c)    Indebtedness with respect to (x) Capital Leases and (y) purchase money Indebtedness, including, in each case of clauses (x) and (y), any such Indebtedness acquired in connection with a Permitted Acquisition; provided, in the case of clause (x), that any such Indebtedness shall be secured only by the asset subject to such Capital Lease, and, in the case of clause (y), that any such Indebtedness shall be secured only by the asset acquired in connection with the incurrence of such Indebtedness; provided further that the sum of the aggregate principal amount of any Indebtedness under this clause (c) shall not exceed at any time $30,000,000;

(d)    Guarantees with respect to Indebtedness owing by the Borrower or any of its Subsidiaries so long as (i) such Indebtedness being Guaranteed is otherwise permitted under this Section 8.1 and (ii) the Indebtedness of any Subsidiary that is not a Guarantor may only be guaranteed pursuant to this clause (d) by another Subsidiary that is not a Guarantor or, to the extent permitted pursuant to Section 8.5(c)(ii), a Credit Party;

(e)    unsecured intercompany Indebtedness:

(i)    owed by any Credit Party to another Credit Party;

(ii)    owed by any Credit Party to any Non-Guarantor Subsidiary; provided that such Indebtedness shall be subordinated to the Obligations in a manner satisfactory to the Administrative Agent);

(iii)    owed by any Non-Guarantor Subsidiary to any other Non-Guarantor Subsidiary; and

(iv)    owed by any Non-Guarantor Subsidiary to any Credit Party to the extent permitted pursuant to Section 8.5(c)(ii) or 8.5(d) or existing on the Amendment No. 12 Effective Date pursuant to Section 8.5(o);

(f)    Indebtedness in respect of any Swap Agreement that is entered into in the ordinary course of business to hedge or mitigate risks to which any Credit Party or any of its Subsidiaries is exposed in the conduct of its business or the management of its liabilities (it being acknowledged by each Credit Party that a Swap Agreement entered into for speculative purposes or of a speculative nature is not a Swap Agreement entered into in the ordinary course of business to hedge or mitigate risks);

(g)    Indebtedness arising in connection with the financing of insurance premiums in the ordinary course of business;

(h)    Indebtedness owed to any person providing workers’ compensation, health, disability or other employee benefits or property, casualty or liability insurance, pursuant to reimbursement or indemnification obligations to such person, in each case incurred in the ordinary course of business;

(i)    Indebtedness of the Borrower or any Subsidiary in respect of performance bonds, bid bonds, appeal bonds, surety bonds and similar obligations, in each case provided in the ordinary course of business;

(j)    Indebtedness incurred by the Borrower or any of its Subsidiaries arising from agreements providing for Earn Out Obligations incurred in connection with Permitted Acquisitions or dispositions of any business, assets or Subsidiary of the Borrower or any of its Subsidiaries permitted hereunder; provided that the aggregate amount of all Earn Out Obligations incurred, assumed or created in any Fiscal Year at a time when the pro forma (as provided in Section 1.3) Consolidated Net Leverage Ratio (measured as of the date of such incurrence, assumption or initial creation) is greater than or equal to 3.25 to 1.00 shall not exceed $15,000,000 (with amounts not used in any Fiscal Year not being carried forward to, or otherwise available in, any subsequent Fiscal Year);

(k)    Indebtedness in respect of netting services, overdraft protections and similar services in connection with customary deposit accounts maintained by the Borrower or any of its Subsidiaries as part of its ordinary cash management program so long as such Indebtedness is promptly repaid;

(l)    performance Guarantees in the ordinary course of business of the obligations of suppliers, customers, franchisees and licensees of the Borrower and its Subsidiaries;

(m)    Indebtedness of the Borrower or any other Credit Party incurred to finance a Permitted Acquisition; provided that such Indebtedness is unsecured and expressly subordinated to the Obligations in a manner acceptable to the Administrative Agent;

(n)    endorsements for collection, deposit or negotiation and warranties of products or services, in each case, incurred in the ordinary course of business;

(o)    Indebtedness consisting of overpayments received and to be refunded in the ordinary course of business;

(p)    [reserved];

(q)    other unsecured Indebtedness in an aggregate principal amount not exceeding $15,000,000 at any time outstanding; and

(r)    Indebtedness in the form of unsecured convertible notes of up to $300,000,000 at any time outstanding (along with (x) any bridge or similar short term interim financing entered into in connection with such unsecured convertible notes and paid-off in full thereby so long as such bridge or similar short term interim financing is unsecured and does not remain outstanding for longer than 270 days and (y) Convertible Notes Hedges entered into directly in connection with such issuance), so long as (i) before and immediately after the issuance of such unsecured convertible notes (as well as before and immediately after the incurrence of any related bridge), no Default or Event of Default shall have occurred and be continuing and (ii) the Borrower shall be in compliance on a pro forma basis (as provided in Section 1.3) after giving effect to the issuance of such unsecured convertible notes (as well as after giving effect to any related bridge) with the financial covenants set forth in Section 8.7, computed as of the last day of the most recently ended Fiscal Quarter of the Borrower for which financial statements have been delivered pursuant to Section 7.1; provided that such unsecured convertible notes shall (A) except as permitted by clause (B) below, provide for no amortization, scheduled repayment prior to maturity, sinking fund, mandatory redemptions, or maturity, in each case, prior to the date that is ninety-two (92) days after the latest of the Term Loan A Maturity Date, the maturity date of any Term Loan established after the Sixth Amendment Effective Date or the Revolving Commitment Termination Date; and (B) contain no mandatory redemption or offer to purchase other than standard put rights (including upon a change of control) and/or market conversion triggers for “net share settled convertible notes”.

Section 8.2     Liens. No Credit Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, create, incur, assume or permit to exist any Lien on or with respect to any property or asset of any kind (including any document or instrument in respect of goods or accounts receivable) of any Credit Party or any of its Subsidiaries, whether now owned or hereafter acquired, created or licensed or any income, profits or royalties therefrom, or file or permit the filing of, or permit to remain in effect, any financing statement or other similar notice of any Lien with respect to any such property, asset, income, profits or royalties under the UCC of any State or under any similar recording or notice statute or under any Applicable Laws related to intellectual property, except (subject to Section 8.16):

(a)    Liens granted pursuant to any Credit Document;

(b)    Liens existing as of the Sixth Amendment Effective Date and described in Schedule 8.2 and any modifications, replacements, renewals or extensions thereof, provided that (i) the property covered thereby is not changed, (ii) any modification, replacement, renewal or extension of the obligations secured or benefited thereby is a Permitted Refinancing of such obligations and is otherwise permitted by Section 8.1 and (iii) the direct or any contingent obligor with respect thereto is not changed;

(c)    Liens securing purchase money Indebtedness and Capital Leases to the extent permitted pursuant to Section 8.1(c); provided, any such Lien shall encumber only the asset acquired with the proceeds of such Indebtedness or the assets subject to such Capital Lease, respectively;

(d)    Permitted Encumbrances;

(e)    Liens granted by any Non-Guarantor Subsidiary in favor of the Borrower or another Credit Party in respect of Indebtedness owed by such Non-Guarantor Subsidiary to the Borrower or such other Credit Party and permitted by Section 8.1; and

(f)    Liens not otherwise permitted hereunder on assets other than the Collateral securing Indebtedness or other obligations in the aggregate principal amount not to exceed $15,000,000 at any time outstanding.

Section 8.3     Restricted Payments. No Credit Party shall, nor shall it permit any of its Subsidiaries to, declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, other than (a) Restricted Payments by any Subsidiary to the Borrower, any other Subsidiary and any other Person that owns a direct Equity Interest in such Subsidiary, ratably according to their respective holdings of the type of Equity Interest in respect of which such Restricted Payment is being made, (b) the Borrower and each Subsidiary may declare and make dividend payments or other distributions payable solely in the common stock or other common Equity Interests of such Person, (c) Permitted Restricted Payments and (d) the Borrower may exercise its rights (including making cash payments and/or deliveries of the Borrower’s common stock) under Convertible Notes Hedges.

Section 8.4     Burdensome Agreements. No Credit Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (a) the ability of any Credit Party or any of their respective Subsidiaries to create, incur or permit to exist any Lien upon any of their respective property or assets, or (b) the ability of any Subsidiary to pay dividends or other distributions with respect to any of its Equity Interests or to make or repay loans or advances to the Borrower or any other Subsidiary or to Guarantee Indebtedness of the Borrower or any other Subsidiary; provided that (i) the foregoing shall not apply to restrictions and conditions imposed by Applicable Law or by any Credit Document, (ii) the foregoing shall not apply to restrictions and conditions existing on the date hereof identified on Schedule 8.4 (but shall apply to any extension or renewal of, or any amendment or modification expanding the scope of, any such restriction or condition), (iii) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of specific property (including the sale of a Subsidiary) not prohibited under this Agreement pending such sale, provided such restrictions and conditions apply only to the specific property that is to be sold and such sale is permitted hereunder and (iv) the foregoing clause (a) shall not apply to (1) restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness, (2) customary provisions in leases and other contracts restricting the assignment thereof, (3) without limiting any obligations of any Credit Party or Subsidiary under Section 7.11, contractual obligations that are binding on a Credit Party or a Subsidiary thereof at the time such Credit Party becomes a Credit Party or such Subsidiary first becomes a Subsidiary, so long as such contractual obligation was not entered into in contemplation of such Person becoming a Credit Party or Subsidiary thereof; (4) restrictions by reason of customary provisions restricting assignments, subletting or other transfers contained in leases, licenses and similar agreements entered into in the ordinary course of business (provided that such restrictions are limited to the property or assets secured by such Liens or the property or assets subject to such leases, licenses or similar agreements, as the case may be); (5) restrictions related to secured Indebtedness otherwise permitted to be incurred hereunder that limit the right of the obligor to dispose of the assets securing such Indebtedness or (6) contractual obligations that prohibit, restrict or impose any condition upon the pledge by a Credit Party or a Subsidiary of the Equity Interests in a joint venture permitted hereunder.

Section 8.5     Investments. No Credit Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, make or own any Investment in any Person, including any joint venture and any Foreign Subsidiary, except (subject to Section 8.12):

(a)    Investments in cash and Cash Equivalents and deposit accounts or securities accounts in connection therewith;

(b)    equity Investments owned as of the Sixth Amendment Effective Date in any Subsidiary;

(c)    (i) Investments by (A) any Credit Party in any other Credit Party; and (B) any Non-Guarantor Subsidiary in any other Non-Guarantor Subsidiary, (ii) Permitted Non-Credit Party Investments, and (iii) any Non-Guarantor Subsidiary in any Credit Party to the extent constituting Indebtedness of such Credit Party permitted by Section 8.1(e)(ii);

(d)    Investments existing on the Sixth Amendment Effective Date and described on Schedule 8.5;

(e)    Investments constituting Swap Agreements permitted by Section 8.1(f);

(f)    Permitted Acquisitions;

(g)    Guarantees constituting Indebtedness permitted by Section 8.1(d);

(h)    Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss;

(i)    Investments consisting of loans and advances to directors, officers, members of management or employees of the Borrower and its Subsidiaries made in the ordinary course of business (including any refinancings or such loans), in an aggregate amount not to exceed $1,000,000 at any time outstanding;

(j)    advances of payroll payments to employees in the ordinary course of business;

(k)    promissory notes and other noncash consideration received in connection with Dispositions permitted pursuant to Section 8.9 (subject to the proviso set forth therein)

(l)    deposits of cash made in the ordinary course of business to secure performance of operating leases;

(m)    Investments held by a Person who is acquired after the Closing Date pursuant to a Permitted Acquisition, to the extent such Investments were not made in contemplation of, or in connection with, such Permitted Acquisition and were in existence on the date of such Permitted Acquisition;

(n)    Investments constituting deposits, prepayments and other credits to suppliers made in the ordinary course of business of the Borrower and its Subsidiaries;

(o)    loans by a Credit Party to non-Guarantor Subsidiaries so long as the proceeds of such loans are used to consummate a Permitted Acquisition substantially concurrently with the receipt of such proceeds;

(p)    Investments in joint ventures or similar arrangements so long as the Person or Property invested in is in a similar or complementary line of business as those of the Borrower and its Subsidiaries on the date of such investment, either (i) outstanding on the Amendment No. 10 Effective Date or (ii) made after the Amendment No. 10 Effective Date in an aggregate amount at any one time outstanding pursuant to this clause (ii) not to exceed (x) if the pro forma (as provided in Section 1.3) Consolidated Net Leverage Ratio as of the date of making of such Investment is greater than or equal to 2.75 to 1.00, then $10,000,000 or (y) otherwise, $50,000,000 (it being understood that any Investment that is permitted to be outstanding pursuant to this clause (p) at the time it is made shall not cease to be permitted pursuant to this clause (p) solely because of any fluctuation in the Consolidated Net Leverage Ratio after the date thereof);

(q)    Convertible Notes Hedges entered into by the Borrower in connection with its issuance of convertible notes permitted by Section 8.1(r); and

(r)    other Investments not listed above and not otherwise prohibited by this Agreement in an aggregate amount outstanding at any time (on a cost basis) not to exceed $5,000,000.

Notwithstanding the foregoing, (x) in no event shall any Credit Party make any Investment which results in or facilitates in any manner any Restricted Payment not otherwise permitted under the terms of Section 8.3 and (y) no Investment in the nature of, or that otherwise would constitute, an Acquisition (whether a Permitted Acquisition pursuant to Section 8.5(f) or any other Acquisition under any other provision of this Section 8.5) shall be permitted at any time on or after the Amendment No. 11 Effective Date; provided that this clause (y) shall not restrict transactions solely between or among any of the Credit Parties and their Subsidiaries (or any combination thereof) that are otherwise permitted by this Section 8.5.

Section 8.6     Use of Proceeds. No Credit Party shall, nor shall it permit any of its Subsidiaries to, use the proceeds of any Credit Extension except pursuant to Section 7.9. No Credit Party shall use, and each Credit Party shall ensure that its Subsidiaries and its or their respective directors, officers, employees and agents shall not use, the proceeds of any Credit Extension (i) to refinance any commercial paper, (ii) in any manner that causes or might cause such Credit Extension or the application of such proceeds to violate any applicable Sanctions, Regulation T, Regulation U or Regulation X of the Board of Governors of the Federal Reserve System as in effect from time to time or any other regulation thereof or to violate the Exchange Act, (iii) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, or (iv) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country.

Section 8.7     Financial Covenants.

(a)    Consolidated Net Leverage Ratio. No Credit Party shall, nor shall it permit any of its Subsidiaries to, permit the Consolidated Net Leverage Ratio as of the last day of any Fiscal Quarter of the Borrower ending during the periods set forth below to be greater than the ratio set forth below opposite such period:

Period	Maximum Consolidated Net Leverage Ratio
Sixth Amendment Effective Date through and including June 30, 2019	3.50 to 1.00

September 30, 2019 through and including December 31, 2019	3.70 to 1.00

March 31, 2020	5.00 to 1.00

June 30, 2020	5.35 to 1.00

September 30, 2020 through and including March 31, 2021	5.50 to 1.00

June 30, 2021	5.00 to 1.00

September 30, 2021	4.75 to 1.00

December 31, 2021 and thereafter	4.50 to 1.00

(b)    Consolidated Fixed Charge Coverage Ratio. No Credit Party shall, nor shall it permit any of its Subsidiaries to, permit the Consolidated Fixed Charge Coverage Ratio as of the last day of any Fiscal Quarter of the Borrower to be less than 1.25 to 1.00.

(c)    Global Unrestricted Cash. The Borrower shall not permit Global Unrestricted Cash to be less than $40,000,000 as of the last day of any Fiscal Quarter of the Borrower with respect to which the Consolidated Net Leverage Ratio (as reported on the Compliance Certificate for such Fiscal Quarter) is greater than or equal to 3.50 to 1.00 (it being understood that this clause (c) shall not be tested for any Fiscal Quarter with respect to which the Consolidated Net Leverage Ratio is less than 3.50 to 1.00 as of the last day of such Fiscal Quarter).

Section 8.8     Fundamental Changes. No Credit Party shall, nor shall it permit any of its Subsidiaries to, dissolve, liquidate, merge or consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except that, so long as no Default exists or would result therefrom (subject to Section 8.12):

(a)    (i) any Wholly-Owned Subsidiary of the Borrower may be merged, amalgamated or consolidated with or into the Borrower so long as the Borrower is the continuing or surviving entity and (ii) any Wholly-Owned Subsidiary of the Borrower may be merged, amalgamated or consolidated with or into any Guarantor so long as the Guarantor shall be the continuing or surviving entity, or simultaneously with such transaction the continuing or surviving entity shall become a Guarantor and the Borrower and such Guarantor (and each other relevant Credit Party) shall otherwise comply with Section 7.11 in connection therewith;

(b)    (i) any Non-Guarantor Subsidiary that is a Foreign Subsidiary may be merged, amalgamated or consolidated with or into, or be liquidated into, any other Non-Guarantor Subsidiary and (ii) any Non-Guarantor Subsidiary that is a Domestic Subsidiary may be merged, amalgamated or consolidated with or into, or be liquidated into, any other Non-Guarantor Subsidiary that is a Domestic Subsidiary;

(c)    any Subsidiary may dispose of all or substantially all of its assets (upon voluntary liquidation, dissolution, winding up or otherwise) to the Borrower or any Guarantor, provided that, with respect to any such Disposition by any Non-Guarantor Subsidiary, the consideration for such disposition shall not exceed the fair value of such assets;

(d)    (i) any Non-Guarantor Subsidiary that is a Foreign Subsidiary may dispose of all or substantially all of its assets (upon voluntary liquidation, dissolution, winding up or otherwise) to any other Non-Guarantor Subsidiary and (ii) any Non-Guarantor Subsidiary that is a Domestic Subsidiary may dispose of all or substantially all of its assets (upon voluntary liquidation, dissolution, winding up or otherwise) to any other Non-Guarantor Subsidiary that is a Domestic Subsidiary;

(e)    any Wholly-Owned Subsidiary of the Borrower may merge with or into the Person such Wholly-Owned Subsidiary was formed to acquire in connection with any acquisition permitted hereunder (including any Permitted Acquisition), provided that in the case of any merger involving a Wholly-Owned Subsidiary that is a Domestic Subsidiary, (i) a Guarantor shall be the continuing or surviving entity or (ii) simultaneously with such transaction, the continuing or surviving entity shall become a Guarantor and the Borrower and such Guarantor (and each other relevant Credit Party) shall comply with Section 7.11 in connection therewith;

(f)    any Person may merge into the Borrower or any of its Wholly-Owned Subsidiaries in connection with a Permitted Acquisition, provided that (i) in the case of a merger involving the Borrower or a Guarantor, the continuing or surviving Person shall be the Borrower or such Guarantor and (ii) the continuing or surviving Person shall be the Borrower or a Wholly-Owned Subsidiary of the Borrower; and

(g)    any Subsidiary that has no (or only de minimis) assets or operations at such time, and owns no other Subsidiary (unless such other Subsidiary also has no (or only de minimis) assets or operations as such time) may be disposed, liquidated, dissolved, wound down or merged with and into any other Subsidiary (with such other Subsidiary being the surviving entity).

Section 8.9     Dispositions. No Credit Party shall, nor shall it permit any of its Subsidiaries to, Dispose of any asset, including any Equity Interest owned by it, nor will any Credit Party permit any of its Subsidiaries to issue any additional Equity Interest in such Subsidiary (other than to the Borrower or another Subsidiary in compliance with Section 8.5), except (subject to Section 8.12):

(a)    Dispositions of (i) inventory in the ordinary course of business and (ii) used, obsolete, worn out or surplus equipment or property in the ordinary course of business;

(b)    Dispositions of assets to the Borrower or any Subsidiary; provided that any such sales, transfers or dispositions involving a Non-Guarantor Subsidiary shall be made in compliance with Sections 8.5 and 8.11 and, if applicable, 8.8;

(c)    Dispositions of accounts receivable in connection with the compromise, settlement or collection thereof;

(d)    Dispositions resulting from any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any property or asset of the Borrower or any Subsidiary;

(e)    Dispositions of assets (other than Equity Interests in a Subsidiary unless all Equity Interests in such Subsidiary are sold and such transaction is not otherwise prohibited by Section 8.8) that are not permitted by any other clause of this Section 8.9; provided that the aggregate fair market value of all assets Disposed of in reliance upon this clause (e) during any Fiscal Year shall not exceed $4,000,000;

(f)    Dispositions of Investments in joint ventures to the extent required by, or made pursuant to, customary buy/sell arrangements between the joint venture parties set forth in joint venture arrangements and similar binding arrangements;

(g)    Dispositions of Equity Interests in connection with the incurrence of Indebtedness permitted pursuant to Section 8.1(r);

(h)    Disposition of Equity Interests of EbixCash to third parties pursuant to the EbixCash Offering so long as (i) EbixCash continues to be a Subsidiary of the Borrower and (ii) the Net Cash Proceeds of the EbixCash Offering are applied as required by Section 2.11(c)(v); and

(i)    the disposition of the Headquarters Real Estate Asset pursuant to a sale and leaseback transaction permitted by proviso (ii) of Section 8.10;

provided that all Dispositions permitted by this Section 8.9 (other than those permitted by paragraphs (b), (d) or (f) above) shall be made for fair value and for at least 75% cash consideration (it being understood, for the avoidance of doubt, that promissory notes do not constitute cash consideration).

Section 8.10     Sales and Lease-Backs. No Credit Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, become or remain liable as lessee or as a guarantor or other surety with respect to any lease of any property (whether real, personal or mixed), whether now owned or hereafter acquired, which the Borrower or any Subsidiary (a) has sold or transferred or is to sell or to transfer to any other Person (other than the Borrower or any other Credit Party), or (b) intends to use for substantially the same purpose as any other property which has been or is to be sold or transferred by the Borrower to any Person (other than the Borrower or any other Credit Party) in connection with such lease; provided that this Section 8.10 shall not prohibit (i) the sale and leaseback resulting from the incurrence of any lease or purchase money financing with respect to any property or asset entered into within 180 days of the acquisition of such property or asset for the purpose of providing permanent financing of such property or asset or (ii) the sale and leaseback of the Headquarters Real Estate Asset so long as (x) no Default has occurred and is continuing, (y) such sale and leaseback is for fair market value and (z) the Borrower continues to have the right to utilize the Headquarters Real Estate Asset for its operations.

Section 8.11     Transactions with Affiliates. No Credit Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, enter into or permit to exist any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate of the Borrower or any its Subsidiaries on terms that are less favorable to such Credit Party or such Subsidiary, as the case may be, than those that might be obtained at the time from a Person who is not an Affiliate of the Borrower or any of its Subsidiaries; provided that the foregoing restriction shall not apply to (a) any transaction between or among the Credit Parties and not involving any other Affiliate, (b) any transaction between or among Non-Guarantor Subsidiaries and not involving any other Affiliate and (c) any Restricted Payment permitted by Section 8.3.

Section 8.12     Conduct of Business. No Credit Party shall, nor shall it permit any of its Subsidiaries to, engage in any business other than the businesses engaged in by such Credit Party or such Subsidiary on the Sixth Amendment Effective Date and businesses that are substantially similar, related or incidental thereto.

Section 8.13     Accounting Policies; Fiscal Year. No Credit Party shall, nor shall it permit any of its Subsidiaries to, make any change in (a) accounting policies or reporting practices, except as required by GAAP, or (b) its Fiscal Year end.

Section 8.14     Amendments to Organizational Agreements. No Credit Party shall, nor shall it permit any of its Subsidiaries to, amend or permit any amendments to its Organizational Documents if such amendment could reasonably be expected to be adverse to the Lenders or any Agent.

Section 8.15     [Reserved].

Section 8.16     Material IP Subsidiaries. Notwithstanding anything to the contrary in this Agreement, including in any of Sections 8.1 or 8.2, no Credit Party shall, nor shall it permit any of its Subsidiaries to:

(a)    permit any Material IP Subsidiary or any Subsidiary that is not a Credit Party that owns, directly or indirectly, any Equity Interests of any Material IP Subsidiary, to have any Indebtedness other than (i) Indebtedness under the Credit Documents, (ii) intercompany Indebtedness otherwise permitted hereunder, (iii) Indebtedness permitted by any of clauses (g), (h), (j), (k), (n) or (o) of Section 8.1, and (iv) Indebtedness permitted by Section 8.1(i) to the extent issued or incurred by any Subsidiary domiciled in India up to an amount not to exceed $10,000,000 outstanding at any one time;

(b)    permit any Material IP Subsidiary or any Subsidiary that is not a Credit Party that owns, directly or indirectly, any Equity Interests of any Material IP Subsidiary, directly or indirectly, to create, incur, assume or permit to exist any Lien on or with respect to any property or asset of any kind (including any document or instrument in respect of goods or accounts receivable), whether now owned or hereafter acquired, created or licensed or any income, profits or royalties therefrom, or file or permit the filing of, or permit to remain in effect, any financing statement or other similar notice of any Lien with respect to any such property, asset, income, profits or royalties under the UCC of any State or under any similar recording or notice statute or under any Applicable Laws related to intellectual property, except (i) Liens granted pursuant to any Credit Document, (ii) Liens granted to secure intercompany Indebtedness owing by such Material IP Subsidiary to a Credit Party and (iii) Permitted Encumbrances;

(c)    permit any Intellectual Property Rights, any Owned Intellectual Property or any license to use the Licensed Intellectual Property to fail at any time to be free and clear of all restrictions (other than restrictions contained in licensing arrangements), court orders, injunctions, decrees, writs or Liens, whether by written agreement or otherwise, except (i) Liens granted pursuant to any Credit Document, (ii) Liens granted to secure intercompany Indebtedness owing to a Credit Party and (iii) Permitted Encumbrances;

(d)    permit the fair market value (as reasonably determined by the Borrower) of all Intellectual Property Rights not owned by a Credit Party or a Material IP Subsidiary to exceed 20% of the fair market value of all Intellectual Property Rights of the Borrower and its Subsidiaries in the aggregate; provided that (x) such 20% limitation may be exceeded for 180 days (or such longer period as the Administrative Agent may agree) after the acquisition of Intellectual Property Rights (whether directly or through the acquisition of one or more Persons) and (y) this clause (d) shall not apply to Intellectual Property Rights owned by joint ventures of the Borrower or its Subsidiaries (including joint ventures which are Subsidiaries hereunder) to the extent such joint ventures are permitted under this Agreement and (and such Intellectual Property Rights shall be entirely excluded from the calculation of the 20% threshold set forth in this clause (d)); or

(e)    permit any Intellectual Property Rights owned, licensed or otherwise held by any Subsidiary (other than a Subsidiary that is a joint venture hereunder) to be transferred to any joint venture (including any joint venture which is a Subsidiary hereunder) if such transferee is excluded from the requirement of clause (d) above as a result of proviso (y) to such clause (d).

Section 9     EVENTS OF DEFAULT; REMEDIES; APPLICATION OF FUNDS

Section 9.1     Events of Default. If any one or more of the following conditions or events shall occur:

(a)    Failure to Make Payments When Due. Failure by any Credit Party to pay (i) the principal of any Loan or any amount payable to the Issuing Bank in reimbursement of any drawing under a Letter of Credit, in either case when due, whether at stated maturity, by acceleration or otherwise or (ii) within three Business Days of when due any interest on any Loan or any fee or any other amount due hereunder; or

(b)    Default in Other Agreements. (i) Failure of any Credit Party or any of their respective Subsidiaries to pay when due any principal of or interest on or any other amount payable in respect of one or more items of Indebtedness (other than the Loans and Letters of Credit) in an aggregate principal amount of $5,000,000 or more, in each case beyond the grace or cure period, if any, provided therefor; or (ii) breach or default by any Credit Party or any of their respective Subsidiaries with respect to any other term of (x) one or more items of Indebtedness in the aggregate principal amounts referred to in clause (i) above, or (y) any loan agreement, mortgage, indenture or other agreement relating to such item(s) of Indebtedness, in each case beyond the grace or cure period, if any, provided therefor, if the effect of such breach or default is to cause, or to permit the holder or holders of that Indebtedness (or a trustee on behalf of such holder or holders) to cause, that Indebtedness to become or be declared due and payable (or subject to a compulsory repurchase or redeemable) prior to its stated maturity or the stated maturity of any underlying obligation, as the case may be; or

(c)    Breach of Certain Covenants. Failure of any Credit Party to perform or comply with any term or condition contained in Section 7.1 (other than clause (e), (f), (g)(ii), (g)(iii), (h) or (j) thereof), Section 7.2 (with respect to the existence of any Credit Party), Section 7.9, Section 7.11 or any Section of Section 8; or

(d)    Breach of Representations, etc. Any representation, warranty, certification or other statement made or deemed made by any Credit Party in any Credit Document or in any statement or certificate at any time given by any Credit Party or any of their respective Subsidiaries in writing pursuant hereto or thereto or in connection herewith or therewith shall be false in any material respect as of the date made or deemed made; or

(e)    Other Defaults Under Credit Documents. Any Credit Party shall default in the performance of or compliance with any term contained herein or any of the other Credit Documents, other than any such term referred to in any other Section of this Section 9.1, and such default shall not have been remedied or waived within thirty days after the earlier of (i) an Authorized Officer of any Credit Party becoming aware of such default, or (ii) receipt by the Borrower of notice from the Administrative Agent or any Lender of such default; or

(f)    Involuntary Bankruptcy; Appointment of Receiver, etc. (i) A court of competent jurisdiction shall enter a decree or order for relief in respect of any Credit Party or any of their respective

Subsidiaries in an involuntary case under the Bankruptcy Code or Debtor Relief Laws now or hereafter in effect, which decree or order is not stayed; or any other similar relief shall be granted under any applicable federal or state law; or (ii) an involuntary case shall be commenced against any Credit Party or any of their respective Subsidiaries under the Bankruptcy Code or other Debtor Relief Laws now or hereafter in effect; or a decree or order of a court having jurisdiction in the premises for the appointment of a receiver, liquidator, sequestrator, trustee, custodian or other officer having similar powers over any Credit Party or any of their respective Subsidiaries, or over all or a substantial part of its property, shall have been entered; or there shall have occurred the involuntary appointment of an interim receiver, trustee or other custodian of any Credit Party or any of its Subsidiaries for all or a substantial part of its property; or a warrant of attachment, execution or similar process shall have been issued against any substantial part of the property of any Credit Party or any of its Subsidiaries, and any such event described in this clause (ii) shall continue for sixty days without having been dismissed, bonded or discharged; or

(g)    Voluntary Bankruptcy; Appointment of Receiver, etc. (i) Any Credit Party or any of their respective Subsidiaries shall have an order for relief entered with respect to it or shall commence a voluntary case under the Bankruptcy Code or other Debtor Relief Laws now or hereafter in effect, or shall consent to the entry of an order for relief in an involuntary case, or to the conversion of an involuntary case to a voluntary case, under any such law, or shall consent to the appointment of or taking possession by a receiver, trustee or other custodian for all or a substantial part of its property; or any Credit Party or any of their respective Subsidiaries shall make any assignment for the benefit of creditors; (ii) any Credit Party or any of their respective Subsidiaries shall be unable, or shall fail generally, or shall admit in writing its inability, to pay its debts as such debts become due; or (iii) the board of directors (or similar governing body) of any Credit Party or any of their respective Subsidiaries or any committee thereof shall adopt any resolution or otherwise authorize any action to approve any of the actions referred to in clauses (i) or (ii) above or in Section 9.1(f); or

(h)    Judgments and Attachments. (i) Any one or more money judgments, writs or warrants of attachment or similar process involving an aggregate amount at any time in excess of $5,000,000 (to the extent not adequately covered by insurance as to which a solvent and unaffiliated insurance company has not denied coverage) shall be entered or filed against any Credit Party or any of their respective Subsidiaries or any of their respective assets and shall remain undischarged, unvacated, unbonded or unstayed for a period of sixty days; or (ii) any non-monetary judgment or order shall be rendered against any Credit Party or any of their respective Subsidiaries that could reasonably be expected to have a Material Adverse Effect, and shall remain undischarged, unvacated, unbonded or unstayed for a period of sixty days; or

(i)    Pension Plans. There shall occur one or more ERISA Events which individually or in the aggregate results in liability of any Credit Party, any of their respective Subsidiaries or any of their respective ERISA Affiliates in excess of $5,000,000 during the term hereof and which is not paid by the applicable due date; or

(j)    Change of Control. A Change of Control shall occur; or

(k)    Invalidity of Credit Documents and Other Documents. At any time after the execution and delivery thereof, (i) this Agreement or any other Credit Document ceases to be in full force and effect (other than by reason of a release of Collateral in accordance with the terms hereof or thereof or the satisfaction in full of the Obligations (other than contingent and indemnified obligations not then due and owing) in accordance with the terms hereof) or shall be declared null and void, or the Collateral Agent shall not have or shall cease to have a valid and perfected Lien in any Collateral purported to be covered by the Collateral Documents with the priority required by the relevant Collateral Document, or (ii) any Credit Party shall contest the validity or enforceability of any Credit Document in writing or deny in writing that it has any further liability, including with respect to future advances by the Lenders, under any Credit Document to which it is a party.

Section 9.2     Remedies. Upon the occurrence of any Event of Default described in Section 9.1(f) or Section 9.1(g), automatically, and upon the occurrence and during the continuance of any other Event of Default, at the request of (or with the consent of) the Required Lenders, upon notice to the Borrower by the Administrative Agent, (a) the Commitments, if any, of each Lender and the obligation of the Issuing Bank to issue any Letter of Credit shall immediately terminate; (b) each of the following shall immediately become due and payable, in each case without presentment, demand, protest or other requirements of any kind, all of which are hereby expressly waived by each of the Credit Parties: (i) the unpaid principal amount of and accrued interest on the Loans, (ii) an amount equal to the maximum amount that may at any time be drawn under all Letters of Credit then outstanding (regardless of whether any beneficiary under any such Letter of Credit shall have presented, or shall be entitled at such time to present, the drafts or other documents or certificates required to draw under such Letters of Credit), and (iii) all other Obligations (other than Obligations under any Secured Swap Agreement or Secured Treasury Management Agreement); provided, the foregoing shall not affect in any way the obligations of the Lenders under Section 2.2(b)(iii) or Section 2.3(e); (c) the Administrative Agent may cause the Collateral Agent to enforce any and all Liens and security interests created pursuant to Collateral Documents; and (d) the Administrative Agent shall direct the Borrower to pay (and the Borrower hereby agrees upon receipt of such notice, or upon the occurrence of any Event of Default specified in Section 9.1(f) and Section 9.1(g) to pay) to the Administrative Agent such additional amounts of cash, to be held as security for such Borrower’s reimbursement Obligations in respect of Letters of Credit then outstanding under arrangements acceptable to the Administrative Agent, equal to the Outstanding Amount of the Letter of Credit Obligations at such time. Notwithstanding anything herein or otherwise to the contrary, any Event of Default occurring hereunder shall continue to exist (and shall be deemed to be continuing) until such time as such Event of Default has been cured to the satisfaction of the Required Lenders or waived in writing in accordance with the terms of Section 11.4.

Section 9.3     Application of Funds. After the exercise of remedies provided for in Section 9.2 (or after the Loans have automatically become immediately due and payable), any amounts received on account of the Obligations shall be applied by each Agent in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (other than principal, interest and Letter of Credit Fees but including all reasonable out-of-pocket fees, expenses and disbursements of any law firm or other counsel and amounts payable under Section 3.1, Section 3.2 and Section 3.3) payable to the Administrative Agent and the Collateral Agent, in each case in its capacity as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal, interest and Letter of Credit Fees) payable to the Lenders under the Credit Documents including all reasonable out-of-pocket fees, expenses and disbursements of any law firm or other counsel and amounts payable under Section 3.1, Section 3.2 and Section 3.3), ratably among the Lenders in proportion to the respective amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid Letter of Credit Fees and interest on the Loans, Letter of Credit Borrowings and other Obligations under the Credit Documents ratably among such parties in proportion to the respective amounts described in this clause Third payable to them; and

Fourth, to (a) payment of that portion of the Obligations constituting unpaid principal of the Loans and Letter of Credit Borrowings, (b) payment of breakage, termination or other amounts owing in respect of any Secured Swap Agreement, to the extent such Secured Swap Agreement is permitted hereunder, (c) payments of amounts due under any Secured Treasury Management Agreement, and (d) the Administrative Agent for the account of the Issuing Bank, to Cash Collateralize that portion of the Letter of Credit Obligations comprised of the aggregate undrawn amount of Letters of Credit, ratably among such parties in proportion to the respective amounts described in this clause Fourth payable to them; and

Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by Applicable Laws.

Subject to Section 2.3, amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Fourth above shall be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above.

Excluded Swap Obligations with respect to any Guarantor shall not be paid with amounts received from such Guarantor or such Guarantor’s assets, but appropriate adjustments shall be made with respect to payments from other Credit Parties to preserve the allocation to Obligations otherwise set forth above in this Section.

Notwithstanding the foregoing, Secured Swap Obligations and Secured Treasury Management Obligations shall be excluded from the application described above if the Administrative Agent has not received a Secured Party Designation Notice, together with such supporting documentation as the Administrative Agent may request, from the applicable Qualifying Swap Bank or Qualifying Treasury Management Bank, as the case may be. Each Qualifying Swap Bank or Qualifying Treasury Management Bank not a party to this Agreement that has given the notice contemplated by the preceding sentence shall, by such notice, be deemed to have acknowledged and accepted the appointment of each of the Administrative Agent and the Collateral Agent pursuant to the terms of Section 10 for itself and its Affiliates as if a “Lender” party hereto.

Section 10     AGENCY

Section 10.1     Appointment and Authority.

(a)    Each of the Lenders and the Issuing Bank hereby irrevocably appoints Regions Bank to act on its behalf as the Administrative Agent hereunder and under the other Credit Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto.

(b)    Each of the Lenders and the Issuing Bank hereby irrevocably appoints Regions Bank to act on its behalf as the Collateral Agent hereunder and under the other Credit Documents and authorizes the Collateral Agent to take such action on its behalf and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Agreement or any Collateral Document, together with such powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary contained elsewhere herein or in any Collateral Document, the Collateral Agent shall not have any duties or responsibilities, except those expressly set forth herein or therein, nor shall the Collateral Agent have or be deemed to have any fiduciary relationship with any Lender or participant, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any Collateral Document or otherwise exist against the Collateral Agent. The Collateral Agent shall act on behalf of the Secured Parties with respect to any Collateral and the Collateral Documents, and the Collateral Agent shall have all of the benefits and immunities (i) provided to the Administrative Agent under the

Credit Documents with respect to any acts taken or omissions suffered by the Collateral Agent in connection with any Collateral or the Collateral Documents as fully as if the term “Administrative Agent” as used in such Credit Documents included the Collateral Agent with respect to such acts or omissions, and (ii) as additionally provided herein or in the Collateral Documents with respect to the Collateral Agent.

(c)    The provisions of this Section are solely for the benefit of the Administrative Agent, the Collateral Agent, the Lenders and the Issuing Bank, and no Credit Party nor any of its Subsidiaries shall have rights as a third party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” herein or in any other Credit Documents (or any other similar term) with reference to the Administrative Agent or the Collateral Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any Applicable Law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

Section 10.2     Rights as a Lender. Each Person serving as an Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not an Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include each Person serving as an Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary of the Borrower or other Affiliate thereof as if such Person were not an Agent hereunder and without any duty to account therefor to the Lenders.

Section 10.3     Exculpatory Provisions.

(a)    No Agent shall have any duties or obligations except those expressly set forth herein and in the other Credit Documents, and each Agent’s duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, no Agent:

(i)    shall be subject to any fiduciary or other implied duties, regardless of whether a Default or an Event of Default has occurred and is continuing;

(ii)    shall have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Credit Documents that such Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Credit Documents), provided that no Agent shall be required to take any action that, in its opinion or the opinion of its counsel, may expose such Agent to liability or that is contrary to any Credit Document or Applicable Law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law; and

(iii)    shall, except as expressly set forth herein and in the other Credit Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as such Agent or any of its Affiliates in any capacity.

(b)    No Agent shall be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as such Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 11.4 and 9.2) or (ii) in the absence of its own gross negligence or willful misconduct, as determined by a court of competent jurisdiction by final and nonappealable judgment. Each Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to such Agent in writing by the Borrower, a Lender or the Issuing Bank.

(c)    No Agent shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Credit Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Credit Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Section 5 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to such Agent.

Section 10.4     Reliance by Agents. Each Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. Each Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance, extension, renewal or increase of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the Issuing Bank, the Administrative Agent may presume that such condition is satisfactory to such Lender or the Issuing Bank unless the Administrative Agent shall have received notice to the contrary from such Lender or the Issuing Bank prior to the making of such Loan or the issuance of such Letter of Credit. Each Agent may consult with legal counsel (who may be counsel for the Borrower and its Subsidiaries), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

Section 10.5     Delegation of Duties. Each Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Credit Document by or through any one or more sub-agents appointed by such Agent. Each Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Section shall apply to any such sub-agent and to the Related Parties of each Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent or Collateral Agent, as the case may be. No Agent shall be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and non-appealable judgment that such Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.

Section 10.6     Resignation or Removal of Agents.

(a)    Any Agent may at any time give notice of its resignation to the Lenders, the Issuing Bank and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty days after the retiring Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Effective Date”), then the retiring Agent may (but shall not be obligated to) on behalf of the Lenders and the Issuing Bank, appoint a successor Agent meeting the qualifications set forth above. Whether or not a successor has been appointed such resignation shall become effective in accordance with such notice on the Resignation Effective Date.

(b)    If the Person serving as an Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Required Lenders may, to the extent permitted by Applicable Law by notice in writing to the Borrower and such Person remove such Person as an Agent and, in consultation with the Borrower, appoint a successor. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty days (or such earlier day as shall be agreed by the Required Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.

(c)    With effect from the Resignation Effective Date or the Removal Effective Date (as applicable) (1) the retiring or removed Agent shall be discharged from its duties and obligations hereunder and under the other Credit Documents (except that in the case of any collateral security held by such Agent on behalf of the Lenders or the Issuing Bank under any of the Credit Documents, the retiring or removed Agent shall continue to hold such collateral security until such time as a successor Agent is appointed) and (2) except for any indemnity payments or other amounts then owed to the retiring or removed Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and the Issuing Bank directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section. Upon the acceptance of a successor’s appointment as Administrative Agent or Collateral Agent, as the case may be, hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring or removed Administrative Agent or Collateral Agent, as the case may be (other than any rights to indemnity payments or other payments then owed to the retiring or removed Administrative Agent or Collateral Agent, as the case may be), as of the Resignation Effective Date or the Removal Effective Date, as applicable, and the retiring or removed Agent shall be discharged from all of its duties and obligations hereunder or under the other Credit Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Borrower to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring or removed Agent’s resignation or removal hereunder and under the other Credit Documents, the provisions of this Section 10 and Section 11.2 shall continue in effect for the benefit of such retiring or removed Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring or removed Agent was acting as an Agent.

Section 10.7     Non-Reliance on Agents and Other Lenders. Each of the Lenders and the Issuing Bank acknowledges that it has, independently and without reliance upon any Agent or any other Lender or any of their respective Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each of the Lenders and the Issuing Bank also acknowledges that it will, independently and without reliance upon any Agent or any other Lender or any of their respective Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Credit Document or any related agreement or any document furnished hereunder or thereunder.

Section 10.8     No Other Duties, etc. Anything herein to the contrary notwithstanding, none of the bookrunners, arrangers, documentation agents, syndication agents or other similar titles listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Credit Documents, except in its capacity, as applicable, as the Administrative Agent, the Collateral Agent, a Lender or the Issuing Bank hereunder.

Section 10.9     Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Credit Party, the Administrative Agent (irrespective of whether the principal of any Loan or Letter of Credit Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:

(a)    to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, Letter of Credit Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Issuing Bank and the Agents (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the Issuing Bank and the Agents and their respective agents and counsel and all other amounts due the Lenders, the Issuing Bank and the Agents under Section 2.10 and Section 11.2) allowed in such judicial proceeding; and

(b)    to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Agent, each Lender and the Issuing Bank to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders and the Issuing Bank, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Section 2.10 and Section 11.2).

Section 10.10     Collateral Matters.

(a)    The Lenders (including in its capacities as a potential Swap Provider and potential Treasury Management Bank) and the Issuing Bank irrevocably authorize the Administrative Agent and the Collateral Agent, at its option and in its discretion,

(i)    to release any Lien on any property granted to or held under any Credit Document securing the Obligations (x) upon termination of the commitments under this Agreement and payment in full of all Obligations (other than contingent indemnification obligations) and the expiration or termination of all Letters of Credit (other than Letters of Credit as to which other arrangements satisfactory to the Administrative Agent and the Issuing Bank shall have been made), (y) that is sold or otherwise disposed of or to be sold or otherwise disposed of as part of or in connection with any sale or other disposition permitted under the Credit Documents or consented to in accordance with the terms of this Agreement, or (z) subject to Section 11.4, if approved, authorized or ratified in writing by the Required Lenders;

(ii)    to subordinate any Lien on any property granted to or held under any Credit Document securing the Obligations to the holder of any Lien on such property that is permitted by Section 8.2(c); and

(iii)    to release any Guarantor from its obligations under this Agreement and the other Credit Documents if such Person ceases to be a Subsidiary as a result of a transaction permitted under the Credit Documents.

Upon request by the Administrative Agent or the Collateral Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s and the Collateral Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under this Agreement pursuant to this Section.

(b)    Neither the Administrative Agent nor the Collateral Agent shall be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Administrative Agent’s or the Collateral Agent’s Lien thereon, or any certificate prepared by any Credit Party in connection therewith, nor shall the Administrative Agent or the Collateral Agent be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral.

(c)    Anything contained in any of the Credit Documents to the contrary notwithstanding, each of the Credit Parties, the Administrative Agent, the Collateral Agent and each holder of the Obligations hereby agree that (i) no holder of the Obligations shall have any right individually to realize upon any of the Collateral or to enforce this Agreement, the Notes or any other Credit Agreement, it being understood and agreed that all powers, rights and remedies hereunder may be exercised solely by the respective Agents, on behalf of the Secured Parties, in accordance with the terms hereof and all powers, rights and remedies under the Collateral Documents may be exercised solely by the Collateral Agent, and (ii) in the event of a foreclosure by the Collateral Agent on any of the Collateral pursuant to a public or private sale or other disposition, the Collateral Agent or any Lender may be the purchaser of any or all of such Collateral at any such sale or other disposition and the Collateral Agent, as agent for and representative of the holders of the Obligations (but not any Lender or Lenders in its or their respective individual capacities unless the Required Lenders shall otherwise agree in writing) shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply any of the Obligations as a credit on account of the purchase price for any collateral payable by the Collateral Agent at such sale or other disposition.

(d)    No Secured Swap Agreement or Secured Treasury Management Agreement will create (or be deemed to create) in favor of any Qualifying Swap Bank or any Qualifying Treasury Management Bank, respectively, that is a party thereto any rights in connection with the management or release of any Collateral or of the obligations of the Borrower or any other Credit Party under the Credit Documents except as expressly provided herein or in the other Credit Documents. By accepting the benefits of the Collateral, each such Qualifying Swap Bank and Qualifying Treasury Management Bank shall be deemed to have appointed the Collateral Agent as its agent and agreed to be bound by the Credit Documents as a holder of the Obligations, subject to the limitations set forth in this clause (d). Furthermore, it is understood and agreed that the Qualifying Swap Banks and Qualifying Treasury Management Banks, in their capacity as such, shall not have any right to notice of any action or to consent to, direct or object to any action hereunder or under any of the other Credit Documents or otherwise in respect of the Collateral (including the release or impairment of any Collateral, or to any notice of or consent to any amendment, waiver or modification of the provisions hereof or of the other Credit Documents) other than in its capacity as a Lender and, in any case, only as expressly provided herein.

Section 11     MISCELLANEOUS

Section 11.1     Notices; Effectiveness; Electronic Communications.

(a)    Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i)    if to any Agent, the Borrower or any other Credit Party, to the address, facsimile number or telephone number specified in Appendix B; and

(ii)    if to any Lender, the Issuing Bank or the Swingline Lender, to the address, facsimile number or telephone number in its Administrative Questionnaire on file with the Administrative Agent.

Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices and other communications delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).

(b)    Electronic Communications. Notices and other communications to the Lenders and the Issuing Bank hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or the Issuing Bank pursuant to Section 2 if such Lender or the Issuing Bank, as applicable, has notified the Administrative Agent and the Borrower that it is incapable of receiving notices under such Section by electronic communication. The Administrative Agent or any Credit Party may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor, provided that, with respect to clauses (i) and (ii) above, if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.

(c)    Change of Address, Etc. Any party hereto may change its address, facsimile or telephone for notices and other communications hereunder by notice to the other parties hereto.

(d)    Platform.

(i)    Each Credit Party agrees that the Administrative Agent may, but shall not be obligated to, make the Communications (as defined below) available to the Issuing Bank and the other Lenders by posting the Communications on Debtdomain, Intralinks, Syndtrak or a substantially similar electronic transmission system (the “Platform”).

(ii)    The Platform is provided “as is” and “as available.” The Agent Parties (as defined below) do not warrant the adequacy of the Platform and expressly disclaim liability for errors or omissions in the Communications. No warranty of any kind, express, implied or statutory, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with the Communications or the Platform. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrower or any of the other Credit Parties, any Lender or any other Person or entity for damages of any kind, including direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of the Borrower’s, any other Credit Party’s or the Administrative Agent’s transmission of communications through the Platform. “Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of any Credit Party pursuant to any Credit Document or the transactions contemplated therein which is distributed to the Administrative Agent, any Lender or the Issuing Bank by means of electronic communications pursuant to this Section, including through the Platform.

Section 11.2     Expenses; Indemnity; Damage Waiver.

(a)    Costs and Expenses. The Credit Parties shall pay (i) all reasonable and documented out-of-pocket expenses incurred by each Agent and its Affiliates (including the reasonable and documented out-of-pocket fees, charges and disbursements of one primary counsel for the Agents and, if reasonably necessary, local and/or specialty counsel to the Agents, the Lenders and the Issuing Bank taken as a whole (limited to one specialty counsel in any reasonably necessary specialty and to one local counsel in each reasonably necessary jurisdiction)) in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Credit Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable and documented out-of-pocket expenses incurred by the Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all documented out-of-pocket expenses incurred by any Agent, any Lender or the Issuing Bank (including the reasonable and documented out-of-pocket fees, charges and disbursements of one primary counsel for the Agents, the Lenders and the Issuing Bank taken as a whole, one local counsel in each relevant jurisdiction for the Agents, the Lenders and the Issuing Bank taken as a whole, one specialty counsel in each relevant specialty for the Agents, the Lenders and the Issuing Bank taken as a whole and, solely in the case of a conflict of interest, one additional counsel to all such affected Persons similarly situated, taken as a whole) in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Credit Documents, including its rights under this Section, or (B) in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b)    Indemnification by the Credit Parties. The Credit Parties shall indemnify the Administrative Agent (and any sub-agent thereof), the Collateral Agent (and any sub-agent thereof), each Lender and the Issuing Bank, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the reasonable and documented out-of-pocket fees, charges and disbursements of one primary counsel for the Indemnitees taken as a whole, if reasonably necessary, one local counsel in each relevant jurisdiction for the Indemnitees taken as a whole, if reasonably necessary, one specialty counsel in each relevant specialty for the Indemnitees taken as a whole and, solely in the case of a conflict of interest, one additional counsel to all such affected Persons similarly situated, taken as a whole), incurred by any Indemnitee or asserted against any Indemnitee by any Person (including the Borrower or any other Credit Party) other than such Indemnitee or its Related Parties arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Credit Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any of its Subsidiaries, and regardless of whether any Indemnitee is a party thereto, provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from (x) the bad faith, gross negligence or willful misconduct of such Indemnitee or (y) disputes solely among Indemnitees (other than any claims against any Indemnitee in its capacity as the Administrative Agent, the Collateral Agent, a Joint Lead Arranger or Joint Book Runner, the Issuing Bank or the Swingline Lender or any similar role under this Agreement or any other Credit Document or any of their respective Related Parties (in each case, acting in its capacity as such)) and not arising out of or involving any act or omission of any Credit Party or any of their respective Subsidiaries or Affiliates (including their respective officers, directors, employees or controlling persons). This Section 11.2(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

(c)    Reimbursement by Lenders. To the extent that the Credit Parties for any reason fail to indefeasibly pay any amount required under subsection (a) or (b) of this Section to be paid by it to the Administrative Agent (or any sub-agent thereof), the Collateral Agent (or any sub-agent thereof), the Issuing Bank or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), the Collateral Agent (or any such sub-agent), the Issuing Bank or such Related Party, as the case may be, such Lender’s pro rata share (in each case, determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent), the Collateral Agent (or any such sub-agent) or the Issuing Bank in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent), the Collateral Agent (or any such sub-agent) or the Issuing Bank in connection with such capacity. The obligations of the Lenders under this subsection (c) are subject to the provisions of this Agreement that provide that their obligations are several in nature, and not joint and several.

(d)    Waiver of Consequential Damages, Etc. To the fullest extent permitted by Applicable Law, no party hereto shall assert, and each hereby waives, any claim against any other such party, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Credit Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof. No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Credit Documents or the transactions contemplated hereby or thereby.

(e)    Payments. All amounts due under this Section shall be payable promptly, but in any event within ten Business Days after written demand therefor (including delivery of copies of applicable invoices).

(f)    Survival. The provisions of this Section shall survive resignation or replacement of the Administrative Agent, the Collateral Agent, the Issuing Bank, the Swingline Lender or any Lender, termination of the commitments hereunder and repayment, satisfaction and discharge of the loans and obligations hereunder.

Section 11.3     Set-Off. If an Event of Default shall have occurred and be continuing, each Lender, the Issuing Bank, and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by Applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, the Issuing Bank or any such Affiliate to or for the credit or the account of the Borrower or any other Credit Party against any and all of the obligations of the Borrower or such Credit Party now or hereafter existing under this Agreement or any other Credit Document to such Lender, the Issuing Bank or its respective Affiliates, irrespective of whether or not such Lender, the Issuing Bank or such Affiliate shall have made any demand under this Agreement or any other Credit Document and although such obligations of the Borrower or such Credit Party may be contingent or unmatured or are owed to a branch, office or Affiliate of such Lender or the Issuing Bank different from the branch or office holding such deposit or obligated on such indebtedness; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.16 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the Issuing Bank and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender, the Issuing Bank and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, the Issuing Bank or its respective Affiliates may have. Each of the Lenders and the Issuing Bank agrees to promptly notify the Borrower and the Administrative Agent after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.

Section 11.4     Amendments and Waivers.

(a)    Required Lenders’ Consent. Subject to Section 11.4(b) and Section 11.4(c), no amendment, modification, termination or waiver of any provision of the Credit Documents (other than any amendment required to give effect to Section 2.1(c), which shall be subject only to the consent requirements set forth therein), or consent to any departure by any Credit Party therefrom, shall in any event be effective without the written concurrence of the Required Lenders and the delivery of such amendment, modification, termination or waiver to the Administrative Agent; provided that (i) the Administrative Agent may, with the consent of the Borrower only, amend, modify or supplement this Agreement to cure any ambiguity, omission, defect or inconsistency, so long as such amendment, modification or supplement does not adversely affect the rights of any Lender or the Issuing Bank, (ii) each of the Fee Letter and any Auto Borrow Agreement may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto, (iii) no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Commitments, Loans and/or Letter of Credit Obligations of such Lender may not be increased or extended without the consent of such Lender, (iv) each Lender is entitled to vote as such Lender sees fit on any bankruptcy reorganization plan that affects the Loans, and each Lender acknowledges that the provisions of Section 1126(c) of the Bankruptcy Code of the United States supersedes the unanimous consent provisions set forth herein and (v) the Required Lenders shall determine whether or not to allow any Credit Party to use cash collateral in the context of a bankruptcy or insolvency proceeding and such determination shall be binding on all of the Lenders.

(b)    Affected Lenders’ Consent. Without the written consent of each Lender (other than a Defaulting Lender except as provided in clause (a)(iii) above) that would be affected thereby, but subject to Section 3.1(h), no amendment, modification, termination, or consent shall be effective if the effect thereof would:

(i)    extend the Revolving Commitment Termination Date;

(ii)    waive, reduce or postpone any scheduled repayment (but not prepayment) or alter the required application of any prepayment pursuant to Section 2.12 or the application of funds pursuant to Section 9.3, as applicable;

(iii)    extend the stated expiration date of any Letter of Credit, beyond the Revolving Commitment Termination Date;

(iv)    reduce the principal of or the rate of interest on any Loan (other than any waiver of the imposition of the Default Rate pursuant to Section 2.9) or any fee or premium payable hereunder; provided that only the consent of the Required Lenders shall be necessary (A) to amend the definition of “Default Rate” or to waive any obligation of the Borrower to pay interest at the Default Rate or (B) to amend any financial covenant hereunder (or any defined term used therein) even if the effect of such amendment would be to reduce the rate of interest on any Loan or to reduce any fee payable hereunder;

(v)    extend the time for payment of any such interest or fees;

(vi)    reduce the principal amount of any Loan or any reimbursement obligation in respect of any Letter of Credit;

(vii)    amend, modify, terminate or waive any provision of this Section 11.4(b) or Section 11.4(c) or any other provision of this Agreement that expressly provides that the consent of all Lenders is required;

(viii)    change the percentage of the outstanding principal amount of Loans that is required for the Lenders or any of them to take any action hereunder or amend the definition of “Required Lenders,” “Revolving Commitment Percentage,” “Term Loan A Commitment Percentage,” or “Term Loan Commitment Percentage” or modify the amount of the Revolving Commitment, Term Loan A Commitment or Term Loan Commitment of any Lender;

(ix)    release all or substantially all of the Collateral or all or substantially all of the Guarantors from their obligations hereunder, in each case, except as expressly provided in the Credit Documents; or

(x)    consent to the assignment or transfer by the Borrower of any of its rights and obligations under any Credit Document (except pursuant to a transaction permitted hereunder).

(c)    Other Consents. No amendment, modification, termination or waiver of any provision of the Credit Documents, or consent to any departure by the Borrower or any other Credit Party therefrom, shall:

(i)    increase any Revolving Commitment of any Lender over the amount thereof then in effect without the consent of such Lender; provided, no amendment, modification or waiver of any condition precedent, covenant, Default or Event of Default shall constitute an increase in any Revolving Commitment of any Lender;

(ii)    amend, modify, terminate or waive any provision hereof relating to the Swingline Sublimit or the Swingline Loans without the consent of the Swingline Lender;

(iii)    amend, modify, terminate or waive any obligation of Lenders relating to the purchase of participations in Letters of Credit as provided in Section 2.3(e) without the written consent of the Administrative Agent and of the Issuing Bank; or

(iv)    amend, modify, terminate or waive any provision of this Section 11 as the same applies to any Agent, or any other provision hereof as the same applies to the rights or obligations of any Agent, in each case without the consent of such Agent.

(d)    Execution of Amendments, etc. The Administrative Agent may, but shall have no obligation to, with the concurrence of any Lender, execute amendments, modifications, waivers or consents on behalf of such Lender. Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given. No notice to or demand on any Credit Party in any case shall entitle any Credit Party to any other or further notice or demand in similar or other circumstances. Any amendment, modification, termination, waiver or consent effected in accordance with this Section 11.4 shall be binding upon each Lender at the time outstanding, each future Lender and, if signed by a Credit Party, on such Credit Party.

Section 11.5     Successors and Assigns.

(a)    Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither the Borrower nor any other Credit Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender, and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (e) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Collateral Agent, the Issuing Bank and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)    Assignments by Lenders. Any Lender may at any time assign to one or more financial institutions all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments, Loans and obligations hereunder at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i)    Minimum Amounts.

(A)    in the case of an assignment of the entire remaining amount of the assigning Lender’s commitments and the loans at the time owing to it (in each case with respect to any credit facility) or contemporaneous assignments to Approved Funds that equal at least to the amounts specified in subsection (b)(i)(B) of this Section in the aggregate) or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B)    in any case not described in subsection (b)(i)(A) of this Section, the aggregate amount of the commitment (which for this purpose includes loans and obligations in respect thereof outstanding thereunder) or, if the commitment is not then in effect, the principal outstanding balance of the loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment Agreement with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment Agreement, as of the Trade Date) shall not be less than $5,000,000, in the case of any assignment in respect of any Revolving Commitments and/or Revolving Loans, or $2,500,000, in the case of any assignment in respect of any Term Loan Commitments and/or Term Loans, unless each of the Administrative Agent and, so long as no Event of Default shall have occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed).

(ii)    Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Commitments and Loans assigned, except that this clause (ii) shall not prohibit any Lender from assigning all or a portion of its rights and obligations on a non-pro rata basis as between its Revolving Commitment and/or Revolving Loans, on the one hand, and any Term Loan Commitment and/or Term Loans, on the other the hand.

(iii)    Required Consents. No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section and, in addition:

(A)    the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (x) an Event of Default shall have occurred and is continuing at the time of such assignment or (y) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within five Business Days after having received notice thereof;

(B)    the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of (i) commitments under revolving credit facilities and unfunded commitments under term loan facilities if such assignment is to a Person that is not a Lender with a commitment in respect of such facility, an Affiliate of such Lender or an Approved Fund with respect to such Lender or (ii) a funded Term Loan to a Person who is not a Lender, an Affiliate of a Lender or an Approved Fund; and

(C)    the consent of the Issuing Bank and the Swingline Lender shall be required for any assignment in respect of any Revolving Commitments.

(iv)    Assignment Agreement. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment Agreement, together with a processing and recordation fee in the amount of $3,500, unless waived, in whole or in part by the Administrative Agent in its discretion. The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(v)    No Assignment Certain Persons. No such assignment shall be made to (A) the Borrower or any of the Borrower’s Affiliates or Subsidiaries, (B) any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B) or (C) a natural Person.

(vi)    Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent, the Issuing Bank, the Swingline Lender and each other Lender hereunder (and interest accrued thereon), and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit and Swingline Loans in accordance with its Revolving Commitment Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under Applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment Agreement, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment Agreement, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment Agreement, be released from its obligations under this Agreement (and, in the case of an Assignment Agreement covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.1, 3.2, 3.3 and 11.2 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided, that except to the extent expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender. The Borrower will execute and deliver on request, at its own expense, Notes to the assignee evidencing the interests taken by way of assignment hereunder. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section.

(c)    Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at one of its offices in the United States, a copy of each Assignment Agreement delivered to it (or the equivalent thereof in electronic form) and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and stated interest) of the Loans and Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice. This Section shall be construed such that the Loans are at all times maintained in registered form within the meanings of Sections 163(f), 871(h)(2) and 881(c)(2) of the Internal Revenue Code.

(d)    Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural Person, a Defaulting Lender or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitments and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and (iii) the Borrower, the Administrative Agent, the Issuing Bank and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 11.2(c) with respect to any payments made by such Lender to its Participant(s).

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in clauses (b) or (c) of Section 11.4 that affects such Participant. The Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.1, 3.2 and 3.3 (subject to the requirements and limitations therein, including the requirements under Section 3.3(f) (it being understood that the documentation required under Section 3.3(f) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant (A) agrees to be subject to the provisions of Sections 2.17 and 3.4 as if it were an assignee under paragraph (b) of this Section; and (B) shall not be entitled to receive any greater payment under Sections 3.2 or 3.3, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Sections 2.17 and 3.4 with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 11.3 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.14 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Credit Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Credit Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations or in connection with a Credit Party’s or the Administrative Agent’s request for such information to comply with FATCA. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(e)    Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement, or any promissory notes evidencing its interests hereunder, to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

Section 11.6     Independence of Covenants. All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or would otherwise be within the limitations of, another covenant shall not avoid the occurrence of a Default or an Event of Default if such action is taken or condition exists.

Section 11.7     Survival of Representations, Warranties and Agreements. All representations, warranties and agreements made herein shall survive the execution and delivery hereof and the making of any Credit Extension. Notwithstanding anything herein or implied by law to the contrary, the agreements of each Credit Party set forth in Section 3.1(c), Section 3.2, Section 3.3, Section 11.2, Section 11.3, Section 11.13 and Section 11.14 and the agreements of the Lenders and the Agents set forth in Section 2.14, Section 10.3 and Section 11.2(c) shall survive the payment of the Loans, the cancellation, expiration or cash collateralization of the Letters of Credit, and the termination hereof.

Section 11.8     No Waiver; Remedies Cumulative. No failure or delay on the part of any Agent or any Lender in the exercise of any power, right or privilege hereunder or under any other Credit Document shall impair such power, right or privilege or be construed to be a waiver of any default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other power, right or privilege. The rights, powers and remedies given to each Agent and each Lender hereby are cumulative and shall be in addition to and independent of all rights, powers and remedies existing by virtue of any statute or rule of law or in any of the other Credit Documents, any Swap Agreements or any Treasury Management Agreements. Any forbearance or failure to exercise, and any delay in exercising, any right, power or remedy hereunder shall not impair any such right, power or remedy or be construed to be a waiver thereof, nor shall it preclude the further exercise of any such right, power or remedy.

Section 11.9     Marshalling; Payments Set Aside. Neither any Agent nor any Lender shall be under any obligation to marshal any assets in favor of any Credit Party or any other Person or against or in payment of any or all of the Obligations. To the extent that any Credit Party makes a payment or payments to any Agent, the Issuing Bank, the Swingline Lender or the Lenders (or to any Agent, on behalf of Lenders), or any Agent, the Issuing Bank or the Lenders enforce any security interests or exercise their rights of setoff, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any Debtor Relief Law, any other state or federal law, common law or any equitable cause, then, to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor or related thereto, shall be revived and continued in full force and effect as if such payment or payments had not been made or such enforcement or setoff had not occurred.

Section 11.10     Severability. If any provision of this Agreement or any other Credit Document shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions of this Agreement and the other Credit Documents, or of such provision in any other jurisdiction, shall not in any way be affected or impaired thereby.

Section 11.11     Obligations Several; Independent Nature of Lenders’ Rights. The obligations of the Lenders hereunder are several and no Lender shall be responsible for the obligations or Revolving Commitment of any other Lender hereunder. Nothing contained herein or in any other Credit Document, and no action taken by the Lenders pursuant hereto or thereto, shall be deemed to constitute the Lenders as a partnership, an association, a joint venture or any other kind of entity. The amounts payable at any time hereunder to each Lender shall be a separate and independent debt, and, subject to Section 10.10(c), each Lender shall be entitled to protect and enforce its rights arising under this Agreement and the other Credit Documents and it shall not be necessary for any other Lender to be joined as an additional party in any proceeding for such purpose.

Section 11.12     Headings. Section headings herein are included herein for convenience of reference only and shall not constitute a part hereof for any other purpose or be given any substantive effect.

Section 11.13     Governing Law; Jurisdiction; Etc.

(a)    Governing Law. This Agreement shall be governed by, and construed in accordance with, the law of the State of New York.

(b)    Submission to Jurisdiction. Each party hereto irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the courts of the State of New York sitting in the Borough of Manhattan and of the United States District Court of the Southern District, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any other Credit Document, or for recognition or enforcement of any judgment, and each of the parties hereto irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State court or, to the fullest extent permitted by Applicable Law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or in any other Credit Document shall affect any right that any party may otherwise have to bring any action or proceeding relating to this Agreement or any other Credit Document against any Credit Party or its properties in the courts of any jurisdiction.

(c)    Waiver of Venue. Each party hereto irrevocably and unconditionally waives, to the fullest extent permitted by Applicable Law, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Agreement or any other Credit Document in any court referred to in subsection (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by Applicable Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d)    Service of Process. Each party hereto irrevocably consents to service of process in the manner provided for notices in Section 11.1. Nothing in this Agreement will affect the right of any party hereto to serve process in any other manner permitted by Applicable Law.

Section 11.14     WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER CREDIT DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 11.15     Confidentiality. Each of the Administrative Agent, the Collateral Agent, the Issuing Bank and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent required or requested by any regulatory authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by Applicable Laws or regulations or by any subpoena or similar legal process; provided that the Administrative Agent, the Collateral Agent, the Issuing Bank or such Lender, as the case may be, hereby agrees that it will notify the Borrower as soon as practicable under the circumstances in the event of any such disclosure (other than any disclosure at the request of a regulatory agency or authority or in connection with a routine filing, examination, audit or review) by such Person unless such notification is prohibited by Applicable Law or regulation, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Credit Document or any action or proceeding relating to this Agreement or any other Credit Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in (including, for purposes hereof, any new lenders invited to join hereunder on an increase in the Loans and/or Commitments hereunder, whether by exercise of an accordion, by way of amendment or otherwise), any of its rights or obligations under this Agreement or (ii) any actual or prospective party (or its Related Parties) to any swap, derivative or other transaction under which payments are to be made by reference to the Borrower or its obligations, this Agreement or payments hereunder, (g) on a confidential basis to (i) any rating agency in connection with rating the Borrower or its Subsidiaries or the credit facilities provided for herein or (ii) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers or other market identifiers with respect to the credit facilities provided for herein, (h) with the consent of the Borrower, (i) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Administrative Agent, the Collateral Agent, any Lender, the Issuing Bank or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower or (j) for purposes of establishing a “due diligence” defense.

For purposes of this Section, “Information” means all information received from the Borrower or any of its Subsidiaries relating to the Borrower or any of its Subsidiaries or any of their respective businesses, other than any such information that is available to the Administrative Agent, the Collateral Agent, any Lender or the Issuing Bank on a nonconfidential basis prior to disclosure by the Borrower or any of its Subsidiaries; provided that, in the case of information received from the Borrower or any of its Subsidiaries after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Each of the Administrative Agent, the Collateral Agent, the Issuing Bank and the Lenders acknowledges that (i) the Information may include material non-public information concerning the Borrower or any Subsidiary, as the case may be, (ii) it has developed compliance procedures regarding the use of material non-public information and (iii) it will handle such material non-public information in accordance with Applicable Law, including United States federal and state securities laws.

Section 11.16     Usury Savings Clause. Notwithstanding any other provision herein, the aggregate interest rate charged or agreed to be paid with respect to any of the Obligations, including all charges or fees in connection therewith deemed in the nature of interest under Applicable Laws shall not exceed the Highest Lawful Rate. If the rate of interest (determined without regard to the preceding sentence) under this Agreement at any time exceeds the Highest Lawful Rate, the aggregate outstanding amount of the Loans made hereunder shall bear interest at the Highest Lawful Rate until the total amount of interest due hereunder equals the amount of interest which would have been due hereunder if the stated rates of interest set forth in this Agreement had at all times been in effect. In addition, if when the Loans made hereunder are repaid in full the total interest due hereunder (taking into account the increase provided for above) is less than the total amount of interest which would have been due hereunder if the stated rates of interest set forth in this Agreement had at all times been in effect, then to the extent permitted by law, the Borrower shall pay to the Administrative Agent an amount equal to the difference between the amount of interest paid and the amount of interest which would have been paid if the Highest Lawful Rate had at all times been in effect. Notwithstanding the foregoing, it is the intention of the Lenders and each of the Credit Parties to conform strictly to any applicable usury laws. Accordingly, if any Lender contracts for, charges, or receives any consideration which constitutes interest in excess of the Highest Lawful Rate, then any such excess shall be cancelled automatically and, if previously paid, shall at such Lender’s option be applied to the aggregate outstanding amount of the Loans made hereunder or be refunded to each of the applicable Credit Parties. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Highest Lawful Rate, such Person may, to the extent permitted by Applicable Laws, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest, throughout the contemplated term of the Obligations hereunder.

Section 11.17     Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Credit Documents and any separate letter agreements with respect to fees payable to the Administrative Agent, the Collateral Agent or the Issuing Bank, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 5, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic imaging means (e.g. “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 11.18     No Advisory of Fiduciary Relationship. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Credit Document), each of the Credit Parties acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (a)(i) the arranging and other services regarding this Agreement provided by each Agent are arm’s-length commercial transactions between the Credit Parties, on the one hand, and each Agent, on the other hand, (ii) each of the Credit Parties has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (iii) each of the Credit Parties is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Credit Documents; (b)(i) each Agent is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not and will not be acting as an advisor, agent or fiduciary, for any Credit Party or any of their respective Affiliates or any other Person and (ii) each Agent does not have any obligation to any Credit Party or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Credit Documents; and (c) each Agent and its Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Credit Parties and their respective Affiliates, and no Agent has any obligation to disclose any of such interests to any Credit Party or any of their respective Affiliates. To the fullest extent permitted by law, each of the Credit Parties hereby waives and releases any claims that it may have against any Agent with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

Section 11.19     Electronic Execution of Assignments and Other Documents. The words “execute,” “execution,” “signed,” “signature,” and words of like import in any Assignment Agreement or in any amendment, waiver, modification or consent relating hereto shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Administrative Agent, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any Applicable Laws, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

Section 11.20     USA PATRIOT Act. Each Lender subject to the PATRIOT Act and each Agent (for itself and not on behalf of any Lender) hereby notifies each of the Credit Parties that pursuant to the requirements of the PATRIOT Act, it is required to obtain, verify and record information that identifies each of the Credit Parties, which information includes the name and address of each of the Credit Parties and other information that will allow such Lender or such Agent, as applicable, to identify each of the Credit Parties in accordance with the PATRIOT Act. The Credit Parties shall, promptly following a request by any Agent or any Lender, provide all documentation and other information that such Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Act and the Beneficial Ownership Regulation.

Section 11.21     Conflicts. In the event there is a conflict or inconsistency between this Agreement and any other Credit Document, the terms of this Agreement shall control; provided that any provision of the Collateral Documents which imposes additional burdens on the Borrower or any of its Subsidiaries or further restricts the rights of the Borrower or any of its Subsidiaries or gives the Administrative Agent or Lenders additional rights shall not be deemed to be in conflict or inconsistent with this Agreement and shall be given full force and effect.

Section 11.22     Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Credit Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Lender that is an EEA Financial Institution arising under any Credit Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)    the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any Lender that is an EEA Financial Institution; and

(b)    the effects of any Bail-In Action on any such liability, including, if applicable:

(i)    a reduction in full or in part or cancellation of any such liability;

(ii)    a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Credit Document; or

(iii)    the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

Section 11.23     Certain ERISA Matters.

(a)    Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and each Lead Arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Credit Party, that at least one of the following is and will be true:

(i)     such Lender is not using “plan assets” (within the meaning of 29 CFR § 2510.3-101, as modified by Section 3(42) of ERISA) of one or more Benefit Plans in connection with the Loans, the Letters of Credit or the Commitments,

(ii)    the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement,

(iii)    (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement, or

(iv)    such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b)    In addition, unless sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or such Lender has not provided another representation, warranty and covenant as provided in sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and each Lead Arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Credit Party, that:

(i)    none of the Administrative Agent or any Lead Arranger or any of their respective Affiliates is a fiduciary with respect to the assets of such Lender (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Credit Document or any documents related to hereto or thereto),

(ii)    the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement is independent (within the meaning of 29 CFR § 2510.3-21) and is a bank, an insurance carrier, an investment adviser, a broker-dealer or other person that holds, or has under management or control, total assets of at least $50 million, in each case as described in 29 CFR § 2510.3-21(c)(1)(i)(A)-(E),

(iii)    the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement is capable of evaluating investment risks independently, both in general and with regard to particular transactions and investment strategies (including in respect of the Obligations),

(iv)    the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement is a fiduciary under ERISA or the Internal Revenue Code, or both, with respect to the Loans, the Letters of Credit, the Commitments and this Agreement and is responsible for exercising independent judgment in evaluating the transactions hereunder, and

(v)    no fee or other compensation is being paid directly to the Administrative Agent or any Lead Arranger or any their respective Affiliates for investment advice (as opposed to other services) in connection with the Loans, the Letters of Credit, the Commitments or this Agreement.

(c)    The Administrative Agent and each Lead Arranger hereby informs the Lenders that each such Person is not undertaking to provide impartial investment advice, or to give advice in a fiduciary capacity, in connection with the transactions contemplated hereby, and that such Person has a financial interest in the transactions contemplated hereby in that such Person or an Affiliate thereof (i) may receive interest or other payments with respect to the Loans, the Letters of Credit, the Commitments and this Agreement, (ii) may recognize a gain if it extended the Loans, the Letters of Credit or the Commitments for an amount less than the amount being paid for an interest in the Loans, the Letters of Credit or the Commitments by such Lender or (iii) may receive fees or other payments in connection with the transactions contemplated hereby, the Credit Documents or otherwise, including structuring fees, commitment fees, arrangement fees, facility fees, upfront fees, underwriting fees, ticking fees, agency fees, administrative agent or collateral agent fees, utilization fees, minimum usage fees, letter of credit fees, fronting fees, deal-away or alternate transaction fees, amendment fees, processing fees, term out premiums, banker’s acceptance fees, breakage or other early termination fees or fees similar to the foregoing.

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